As filed with the Securities and Exchange Comission on January 19, 1994
                                                          Registration No. 33-


                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549



                                    FORM S-4

            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                     FIRST TENNESSEE NATIONAL CORPORATION
            (Exact name of registrant as specified in its charter)


         TENNESSEE                                            6021                                                  62-0803242
(State or other jurisdiction of                      (Primary Standard Industrial                                (I.R.S. Employer
incorporation or organization)                       Classification Code Number)                                 Identification No.)

                               165 MADISON AVENUE
                            MEMPHIS, TENNESSEE 38103
                                 (901) 523-4444
              (Address, including zip code, and telephone number,
                 including area code, of registrant's principal
                               executive offices)

                             HARRY A. JOHNSON, III
                  EXECUTIVE VICE PRESIDENT AND GENERAL COUNSEL
                      FIRST TENNESSEE NATIONAL CORPORATION
                               165 MADISON AVENUE
                            MEMPHIS, TENNESSEE 38103
                                 (901) 523-5624
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service
                                With Copies to:

LINDA M. CROUCH                                                                            LAUREL C. WILLIAMS
Heiskell, Donelson, Bearman, Adams, Williams & Caldwell                               Burch, Porter & Johnson
2000 First Tennessee Building                                                             Morgan Keegan Tower
165 Madison Avenue                                                           50 North Front Street, Suite 650
Memphis, Tennessee 38103                                                            Memphis, Tennessee  38103
(901) 526-2000                                                                                 (901) 527-2311

         Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after this Registration Statement becomes effective and after conditions contained in Merger Agreement have been satisfied or waived.

         If any of the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box: / /


                                        CALCULATION OF REGISTRATION FEE
  Title of each         Amount                Proposed Maximum      Proposed Maximum      Amount
  class of              to be                 Offering Price        Aggregate             of
  securities            Registered(1)         per Unit(2)           Offering Price        Registration Fee
  to be registered
  Common Stock and      485,218               $1.58                 $766,644              $265
  Associated Rights

(1) Based upon the assumed number of shares that may be issued in the Merger described herein. Such assumed number is based on the number of shares of HCMC common Stock that may be outstanding immediately prior to the Merger and the minimum price per share provided for Registrant's Common Stock in Section B of Article I of the Merger Agreement.

(2) Estimated solely for purpose of computing the registration fee pursuant to Rule 457(f)(2).

         THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

                      FIRST TENNESSEE NATIONAL CORPORATION

                             CROSS REFERENCE SHEET
                    PURSUANT TO REGULATION S-K, ITEM 501(B)

   FORMS S-4 ITEM AND CAPTION                                          LOCATION OR CAPTION IN PROSPECTUS
   --------------------------                                          --------------------------------
   A.  Information About the Transaction

       1.  Forepart of the Registration Statement and                  Facing page of Registration Statement; Outside Front Cover
           Outside Front Cover Page of Prospectus                      Page

       2.  Inside Front and Outside Back Cover Pages                   Available Information; Table of Contents
           of Prospectus

       3.  Risk Factors, Ratio of Earnings to Fixed Charges            Summary; The Special Meeting; The Merger
           and Other Information

       4.  Terms of the Transaction                                    Summary; The Merger; Incorporation of Certain Documents by
                                                                       Reference; Effect of the Merger on Rights of Shareholders;
                                                                       Description of FTNC Capital Stock

       5.  Pro Forma Financial Information                             Index to Pro Forma Financial Information

       6.  Material Contacts with the Company Being                    The Merger
           Acquired

       7.  Additional Information Required for Reoffering              Not Applicable
           by Persons and Parties Deemed to Be Underwriters

       8.  Interests of Named Experts and Counsel                      Legal Matters; Experts

       9.  Disclosure of Commission Position on                        Not Applicable
           Indemnification for Securities Act Liabilities

   B.  Information About the Registrant

       10. Information with Respect to S-3 Registrants                 Incorporation of Certain Documents by Reference

       11. Incorporation of Certain Information by                     Incorporation of Certain Documents by Reference
            Reference

       12. Information with Respect to S-2 or S-3                      Not Applicable
            Registrants

       13. Incorporation of Certain Information by                     Not Applicable
            Reference

      14. Information with Respect to Registrants Other                Not Applicable
            Than S-3 or S-2 Registrants

   C.  Information About the Company Being Acquired

       15. Information with Respect to S-3 Companies                   Not Applicable

       16. Information with Respect to S-2 or S-3                      Not Applicable
            Companies

       17. Information with Respect to Companies Other                 Summary; Information concerning HCMC; Index to HCMC
            Than S-2 or S-3 Companies                                  Financial Information

   D.  Voting and Management Information

       18. Information if Proxies, Consents or                         Incorporation of Certain Documents by Reference; Summary;
            Authorizations are to be Solicited                         The Special Meeting; Experts; The Merger; Cover Page of
                                                                       Proxy Statement-Prospectus


       19. Information if Proxies, Consents or                         Not Applicable
            Authorizations are not to be Solicited or in
            an Exchange Offer

                              ____________ , 1994



Dear Highland Capital Management Corp. Shareholder:

         You are cordially invited to attend a Special Meeting of Shareholders of Highland Capital Management Corp. to be held at the office of the Company, 6077 Primacy Parkway, Suite 228, Memphis, Tennessee on _____________, 1994 at 10:00 a.m. CST.

         At this meeting, you will have an opportunity to consider and vote on the terms of an Agreement and Plan of Merger (the "Merger Agreement"), that provides for Highland Capital Management Corp. to merge with and into First Tennessee Investment Management, Inc. (the "Merger"), with First Tennessee Investment Management, Inc. being the surviving corporation.

         The Merger Agreement generally provides for a tax-free exchange in which Highland Capital Management Corp. shareholders will receive shares of First Tennessee National Corporation common stock in exchange for their shares of Highland Capital Management Corp. common stock.

         The proposed Merger has been unanimously approved by the Boards of Directors of both First Tennessee National Corporation and Highland Capital Management Corp.

         The enclosed Notice of Special Meeting of Shareholders and Proxy Statement-Prospectus explain the Merger and provide specific information relative to the Special Meeting. Please carefully read these materials and thoughtfully consider the information contained in them. Your vote is of great importance, as the approval of Highland Capital Management Corp. shareholders is required to consummate the Merger.

         Whether or not you plan to attend the Special Meeting, you are urged to complete, date, sign and promptly return the enclosed proxy card to assure that your shares will be voted at the Special Meeting.

         THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR THE MERGER.

                                   Sincerely,

                                   Steven Wishnia


                                   Chairman

                       HIGHLAND CAPITAL MANAGEMENT CORP.

================================================================================
    NOTICE OF SPECIAL MEETING OF SHAREHOLDERS TO BE HELD __________, 1994
================================================================================

         Notice is hereby given that a Special Meeting of Shareholders of Highland Capital Management Corp. ("HCMC") has been called by the Board of Directors and will be held at the office of Highland Capital Management Corp., 6077 Primacy Parkway, Suite 228, Memphis, Tennessee on _________, ___________, 1994 at 10:00 a.m. CST, for the following purposes:

         1. To consider and vote upon a proposal to approve an Agreement and Plan for Merger dated as of November 10, 1993, (the "Merger Agreement"), by and among First Tennessee National Corporation ("FTNC"), First Tennessee Investment Management, Inc. ("FTIM") and HCMC. The Merger Agreement provides that HCMC will merge with and into FTIM, a wholly-owned subsidiary of FTNC, all as more fully described in the accompanying Proxy Statement-Prospectus.

         2. To transact such other business as may properly come before the meeting or any adjournments or postponements thereof.

         The Board of Directors is not aware of any other business to come before the meeting.

         Whether or not you plan to attend, please complete, date and sign the enclosed proxy card and return it at once in the stamped return envelope in order to insure that your shares will be represented at the meeting. If you attend in person, the proxy can be disregarded, if you wish, and you may vote your own shares.

         Only shareholders of record at the close of business on ____________, 1994 will be entitled to receive notice of and to vote at the meeting and any adjournments or postponements thereof.

                                             By Order of the Board of Directors,



                                             PAUL H. BERZ, Secretary

Memphis, Tennessee
Dated:  ___________, 1994

         THE BOARD OF DIRECTORS OF HIGHLAND CAPITAL MANAGEMENT CORP. UNANIMOUSLY RECOMMENDS THAT THE HOLDERS OF ITS COMMON STOCK VOTE TO APPROVE THE PROPOSAL.

                                PROXY STATEMENT

                       HIGHLAND CAPITAL MANAGEMENT CORP.
                SPECIAL MEETING TO BE HELD ON ___________, 1994

                                   PROSPECTUS

                      FIRST TENNESSEE NATIONAL CORPORATION

                         485,218 SHARES OF COMMON STOCK

         This Proxy Statement-Prospectus is being furnished to the five individuals who are all of the holders of common stock, no par value per share (the "HCMC Common Stock"), of Highland Capital Management Corp. ("HCMC"), a Delaware corporation registered as an investment adviser pursuant to the Investment Advisers Act of 1940, as amended, in connection with the solicitation of proxies by the HCMC Board of Directors (the "HCMC Board") for use at the Special Meeting of HCMC shareholders to be held at 10:00 a.m. CST on ___________, 1994, at the office of HCMC, 6077 Primacy Parkway, Suite 228, Memphis, Tennessee, and at any adjournments or postponements thereof (the "Special Meeting").

         At the Special Meeting, these five shareholders of HCMC Common Stock as of the close of business on __________, 1994 will consider and vote upon a proposal to approve the Agreement and Plan of Merger dated as of November 10, 1993, (the "Merger Agreement"), by and among First Tennessee National Corporation ("FTNC"), a Tennessee corporation registered as a bank holding company under the Bank Holding Company Act of 1956, as amended, First Tennessee Investment Management, Inc., a Tennessee corporation registered as an investment adviser pursuant to the Investment Advisers Act of 1940, as amended ("FTIM") and HCMC, pursuant to which, among other things, HCMC will merge with and into FTIM with FTIM surviving the merger (the "Merger"). Upon consummation of the Merger, each outstanding share of HCMC Common Stock will be converted into the right to receive shares of common stock, par value $2.50 per share, of FTNC ("FTNC Common Stock") as described herein. For a description of the Merger Agreement, which is included herein in its entirety as Appendix "A" to this Proxy Statement-Prospectus, see "The Merger."

         Pursuant to the Merger Agreement, the five shareholders of HCMC are to receive registered shares of FTNC Common Stock and this Proxy Statement-Prospectus constitutes a prospectus of FTNC in respect of up to 485,218 shares of FTNC Common Stock to be issued to these five shareholders of HCMC in connection with the Merger. The shares of FTNC Common Stock to be issued in connection with the Merger are based upon the conversion of each outstanding share of HCMC Common Stock into shares of FTNC Common Stock as described herein. See "The Merger -- Terms of the Merger."

         The outstanding shares of FTNC Common Stock are, and the shares offered hereby will be, included for quotation on the National Association of Securities Dealers Automated Quotations System - National Market System ("NASDAQ/NMS"). The last reported sale price of FTNC Common Stock on the NASDAQ/NMS on ____________, 1994 was $___________ per share.

         All information contained in this Proxy Statement-Prospectus relating to FTNC and its subsidiaries has been supplied by FTNC and all information
relating to HCMC has been supplied by HCMC.   This Proxy Statement-Prospectus
and the accompanying proxy card are first being mailed to shareholders of HCMC on or about ____________, 1994.

THE SHARES OF FTNC COMMON STOCK OFFERED HEREBY ARE NOT SAVINGS ACCOUNTS, DEPOSITS OR OTHER OBLIGATIONS OF A BANK OR SAVINGS ASSOCIATION AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENTAL AGENCY.

         THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROXY STATEMENT-PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

        THE DATE OF THIS PROXY STATEMENT-PROSPECTUS IS ___________, 1994

                               TABLE OF CONTENTS
                               -----------------


                                                                                          Page
                                                                                          ----
AVAILABLE INFORMATION . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  . . 4

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE . . . . . . . . . . . . . . . . . . . .  . . 4

SUMMARY . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  . . 6
         Parties to the Merger  . . . . . . . . . . . . . . . . . . . . . . . . . . . .  . . 6
         Special Meeting of Shareholders  . . . . . . . . . . . . . . . . . . . . . . .  . . 7
         Vote Required; Record Date . . . . . . . . . . . . . . . . . . . . . . . . . .  . . 7
         Terms of the Merger  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  . . 7
         Effective Date . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  . . 8
         Reasons for the Merger; Recommendation of HCMC Board of Directors  . . . . . .  . . 8
         Conditions; Regulatory Approvals . . . . . . . . . . . . . . . . . . . . . . .  . . 8
         Termination of the Merger Agreement  . . . . . . . . . . . . . . . . . . . . .  . . 8
         Interests of Certain Persons in the Merger . . . . . . . . . . . . . . . . . .  . . 9
         Certain Differences in Shareholders' Rights  . . . . . . . . . . . . . . . . .  . . 9
         Shareholders' Appraisal Rights . . . . . . . . . . . . . . . . . . . . . . . .  . . 9
         Certain Federal Income Tax Consequences  . . . . . . . . . . . . . . . . . . .  . . 9
         Accounting Treatment . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  . . 9
         Market Prices of Common Stock  . . . . . . . . . . . . . . . . . . . . . . . .  . . 9
         Equivalent and Pro Forma Share Data  . . . . . . . . . . . . . . . . . . . . .  .  10
         Selected Financial Data and Ratios . . . . . . . . . . . . . . . . . . . . . .  .  12
RECENT DEVELOPMENTS. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  .  .  14
         Period-End Balance Sheet Data (Dollars in thousands). . . . . . . . . . . .  .  .  15
THE SPECIAL MEETING . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  .  17
         Vote Required  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  .  17
         Recommendation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  .  18

THE MERGER  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  .  18
         Background of and Reasons for the Merger . . . . . . . . . . . . . . . . . . .  .  18
         Terms of the Merger  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  .  19
         Effective Date . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  .  19
         Surrender of Certificates  . . . . . . . . . . . . . . . . . . . . . . . . . .  .  20
         Conditions to Consummation of the Merger . . . . . . . . . . . . . . . . . . .  .  20
         Regulatory Approvals . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  .  21
         Conduct of Business Pending Merger . . . . . . . . . . . . . . . . . . . . . .  .  22
         No Solicitation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  .  23
         Waiver and Amendment; Termination  . . . . . . . . . . . . . . . . . . . . . .  .  23
         Interests of Certain Persons in the Merger . . . . . . . . . . . . . . . . . .  .  24
         Effect on HCMC Employee Benefit Plans  . . . . . . . . . . . . . . . . . . . .  .  24
         Shareholders' Appraisal Rights . . . . . . . . . . . . . . . . . . . . . . . .  .  24
         Certain Federal Income Tax Consequences  . . . . . . . . . . . . . . . . . . .  .  26
         Accounting Treatment . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  .  27
         Expenses . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  .  27
         Resale of FTNC Common Stock  . . . . . . . . . . . . . . . . . . . . . . . . .  .  27
         NASDAQ/NMS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  .  28

CERTAIN REGULATORY CONSIDERATIONS . . . . . . . . . . . . . . . . . . . . . . . . . . .  .  28
         General  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  .  28
         Payment of Dividends . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  .  28
         Certain Transactions by FTNC With its Affiliates . . . . . . . . . . . . . . .  .  29

                                                                                                          Page
                                                                                                          ----
         Capital  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . ..  29
         FTNC Support of Subsidiary Banks . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . ..  30
         FDIC Insurance Assessments . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . ..  31
         FDICIA . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . ..  31

INFORMATION CONCERNING HCMC . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . ..  32
         Management's Discussion and Analysis of Financial Condition and Results of Operations  . . . . ..  33
         Ownership of HCMC Common Stock and Dividends . . . . . . . . . . . . . . . . . . . . . . . . . ..  34

DESCRIPTION OF FTNC CAPITAL STOCK . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . ..  35
         Authorized Capital Stock . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . ..  35
         Preferred Stock  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . ..  35
         FTNC Common Stock  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . ..  35
         Shareholder Protection Rights Plan . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . ..  36
         Subordinated Capital Notes due 1999  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . ..  36

EFFECT OF THE MERGER ON RIGHTS OF SHAREHOLDERS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . ..  37
         Removal of Directors . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . ..  37
         Conflict-of-Interest Transactions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . ..  37
         Special Meetings of Shareholders . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . ..  37
         Required Vote for Authorization of Certain Actions . . . . . . . . . . . . . . . . . . . . . . ..  37
         Shareholder Proposals and Nominations  . . . . . . . . . . . . . . . . . . . . . . . . . . . . ..  38
         Action by Written Consent  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . ..  38
         Inspection Rights  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . ..  39
         Amendment of Certificate of Incorporation or Charter and Bylaws  . . . . . . . . . . . . . . . ..  39
         Voluntary Dissolution  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . ..  39
         Indemnification  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . ..  39
         Business Combination Act . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . ..  40
         Control Share Acquisition Act  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . ..  41
         Investor Protection Act  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . ..  41
         Authorized Corporation Protection Act  . . . . . . . . . . . . . . . . . . . . . . . . . . . . ..  42
         Greenmail Act  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . ..  42
         Dividends and Other Distributions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . ..  42
         Appraisal Rights . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . ..  42
         Rights of Holders of Capital Notes . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . ..  43
         Shareholder Rights Plan  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . ..  43

LEGAL MATTERS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . ..  43

EXPERTS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . ..  43

INDEX TO PRO FORMA FINANCIAL INFORMATION  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . ..  45

INDEX TO HCMC FINANCIAL INFORMATION . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . ..  45


APPENDICES:
         Appendix A --  Agreement and Plan of Merger
         Appendix B --  Delaware General Corporation Law, Section 262


                             AVAILABLE INFORMATION

         FTNC is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "SEC"). Copies of such reports, proxy statements and other information can be obtained, upon payment of prescribed fees, from the SEC at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549. In addition, such reports, proxy statements and other information can be inspected at the SEC's facilities referred to above and at the SEC's Regional Offices at 7 World Trade Center, Suite 1300, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. The FTNC Common Stock is included for quotation on NASDAQ/NMS and such reports, proxy statements and other information concerning FTNC should be available for inspection and copying at the offices of the National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington, D.C. 20006. FTNC has filed with the SEC a Registration Statement on Form S-4 (together with any amendments thereto, the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the shares of FTNC Common Stock and associated rights to be issued pursuant to the Merger Agreement. This Proxy Statement-Prospectus does not contain all the information set forth in the Registration Statement. Such additional information may be obtained from the SEC's principal office in Washington, D.C. Statements contained in this Proxy Statement-Prospectus or in any document incorporated by reference in this Proxy Statement-Prospectus as to the contents of any contract or other document referred to herein or therein are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement or such other document, each such statement being qualified in all respects by such reference.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The following documents filed with the SEC are hereby incorporated by reference in this Proxy Statement-Prospectus and made a part hereof: (a) FTNC's Annual Report on Form 10-K for the year ended December 31, 1992, and its Form 8 filed March 23, 1993, and Forms 10-K/A filed on April 28 and June 29, 1993, amending its Annual Report on Form 10-K; (b) FTNC's Current Reports on Form 8-K filed February 18, 1993, August 25, 1993 and October 18, 1993; (c) FTNC's Quarterly Reports on Form 10-Q for the quarters ended March 31, 1993, June 30, 1993 and September 30, 1993; (d) FTNC's proxy statement dated March 12, 1993, exclusive of the Board Compensation Committee Report and the Total Shareholder Return Performance Graph on pages 11-14 thereof; (e) the description of FTNC Common Stock contained in FTNC's registration statement on Form 10, filed April 14, 1970, pursuant to Section 12 of the Exchange Act (and any amendments or reports filed for the purpose of updating the description); and (f) FTNC's registration statement on Form 8-A, filed September 8, 1989, pursuant to which FTNC registered the Shareholder Protection Rights under the Exchange Act.

         All documents filed by FTNC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Proxy Statement-Prospectus and prior to the Special Meeting shall be deemed to be incorporated by reference in this Proxy Statement- Prospectus and to be a part hereof from the date of filing of such documents. Any statement contained herein or in a document incorporated or deemed to be incorporated herein by reference will be deemed to be modified or superseded for the purpose of this Proxy Statement-Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is, or is deemed to be, incorporated herein by reference modifies or supersedes such statement. Any such statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this Proxy-Statement Prospectus.

         THIS PROXY STATEMENT-PROSPECTUS INCORPORATES DOCUMENTS RELATING TO FTNC BY REFERENCE WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. SUCH DOCUMENTS, OTHER THAN CERTAIN EXHIBITS TO SUCH DOCUMENTS, UNLESS SUCH EXHIBITS ARE SPECIFICALLY INCORPORATED BY REFERENCE IN SUCH DOCUMENTS, ARE AVAILABLE WITHOUT CHARGE UPON REQUEST TO THE TREASURER, FIRST TENNESSEE NATIONAL CORPORATION, P.O. BOX 84, MEMPHIS, TENNESSEE 38101, TELEPHONE NUMBER (901) 523-5630. COPIES OF EXHIBITS THAT ARE NOT SPECIFICALLY INCORPORATED BY

REFERENCE IN SUCH DOCUMENTS MAY BE OBTAINED FOR A CHARGE COVERING THE COST OF REPRODUCTION AND MAILING. IN ORDER TO INSURE TIMELY DELIVERY OF THE DOCUMENTS, ANY REQUEST SHOULD BE MADE BY __________, 1994.

         NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED HEREIN AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THIS DOCUMENT DOES NOT CONSTITUTE AN OFFER OR SOLICITATION BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS DOCUMENT NOR ANY DISTRIBUTION OF SECURITIES MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF FTNC OR HCMC SINCE THE DATE HEREOF OR THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

                                    SUMMARY


         The following summary is not intended to be a complete description of all material facts regarding FTNC, FTIM, HCMC and the matters to be considered at the Special Meeting and is qualified in all respects by the information appearing elsewhere and incorporated by reference in this Proxy Statement-Prospectus, the Appendices hereto and the documents referred to herein.

PARTIES TO THE MERGER

         FTNC. FTNC is a regional bank holding company incorporated under the laws of Tennessee, which, through First Tennessee Bank National Association, Memphis, Tennessee ("FTB") and its other banking and banking-related subsidiaries, provides a broad range of financial services primarily in the State of Tennessee. FTNC was incorporated in Tennessee in 1968. At September 30, 1993, FTNC had consolidated total assets of approximately $9.5 billion, consolidated total deposits of approximately $6.7 billion and equity capital of approximately $656.5 million. At December 31, 1992, based on information in the American Banker, an industry journal, FTNC ranked 61st among bank holding companies in the United States and first among bank holding companies headquartered in Tennessee in terms of total assets.

         FTNC coordinates the financial resources of the consolidated enterprise and maintains systems of financial, operational and administrative control that allow coordination of selected policies and activities. FTNC operates principally through FTB, which was chartered as a national banking association in 1864. As of September 30, 1993, FTB was the largest commercial bank headquartered in Tennessee both in terms of total assets and deposits. At September 30, 1993, FTB had total assets of approximately $9.3 billion, total deposits of approximately $6.6 billion and equity capital of approximately $611.3 million. FTB conducts a broad range of retail banking and fiduciary services and had 205 banking locations at September 30, 1993. FTB also offers a comprehensive range of financial services, including bond broker/ agency services and nationwide check clearing, to companies throughout the southeastern United States and selected national markets. Bond broker/agency services provided by FTB consist primarily of the sale of bank-eligible securities to other financial institutions. Subsidiaries of FTNC and FTB are engaged primarily in providing integrated check processing solutions, discount brokerage, equipment finance, venture capital, investment management and credit life insurance.

         The principal executive offices of FTNC are located at 165 Madison Avenue, Memphis, Tennessee 38103, and its telephone number is (901) 523-4444.

         FTIM. FTIM is a Tennessee corporation registered as an investment adviser under the Investment Advisers Act of 1940, as amended, and under the Tennessee Securities Act of 1980, as amended. FTIM was formed in 1972 and provides investment advisory services to individuals, corporations and employee benefit plans. It also provides investment advice to the Memphis Trust Division of FTB and is a sub-adviser to a registered investment company, the investment adviser of which is FTB. The principal executive office of FTIM is located at 4385 Poplar Avenue, Memphis, Tennessee 38117 and its telephone number is (901) 681-2480.

         HCMC. HCMC is a Delaware corporation registered as an investment adviser under the Investment Advisers Act of 1940, as amended, and in several states, including Tennessee. HCMC was founded in 1987 by Paul H. Berz, James
M. Weir, Steven Wishnia, and C. Thomas Whitman. The fifth principal of HCMC, Edward J. Goldstein, joined HCMC in 1989. HCMC manages assets on behalf of individuals, charitable foundations, financial institutions, pension and profit sharing plans, and trusts and estates. The executive offices of HCMC are located at 6077 Primacy Parkway, Suite 228, Memphis, Tennessee 38119 and the telephone number is (901) 761-9500.

         Additional information about FTNC and its subsidiaries is included in documents incorporated by reference in this Proxy Statement-Prospectus. See "Incorporation of Certain Documents by Reference."

SPECIAL MEETING OF SHAREHOLDERS

         The Special Meeting will be held on _______________, 1994 at 10:00 a.m., CST, at the office of HCMC, 6077 Primacy Parkway, Suite 228, Memphis, Tennessee. The purpose of the Special Meeting is to consider and vote upon a proposal to approve the Merger Agreement.

VOTE REQUIRED; RECORD DATE

         Only HCMC shareholders at the close of business on _________________, 1994 (the "HCMC Record Date") will be entitled to vote at the Special Meeting. The affirmative vote of the holders of a majority of the shares outstanding on such date is required to approve the Merger Agreement. Abstentions will have the same effect as a vote "against" approval of the Merger Agreement. See "The Special Meeting-Vote Required." As of the HCMC Record Date, there were 100 shares of HCMC Common Stock held by five individuals and entitled to be voted. See "Information Concerning HCMC -- Description of Business" and "-- Ownership of HCMC Common Stock and Dividends."

         The five shareholders who comprise the HCMC Board and executive officers owned, as of the HCMC Record Date, all of the 100 outstanding shares of HCMC Common Stock, all of whom intend to vote their shares in favor of approval of the Merger Agreement.

         As of the HCMC Record Date, FTNC and its subsidiaries, beneficially owned no shares of HCMC Common Stock, and the directors and executive officers of FTNC beneficially owned no shares of HCMC Common Stock.

TERMS OF THE MERGER

         Upon consummation of the Merger, each outstanding share of HCMC Common Stock will be converted into the right to receive registered shares of FTNC Common Stock. Each share of HCMC Common Stock issued and outstanding at the Effective Date (as defined below) will become and be converted into registered shares of FTNC Common Stock based on a conversion number (the "Conversion Number") determined as follows:

                 The Conversion Number shall be equal to the quotient of the HCMC Price (hereinafter defined) divided by the FTNC Common Stock Average Price. "FTNC Common Stock Average Price" means the average of the closing price of the FTNC Common Stock for the 20 business days (the "Calculation Period") ending on the fifth business day prior to the Effective Date of the Merger (as hereinafter defined).

                 The HCMC Price means $179,530.58, which is the quotient of (i) the product of the Total Annual Fees (being the annualized investment advisory fees accrued for the average of the two calendar quarters ending June 30, 1993 and September 30, 1993, respectively, for those clients of HCMC which are "Regular Bill Cycle" accounts and the total annual fees for "New Accounts" and "Irregular Billing Cycle" accounts), as calculated and set forth on Schedule (B)(1) of the Merger Agreement for those accounts of HCMC multiplied by a factor of
                 4.5 and divided by (ii) the number of shares of HCMC Common Stock outstanding on the Effective Date.

         If the Calculation Date had been ________________, 1994, the number of shares of FTNC Common Stock exchanged for all outstanding shares of HCMC Common Stock would have been ____________.

         No fractional shares of FTNC Common Stock will be issued in connection with the Merger. In lieu of fractional shares, FTNC will make a cash payment equal to the fractional interest which an HCMC shareholder would otherwise receive multiplied by the average price of FTNC's Common Stock, based on the closing prices over the 20 business days immediately prior to the fifth calendar day prior to the Effective Date. The holders of HCMC Common Stock at the Effective Date will become holders of FTNC Common Stock. Each outstanding share of FTNC Common Stock will remain outstanding and unchanged as a result of the Merger. See "The Merger -- Terms of the Merger."

EFFECTIVE DATE

         The Merger will become effective at the time of the filing of a certificate of merger or on such later date as the certificate of merger may specify (the "Effective Date"). Unless otherwise mutually agreed upon by FTNC and HCMC, the Effective Date will occur on the fifteenth business day of the month during which the expiration of all applicable waiting periods in connection with governmental approvals occurs and all conditions to the consummation of the Merger Agreement have been satisfied or waived.

REASONS FOR THE MERGER; RECOMMENDATION OF HCMC BOARD OF DIRECTORS

         The HCMC Board, comprised of all of the shareholders of HCMC, believes the Merger is fair to and in the best interest of HCMC and, as shareholders, intend to vote FOR approval of the Merger Agreement. The HCMC Board believes that the Merger will provide significant value to all HCMC shareholders and also enable them to participate in opportunities for growth that the HCMC Board believes the Merger makes possible. See "The Merger -- Background of and Reasons for the Merger." For information on the interests of officers and directors of HCMC in the Merger, see "The Merger -- Interests of Certain Persons in the Merger."

         No financial adviser has been engaged by HCMC to prepare or deliver an opinion to the HCMC Board to the effect that the terms of the Merger are fair to the holders of HCMC Common Stock from a financial point of view.

CONDITIONS; REGULATORY APPROVALS

         Consummation of the Merger is subject to various conditions, including receipt of the shareholder approval solicited hereby, receipt of the necessary regulatory approvals, receipt of opinions of counsel regarding certain tax aspects of the Merger, and satisfaction of customary closing conditions.

         The regulatory approvals and consents necessary to consummate the transactions contemplated by the Merger Agreement include the approval of the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"), and the preparation and filing of amendments to the FTIM and HCMC Forms ADV, respectively, with the Securities and Exchange Commission ("SEC") and the Tennessee Securities Division and the registration of FTIM as an investment adviser in certain states where HCMC has been registered as an investment adviser. Applications have been submitted for such approvals and registrations. There can be no assurances as to when, if or with what conditions such approvals or waiver will be granted. See "The Merger -- Conditions to Consummation of the Merger," "-- Regulatory Approvals,"
"-- Conduct of Business Pending the Merger" and "--Certain Regulatory Considerations."

TERMINATION OF THE MERGER AGREEMENT

         The Merger Agreement may be terminated at any time prior to the Effective Date by the mutual consent of FTNC and HCMC and by either of them individually under certain specified circumstances, including, if the Merger has not become effective by May 11, 1994, or by FTNC and FTIM if FTNC's Common Stock Average Price is less than $37.00 per share and by HCMC, under certain circumstances, if the FTNC Common Stock Average Price is greater than $43.00. See "The Merger -- Waiver and Amendment; Termination."

INTERESTS OF CERTAIN PERSONS IN THE MERGER

         HCMC's management and the HCMC Board have certain interests in the Merger that are in addition to their interests as shareholders of HCMC generally. These include employment of all of the shareholders of HCMC by FTIM after the Merger and the terms of a management agreement between FTNC and FTIM after the Effective Date of the Merger. See "The Merger -- Interests of Certain Persons in the Merger."

CERTAIN DIFFERENCES IN SHAREHOLDERS' RIGHTS

         At the Effective Date, the five shareholders of HCMC automatically will become shareholders of FTNC, and their rights as shareholders of FTNC will be determined by the Tennessee Business Corporation Act ("TBCA") and by FTNC's Charter and Bylaws. The rights of shareholders of FTNC differ from rights of the shareholders of HCMC with respect to certain important matters, including, but not limited to, their rights to remove directors, call special meetings, cumulate votes for directors, amend the charter and bylaws, submit shareholder proposals or nominations of director candidates, take action without a meeting, and dissent with respect to their shares; the rights of the holders of debt securities; indemnification provisions; and statutory and other restrictions on certain business combinations and share acquisitions. For a summary of these differences, see "Effect of the Merger on Rights of Shareholders."

SHAREHOLDERS' APPRAISAL RIGHTS

         Under the Delaware General Corporation Law ("DGCL"), holders of HCMC Common Stock who deliver to HCMC the required written demand for appraisal for their shares prior to the vote at the Special Meeting and who do not vote in favor of or consent in writing to the Merger, will have the right to be paid the "fair value" of their shares as determined by the Delaware Court of Chancery. SUCH APPRAISAL RIGHT WILL BE LOST, HOWEVER, IF THE PROCEDURAL REQUIREMENTS OF THE DGCL ARE NOT FULLY AND PRECISELY SATISFIED. See "The Merger--Shareholders' Appraisal Rights."

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

         It is intended that for federal income tax purposes the Merger will be treated as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), and, accordingly, for federal income tax purposes, no gain or loss will be recognized by either HCMC or FTNC as a result of the Merger and HCMC's shareholders will not recognize gain or loss upon the receipt of FTNC Common Stock in exchange for HCMC Common Stock, except to the extent of any cash received in lieu of fractional shares. Consummation of the Merger is dependent upon, among other conditions, receipt by each of FTNC and HCMC of an opinion of counsel, dated as of the Effective Date, substantially to this effect. See "The Merger -- Certain Federal Income Tax Consequences."

ACCOUNTING TREATMENT

         It is intended that the Merger will be accounted for as a pooling of interests of FTNC and HCMC under Generally Accepted Accounting Principles ("GAAP"). See "The Merger -- Accounting Treatment."

MARKET PRICES OF COMMON STOCK

         The FTNC Common Stock is included for quotation on the NASDAQ/NMS (symbol: FTEN). The following table sets forth the high and low closing price of FTNC Common Stock as reported on NASDAQ/NMS for the first quarter of 1994 through January 13, 1994, and on a quarterly basis for the two years ended December 31, 1993 and 1992. The price of FTNC Common Stock has been adjusted for a 3-for-2 stock split effected May 22, 1992.

      1994                      1993                                  1992
      ----        ---------------------------------  -----------------------------------
       1st         4th      3rd      2nd      1st      4th      3rd      2nd       1st
       Qtr         Qtr      Qtr      Qtr      Qtr      Qtr      Qtr      Qtr       Qtr
       ---         ---      ---      ---      ---      ---      ---      ---       ---

     38 1/4      40 1/2   43 1/2   47       43 1/4   37 1/4     38      36 3/4   34 7/8


     37 3/8      36 1/4   38 7/8   37 3/4   36 1/8   35         33 1/8  32 7/8   26 3/8



         The closing price per share of FTNC Common Stock as of November 9, 1993, the last business day preceding the execution of the Merger Agreement was $38.75 and was $___ as of _____, the last practicable date prior to mailing of this Proxy Statement-Prospectus. There is no established public trading market for HCMC Common Stock, and no shares of HCMC Common Stock have been transferred since its formation in 1987.

         HCMC shareholders are advised to obtain current market quotations for FTNC Common Stock. The market price of FTNC Common Stock at the Effective Date may be higher or lower than the market price at the time the Merger Agreement was executed, at the date of mailing of this Proxy Statement-Prospectus, at the time of the Special Meeting, or at the Calculation Date.

EQUIVALENT AND PRO FORMA SHARE DATA

         The following table presents selected comparative unaudited per share data for FTNC Common Stock and HCMC Common Stock on a historical basis and for FTNC Common Stock on a pro forma combined basis and HCMC Common Stock on a pro forma equivalent basis giving effect to the Merger on a pooling of interests accounting basis. Per share amounts have been adjusted for FTNC's 3-for-2 stock split effected May 22, 1992. The data is not necessarily indicative of the results of the future operations of the combined entity or the actual results that would have occurred had the Merger been consummated prior to the periods indicated. For a description of the pooling of interests accounting basis with respect to the Merger and the related effects on the historical financial statements of FTNC, see "The Merger -- Accounting Treatment." The information is derived from and should be read in conjunction with the consolidated historical financial statements of FTNC and HCMC, including the related notes thereto, contained herein or incorporated herein by reference. See "Incorporation of Certain Documents by Reference," "Index to Pro Forma Financial Information," and "Index to HCMC Financial Information."

                EQUIVALENT AND PRO FORMA SHARE DATA (UNAUDITED)

                                                      Nine Months Ended
                                                        September 30,                     Twelve Months Ended December 31,
                                                  --------------------------      ------------------------------------------------
                                                     1993           1992             1992               1991              1990
                                                  -----------     ----------      ----------        ------------       -----------
 Income Per Common Share:(1)
    FTNC                                          $      3.20     $     2.77      $     3.19        $       2.63       $     2.01
    HCMC                                             1,267.48       1,354.42          709.08            1,567.96          (322.47)
    FTNC pro forma (lower exchange range
      limit)                                             3.15           2.73            3.14                2.59             1.97
    FTNC pro forma (upper exchange range
      limit)                                             3.15           2.73            3.14                2.60             1.98
    HCMC pro forma equivalent (lower
      exchange range limit)                         15,284.37      13,246.45       15,235.85           12,567.15         9,558.79
    HCMC pro forma equivalent (upper
      exchange range limit)                         13,151.66      11,398.10       13,109.91           10,855.34         8,266.76
 Fully Diluted Income Per Common
    Share:(1)
    FTNC                                          $      3.14     $     2.71      $     3.12        $       2.60       $     2.00
    HCMC                                             1,267.48       1,354.42          709.08            1,567.96          (322.47)
    FTNC pro forma (lower exchange range
      limit)                                             3.09           2.67            3.07                2.56             1.97
    FTNC pro forma (upper exchange range
      limit)                                             3.10           2.68            3.08                2.56             1.97
    HCMC pro forma equivalent (lower
      exchange range limit)                         14,993.24      12,955.32       14,896.19           12,421.58         9,558.79
    HCMC pro forma equivalent (upper
      exchange range limit)                         12,942.90      11,189.35       12,859.40           10,688.33         8,225.01
 Dividends Declared Per Common Share:(2)
    FTNC                                          $      1.08     $      .90      $     1.26        $       1.14       $     1.09
    HCMC                                                  --             --              --                  --               --
    FTNC pro forma                                       1.08            .90            1.26                1.14             1.09
    HCMC pro forma equivalent (lower
      exchange range limit)                          5,240.35       4,366.96        6,113.75            5,531.49         5,288.88
    HCMC pro forma equivalent (upper
      exchange range limit)                          4,509.14       3,757.62        5,260.66            4,759.65         4,550.89
 Book Value Per Common Share (end of
    period):(3)
    FTNC                                          $     23.31     $    21.24      $    21.25        $      19.39       $    17.91
    HCMC                                             7,667.49       7,045.35        6,400.01            5,690.93         4,122.97
    FTNC pro forma (lower exchange range
      limit)                                            22.94          20.91           20.91               19.08            17.62
    FTNC pro forma (upper exchange range
      limit)                                            22.99          20.95           20.96               19.12            17.66
    HCMC pro forma equivalent (lower
      exchange range limit)                        111,309.01     101,459.08      101,459.08           92,579.59        85,495.41
    HCMC pro forma equivalent (upper
      exchange range limit)                         95,986.24      87,468.97       87,510.72           79,828.49        73,732.80

_________________
(1) Pro forma income per share is calculated using combined historical income for FTNC and HCMC divided by the average pro forma common shares of the combined entity. The average pro forma common shares of the combined entity have been calculated by increasing FTNC's historical weighted average shares by the shares of FTNC common stock that would have been issued based on a purchase price paid for HCMC of $17,953,057 and a FTNC stock price range of $37 to $43. The HCMC pro forma equivalent income per share amounts are computed by multiplying the FTNC pro forma amounts by their respective exchange ratios of 4,852.18 and 4,175.13, respectively.
(2) FTNC pro forma dividends per share represent historical dividends paid by FTNC. HCMC pro forma equivalent dividends per share represent 4,852.18 and 4,175.13, respectively, of such amounts.
(3) FTNC pro forma book value per common share is based upon the historical total common equity of the combined entity divided by the total pro forma common shares of the combined entity assuming conversion of HCMC's common stock into 485,218 and 417,513 shares, respectively. HCMC pro forma equivalent book value per common share amounts are based on the respective exchange ratios.

SELECTED FINANCIAL DATA AND RATIOS

         The following table presents for FTNC and HCMC, on a historical basis, selected unaudited consolidated financial data and ratios. This information is based on the consolidated financial statements of FTNC and HCMC included herein or incorporated herein by reference and should be read in conjunction therewith and with the notes thereto. Per share amounts have been adjusted for FTNC's 3-for-2 stock split effected May 22, 1992. See "Incorporation of Certain Documents by Reference," "Index to Pro Forma Financial Information" and "Index to HCMC Financial Information." Results of the nine months ended September 30, 1993 are not necessarily indicative of results to be expected for the entire year. All adjustments necessary to arrive at a fair statement of results of interim period operations of FTNC and HCMC, in the opinion of the management of the respective companies, have been included and are of a normal recurring nature.

                 SELECTED FINANCIAL DATA AND RATIOS (UNAUDITED)
                    (Dollars in thousands, except per share)

                                       Nine Months Ended
                                         September 30,                       Twelve Months Ended December 31,
                                  ------------------------   ---------------------------------------------------------------
                                     1993          1992         1992          1991          1990         1989        1988
                                  ----------    ----------   ----------    ----------    ----------   ----------  ----------
 Total Interest Income and Other
    Income:
    FTNC                          $  622,141    $  623,024   $  824,246    $  831,796    $  814,457   $  782,312  $  676,573
    HCMC                               2,910         2,485        3,412         2,744         2,252        2,156       1,799
    FTNC pro forma                   625,051       625,509      827,658       834,540       816,709      784,468     678,372
 Net Income Applicable to Common
    Stock:
    FTNC                          $   90,037    $   77,368   $   89,165    $   73,022    $   56,580   $   37,355  $   61,399
    HCMC                                 127           135           71           157           (32)          57         200
    FTNC pro forma                    90,164        77,503       89,236        73,179        56,548       37,412      61,599
 Net Income per Common Share:(1)
    FTNC                          $     3.20    $     2.77   $     3.19    $     2.63    $     2.01   $     1.33  $     2.20
    HCMC                            1,267.48      1,354.42       709.08      1,567.96       (322.47)      571.51    1,997.93
    FTNC pro forma (lower exchange
      range limit)                      3.15          2.73         3.14          2.59          1.97         1.31        2.17
    FTNC pro forma (upper exchange
      range limit)                      3.15          2.73         3.14          2.60          1.98         1.31        2.18
 Dividends Declared per Common
    Share:
    FTNC                          $     1.08    $      .90   $     1.26    $     1.14    $     1.09   $      .96  $      .86
    HCMC                                 --            --           --            --            --           --         --
    FTNC pro forma(2)                   1.08           .90         1.26          1.14          1.09          .96         .86
 Total Assets (end of period):
    FTNC                          $9,458,720    $8,621,195   $8,925,774    $8,760,715    $7,485,199   $7,149,357  $6,697,877
    HCMC                               1,317         1,189        1,168         1,024           807          821         714
    FTNC pro forma                 9,460,037     8,622,384    8,926,942     8,761,739     7,486,006    7,150,178   6,698,591
 Long-Term Debt and Capital Leases
   (end of period):
    FTNC                          $   91,489    $  128,531   $  127,637    $  128,671    $  129,057   $  129,955  $  134,526
    HCMC                                 --            --           --            --           --         --          --
    FTNC pro forma                    91,489       128,531      127,637       128,671       129,057      129,955     134,526
 Performance Ratios:
    Return on Average Assets
    FTNC                                1.37%         1.26%        1.07%          .95%          .79%         .54%        .95%
    HCMC                               13.64         16.35         6.47         17.13         (3.96)        7.45       27.98
    FTNC pro forma                      1.37          1.26         1.08           .96           .79          .54         .95
      Return on Average
      Shareholders' Equity
    FTNC                               19.23         18.17        15.44         14.14         11.63         7.95       13.89
    HCMC                               24.09         28.41        11.73         31.95         (7.53)       13.74       51.57
    FTNC pro forma                     19.23         18.19        15.44         14.16         11.61         7.96       13.92
    Shareholders' Equity to
       Total Assets (end of period)
    FTNC                                6.94          6.90         6.69          6.15          6.64         6.69        6.93
    HCMC                               58.22         59.26        54.80         55.57         51.10        54.18       54.26
    FTNC pro forma                      6.95          6.91         6.70          6.15          6.65         6.70        6.94

_________________
(1) Pro forma income per share is calculated using combined historical income for FTNC and HCMC divided by the average pro forma common shares of the combined entity. The average pro forma common shares of the combined entity have been calculated by increasing FTNC's historical weighted average shares by the shares of FTNC common stock that would be issued on a purchase price paid for HCMC of $17,953,057 and a FTNC stock price range of $37 to $43.
(2) FTNC pro forma dividends per share represent historical dividends paid by FTNC.

                              RECENT DEVELOPMENTS

         The following is certain financial information for FTNC for the three months and the twelve months ended December 31, 1993 and 1992 and for the period end. This information has been derived from unaudited consolidated statements and reflects all normal recurring adjustments which are, in the opinion of management, necessary for a fair statement of results of operations for the periods presented.

                      First Tennessee National Corporation
                              Financial Highlights
                                  (Unaudited)

                                                   Three Months Ended                Twelve Months Ended
                                            --------------------------------- --------------------------------
                                                       December 31                       December 31
                                            --------------------------------- --------------------------------
                                                  1993            1992(1)           1993           1992(1)
                                            ----------------  --------------- ---------------  ---------------
 Summary Statements of Income (Dollars in
 thousands, except per share data):
 Interest income                                 $151,648         $145,796        $586,467         $599,237
 Less interest expense                             60,617           62,246         239,913          276,303
                                                 --------          -------         -------          -------
    Net interest income                            91,031           83,550         346,554          322,934
 Provision for loan losses                          7,475           10,460          34,540           43,171
                                                 --------          -------         -------          -------
    Net interest income after provision
 for loan losses                                   83,556           73,090         312,014          279,763
 Investment banking income                         22,282           16,922          91,525           80,275
 Securities gains (losses)                           (769)            (785)            725           (1,678)
 Service and fee income                            61,654           39,289         178,239          146,412
                                                  -------          -------         -------          -------
 Adjusted gross income after provision for
 loan losses                                      166,723          128,516         582,503          504,772

 Noninterest operating expense                    119,369           99,444         398,386          360,476
                                                  -------          -------         -------          -------
 Income before income taxes                        47,354           29,072         184,117          144,296
 Applicable income taxes                           16,726           17,275          63,452           55,131
                                                  -------          -------         -------          -------
     Net income                                  $ 30,628         $ 11,797        $120,665         $ 89,165
                                                  =======          =======         =======          =======
 Per Share Data:
    Net income                                   $   1.06          $   .42        $   4.26          $  3.19
    Dividends declared                                .42              .36            1.50             1.26
    Book value                                      23.95            21.25           23.95            21.25
 Selected Financial Ratios:
    Return on average assets                         1.28%             .55%           1.35%            1.07%
    Return on average equity                        18.33             7.78           18.99            15.44
    Net interest margin                              4.36             4.41            4.35             4.37
    Net charge-offs to average loans                  .55              .87             .57              .81

____________________________
         (1) Includes one-time costs related to the HFC acquisition as follows: provision for loan losses, $1.3 million; noninterest operating expense, $9.4 million; applicable income taxes, $4.9 million.

Period-End Balance Sheet Data (Dollars in thousands):

                                                                                     December 31
                                                                       --------------------------------------
                                                                              1993                 1992
                                                                       -------------------   ----------------

 Loans, net of unearned income(1)                                            $5,987,568         $4,610,018
 Investment securities                                                        2,169,736          3,031,105
 Other earning assets                                                           323,863            474,968
                                                                              ---------          ---------
    Total earning assets                                                      8,481,167          8,116,091
 Cash and due from banks                                                        602,416            496,526
 Other assets                                                                   525,265            313,157
                                                                              ---------          ---------
    Total assets                                                             $9,608,848         $8,925,774
                                                                              =========          =========
 Interest-bearing deposits                                                   $5,258,418         $5,448,923
 Short-term borrowed funds                                                    1,330,048          1,010,283
 Long-term debt                                                                  89,962            126,872
                                                                              ---------          ---------
    Total interest-bearing liabilities                                        6,678,428          6,586,078
 Demand deposits                                                              1,888,333          1,467,839
 Other liabilities                                                              363,102            274,344
 Shareholders' equity                                                           678,985            597,513
                                                                              ---------          ---------
    Total liabilities and shareholders' equity                               $9,608,848         $8,925,774
                                                                              =========          =========
 Period-end shares outstanding                                               28,325,565         28,122,606

_____________________
         (1)     Includes loans held for sale.
         (2)     Includes investment securities held for sale.

         FTNC had earnings of $120.7 million for 1993, compared to $89.2 million reported in 1992, or $104.8 million for 1992 after adjusting for one-time merger costs related to the Home Financial Corporation ("HFC") merger which closed during the fourth quarter of 1992. Net income for 1993 increased 15.2% over 1992 earnings after adjusting for the HFC one-time costs. Fourth quarter net income of $30.6 million increased 11.7% over the fourth quarter of 1992 earnings of $27.4 million, also adjusted for the HFC one- time costs. Earnings per share were $4.26 for the year and $1.06 for the quarter, increases of 13.6% and 8.2%, respectively, over 1992 earnings adjusted for the HFC one-time costs.

         Return on equity was 18.99% in 1993, compared to the 18.14% return of 1992, adjusted for HFC one-time costs. Return on assets was 1.35% for the year, improving upon last year's adjusted level of 1.26%.

         Growth in 1993 net income resulted from 12.0% revenue growth on a fully taxable equivalent basis, lower loan loss provision, and an absence of one-time costs incurred in the fourth quarter of 1992 from the HFC merger. Pretax income, adjusted for the HFC merger, on a fully taxable equivalent basis increased 16.5% over 1992 but higher federal taxes reduced net income growth to 15.2%. The Maryland National Mortgage Corporation ("MNMC") acquisition, which closed in the fourth quarter of 1993, added 7.5% to noninterest income growth, 1.6% to net interest income growth, and 5.5% to noninterest expense growth in 1993. Noninterest income related to MNMC was lowered during the fourth quarter due to the purchase accounting treatment which required FTNC to purchase MNMC loans held for sale at market value and reduced the accounting gain realized on sales to investors.

         Net interest income growth was fueled by increases in earning assets, as the net interest margin held level to last year's average. The net interest margin rose in the fourth quarter of 1993 to 4.36% from 4.23% in the third quarter due to the additional loans from consumer lending and short-term warehouse loans resulting from the MNMC acquisition. Average loan growth accelerated in 1993, with loans rising at an annual rate of 9.6% above the 1992 level. Loan growth was strongest in consumer lending, especially first and second mortgage real estate-related installment loans, as consumer loans rose 24.7% above 1992. Average commercial and construction loans increased 5.0%, showing signs of growth for the first time in six years.

         Noninterest income growth provided 67% of the increase in revenue during 1993, raising the percentage of revenue related to fee income to 43% for 1993 and to 47% in the fourth quarter with the inclusion of MNMC. The bond division reported record revenues in 1993 of $91.5 million, 14.0% above 1992. Strong growth rates were also reported for other sources of fee income: trust income increased by 10.7%, bank card income by 9.3%, deposit services by 8.7%, and other fee income, including mortgage banking, by 45.4%. Security gains for 1993 were $0.7 million compared with losses of $1.7 million for 1992.

         Noninterest operating expense grew 13.5% compared to 1992 levels excluding the one-time expenses related to the HFC merger. Expenses grew due to an increase in bond division and mortgage banking activity in 1993 and the impact of the MNMC acquisition. Excluding these expenses, noninterest operating expense grew 6.3%.

         Asset quality showed improvement as the provision for loan losses dropped by $8.6 million from 1992. Nonperforming loans at December 31, 1993, were $25.4 million, compared with $30.0 million at the end of 1992. Total nonperforming assets increased to $58.1 million at December 31, 1993, 6.3% above the $54.7 million at December 31, 1992. This increase was due to the $14.1 million increase in foreclosed properties related to the MNMC acquisition. Net charge-offs for 1993 were $28.4 million compared to $36.4 million in 1992, while the ratio of net charge-offs to average loans fell from .81% in 1992 to .57% in 1993.

         In January 1994, Hickory Venture Capital Corporation ("Hickory"), a subsidiary of FTB, realized an after-tax gain of approximately $8 million from one of its investments. The acquisition of SNMC Management Corporation ("SNMC"), parent of Sunbelt National Mortgage Corporation ("Sunbelt"), was closed in January and the previously announced one-time after-tax expenses of approximately $3 million were recognized. The Hickory gain will allow a larger proportion of the mortgage servicing rights originated by Sunbelt during the first quarter to be held rather than sold, thereby accelerating the growth of the mortgage servicing portfolio. FTNC will adopt SFAS 112, "Employers' Accounting for Postemployment Benefits," in the first quarter and will recognize the one-time costs associated with these postemployment benefit obligations.

                              THE SPECIAL MEETING

         Each copy of this Proxy Statement-Prospectus mailed to the five holders of HCMC Common Stock is accompanied by a proxy furnished in connection with the HCMC Board's solicitation of proxies for use at the Special Meeting and at any adjournments or postponements thereof. The Special Meeting is scheduled to be held at 10:00 a.m. CST on ________________, 1994, at the office of Highland Capital Management Corp., 2077 Primacy Parkway, Suite 228, Memphis, Tennessee. Only the five holders of HCMC Common Stock at the close of business on _____________, 1994 are entitled to receive notice of and to vote at the Special Meeting. At the Special Meeting, shareholders will consider and vote upon (a) a proposal to approve the Merger Agreement and (b) such other matters as may properly be brought before the Special Meeting or any adjournments or postponements thereof.

         HOLDERS OF HCMC COMMON STOCK ARE REQUESTED TO COMPLETE, DATE AND SIGN THE ACCOMPANYING PROXY AND RETURN IT PROMPTLY TO HCMC IN THE ENCLOSED, POSTAGE PAID ENVELOPE.

         Any holder of HCMC Common Stock who has delivered a proxy may revoke it any time before it is voted by attending the Special Meeting and voting in person at the meeting or by giving notice of revocation in writing or submitting a signed proxy bearing a later date to HCMC, 6077 Primacy Parkway, Suite 228, Memphis, Tennessee 38138 Attention: Secretary, provided such notice or proxy is actually received by HCMC before the vote of shareholders. The shares of HCMC Common Stock represented by properly executed proxies received at or prior to the Special Meeting and not subsequently revoked will be voted as directed by the shareholders submitting such proxies. If instructions are not given, proxies received will be voted FOR approval of the Merger Agreement. If any other matters are properly presented at the Special Meeting for consideration, the persons named in the HCMC proxy card enclosed herewith will have discretionary authority to vote on such matters in accordance with their best judgment. The HCMC Board is unaware of any matter to be presented at the Special Meeting other than the proposal to approve the Merger Agreement.

         The cost of soliciting proxies from holders of HCMC Common Stock will be borne by HCMC. Such solicitation will be made by mail but also may be made by telephone or in person by the directors, officers and employees of HCMC (who will receive no additional compensation for doing so).

         HCMC SHAREHOLDERS SHOULD NOT FORWARD ANY STOCK CERTIFICATES WITH THEIR PROXIES.

VOTE REQUIRED

         The affirmative vote of the holders of a majority of the outstanding shares of HCMC Common Stock entitled to vote at the Special Meeting is required in order to approve the Merger Agreement. Therefore, a failure to return a properly executed proxy card or to vote in person at the Special Meeting will have the same effect as a vote against the Merger Agreement. As of the HCMC Record Date, there were 100 shares of HCMC Common Stock outstanding, held by five individuals and entitled to vote at the Special Meeting, with each share being entitled to one vote.

         A majority of the outstanding shares entitled to vote at the Special Meeting constitutes a quorum for purposes of that meeting. An abstention will be considered present for quorum purposes, but will have the same effect as a vote "against" the proposal to approve the Merger Agreement.

         As of the HCMC Record Date, the five shareholders who comprise the HCMC Board and executive officers of HCMC owned all the outstanding shares of HCMC Common Stock. Such shareholders intend to vote their shares in favor of approval of the Merger Agreement.

RECOMMENDATION

         FOR THE REASONS DESCRIBED BELOW, THE HCMC BOARD HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT, BELIEVES THE MERGER IS IN THE BEST INTEREST OF HCMC AND ITS SHAREHOLDERS AND RECOMMENDS THAT SHAREHOLDERS OF HCMC VOTE FOR APPROVAL OF THE MERGER AGREEMENT. SEE "THE MERGER -- BACKGROUND OF AND REASONS FOR THE MERGER."

                                   THE MERGER

         The following information concerning the Merger, insofar as it relates to matters contained in the Merger Agreement, is qualified in its entirety by reference to the Merger Agreement, which is incorporated herein by reference and attached hereto as Appendix "A." HCMC shareholders are urged to read carefully the Merger Agreement.

BACKGROUND OF AND REASONS FOR THE MERGER

         Background. On March 25, 1993, E. Kelton Morris, Executive Vice President and Manager of the Trust Division of FTB, contacted Paul H. Berz to schedule a meeting to explore the possibility of a merger between HCMC and FTIM. A meeting was held on May 4, 1993, attended by Mr. Morris, and the five principals of HCMC. Subsequently, several meetings were held at which representatives of HCMC and FTNC and their respective counsel negotiated the Merger Agreement, the Management Agreement and the Employment Agreements (hereinafter defined).

         By written consent dated November 10, 1993, the HCMC Board unanimously approved the Merger Agreement, the Management Agreement and the Employment Agreements. The FTNC Board unanimously approved the Merger Agreement at a regular meeting held on October 19, 1993.

         Reasons for the Merger. In reaching its determination that the Merger and Merger Agreement are fair to, and in the best interest of, HCMC and its shareholders, the HCMC Board consulted with its advisers, and considered a number of factors, including, without limitation, the following:

         (a) the HCMC Board's familiarity with and review of HCMC's business, operations, earnings, and financial condition;

         (b) the HCMC Board's belief that the terms of the Merger Agreement are attractive in that the Agreement allows HCMC shareholders to become shareholders in FTNC, an institution which is the largest bank holding company headquartered in Tennessee, whose stock is traded over NASDAQ/NMS, and the recent earnings performance of FTNC;

         (c) FTNC's wide range of banking products and services and its dividend payment history;

         (d) the HCMC Board's belief, based upon an analysis of the anticipated financial effects of the Merger, that upon consummation of the Merger, FTNC and its banking subsidiaries would be well capitalized institutions, the financial positions of which would be well in excess of all applicable regulatory capital requirements;

         (e) the expectation that the Merger will generally be a tax-free transaction of HCMC and its shareholders and that the Merger will be accounted for under the pooling of interests method of accounting (see "Certain Federal Income Tax Consequences" and "Accounting Treatment") and;

         (f) the receipt by the five shareholders of HCMC of registered shares of FTNC Common Stock

         The HCMC Board did not assign any specific or relative weight to the foregoing factors in their considerations.

TERMS OF THE MERGER

         At the Effective Date, HCMC will merge with and into FTIM, with FTIM being the surviving entity. In the Merger, each share of HCMC Common Stock outstanding immediately prior to the Effective Date will be converted into the
right to receive registered shares of FTNC Common Stock.   Each share of HCMC
Common Stock issued and outstanding at the Effective Date will become and be converted into registered shares of FTNC Common Stock based on the Conversion Number determined as follows:

                 Each share of HCMC Common Stock issued and outstanding at the Effective Time shall become and be converted into the right to receive the number of shares of FTNC Common Stock equal to the Conversion Number. The "Conversion Number" shall be equal to the quotient of the HCMC Price (hereafter defined) divided by the FTNC Common Stock Average Price (as hereinafter defined). The Calculation Period shall consist of the 20 business day period ending on the fifth business day prior to the Effective Date. The FTNC Common Stock Average Price shall be equal to the average of the closing prices of the FTNC Common Stock as reported in the Southwest Edition of The Wall Street Journal on the National Association of Securities Dealers Automated Quotation System, National Market System ("NASDAQ") on each of the business days included in the Calculation Period. A business day shall be a day on which the New York Stock Exchange is generally open for trading. The HCMC Price shall be equal to the quotient of (i) the product of the Total Annual Fees (being the annualized investment advisory fees accrued for the average of the two calendar quarters ending June 30, 1993 and September 30, 1993, respectively, for those clients of HCMC which are "Regular Bill Cycle" accounts and the total annual fees for "New Accounts" and "Irregular Billing Cycle" accounts), as calculated and as set forth in Schedule (B)(1) of the Merger Agreement, respectively, for those accounts of HCMC, multiplied by a factor of four and one-half (4.5) and divided by (ii) the number of shares of HCMC Common Stock outstanding at the Effective Time.

         If the Calculation Date had been _____________, 1994, and the number of shares of FTNC Common Stock exchanged for all outstanding shares of HCMC Common Stock would have been __________.

         No fractional shares of FTNC Common Stock will be issued in connection with the Merger. In lieu of fractional shares, FTNC will make a cash payment equal to the fractional interest which a HCMC shareholder would otherwise receive multiplied by the average price of FTNC's Common Stock, calculated on the basis of closing prices over the 20 business days immediately prior to the fifth calendar day prior to the Effective Date. If prior to the Effective Date the outstanding shares of FTNC Common Stock are increased, decreased, changed into or exchanged for a different number or class of shares or securities through a change in FTNC's capitalization, then the Conversion Number will be adjusted accordingly.

EFFECTIVE DATE

         The Effective Date of the Merger will be the date the certificate of merger is filed in accordance with the TBCA and DGCL or on such later date as the certificate may specify. Unless otherwise mutually agreed upon by FTNC and HCMC, the Effective Date will occur on the fifteenth business day of the month during which the expiration of all applicable waiting periods in connection with governmental approvals occurs and all conditions to the consummation of the Merger Agreement have been satisfied or waived.

SURRENDER OF CERTIFICATES

         On the Effective Date, FTNC will deliver to each former holder of record of HCMC Common Stock a form of letter of transmittal, together with instructions for the exchange of such holder's certificates representing shares of HCMC Common Stock for certificates representing registered shares of FTNC Common Stock.

         HOLDERS OF HCMC COMMON STOCK SHOULD NOT SEND IN THEIR CERTIFICATES UNTIL THEY RECEIVE THE LETTER OF TRANSMITTAL FORM AND INSTRUCTIONS.

         Upon surrender to FTNC of one or more certificates for HCMC Common Stock together with a properly completed letter of transmittal, there will be issued and mailed to the holder of HCMC Common Stock surrendering such items a certificate or certificates representing the number of registered shares of FTNC Common Stock to which such holder is entitled and, where applicable, a check for the amount representing any fractional share determined in the manner described above.

         No dividend or other distribution payable after the Effective Date with respect to FTNC Common Stock will be paid to the holder of any unsurrendered HCMC certificate until the holder surrenders such certificate(s), at which time the holder will be entitled to receive all previously withheld dividends and distributions, without interest.

         After the Effective Date, there will be no transfers on HCMC's stock transfer books of shares of HCMC Common Stock issued and outstanding at the Effective Date. If certificates representing shares of HCMC Common Stock are presented for transfer after the Effective Date, they will be returned to the presenter together with a form of letter of transmittal and exchange instructions.

         Neither FTNC nor HCMC nor any other person will be liable to any former holder of HCMC Common Stock for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

         If a certificate for HCMC Common Stock has been lost, stolen or destroyed, FTNC will issue the consideration properly payable in accordance with the Merger Agreement upon receipt of appropriate evidence as to such loss, theft or destruction, appropriate evidence as to the ownership of such certificate by the claimant, and appropriate and customary indemnification, including when appropriate the posting of a bond.

CONDITIONS TO CONSUMMATION OF THE MERGER

        The respective obligations of FTNC, FTIM and HCMC to effect the Merger shall be subject to the satisfaction prior to the Effective Time of the following conditions: (a) approval of the Merger Agreement and the transactions contemplated thereby by the Board of Directors or executive committee of FTNC (which approval has been obtained), and the requisite votes of the shareholders of HCMC and by FTNC as the sole shareholder of FTIM in accordance with applicable law; (b) the procurement by FTNC of approval of the Merger Agreement and the transactions contemplated by the Merger Agreement by the Federal
Reserve Board, and the expiration of any statutory waiting periods; (c) the procurement of all regulatory consents and approvals which are necessary to consummate the transactions contemplated by the Merger Agreement; (d) the satisfaction of all other requirements prescribed by law which are necessary to the consummation of the transactions contemplated by the Merger Agreement; (e) no party to the Merger Agreement shall be subject to any order, decree or injunction of a court or agency of competent jurisdiction which enjoins or prohibits the consummation of the Merger; (f) no statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any governmental authority which prohibits, restricts or makes illegal consummation of the Merger; (g) receipt by each party from counsel of a legal opinion that the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code; (h) necessary amendments to FTIM's and HCMC's respective Form ADV under the Investment Advisers Act of 1940, and any initial registrations of FTIM as an investment adviser under applicable state investment advisory statutes shall have been effected and declared effective by all applicable state securities regulatory bodies; and (i) the Registration Statement shall have become effective and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the Securities and Exchange Commission.

         The obligation of FTNC to effect the Merger shall be subject to the satisfaction or waiver prior to the Effective Time of, among others, the following additional conditions: (a) FTNC and its directors and officers who sign the Registration Statement will have received from HCMC's independent certified public accountants certain customary letters, with respect to certain financial information regarding HCMC; (b) FTNC will have received a customary legal opinion dated the date of closing, from counsel to HCMC; (c) each of the representations, warranties and covenants contained in the Merger Agreement of HCMC will, in all material respects, be true on, or complied with by, the Effective Date and FTNC shall have received a certificate signed by certain officers of HCMC to such effect; (d) no litigation or proceeding will be pending against HCMC by any governmental agency seeking to prevent consummation of the transactions contemplated by the Merger Agreement nor is any litigation pending which in the reasonable judgment of the President of HCMC is likely to have a material adverse effect on HCMC; (e) each director, executive officer and other person who is an affiliate of HCMC will have delivered to FTNC a written agreement providing, among other matters, that such person will not sell, pledge, transfer or otherwise dispose of any shares of HCMC Common Stock held by such "affiliate" or the shares of FTNC Common Stock to be received by such "affiliate" in the Merger, except in compliance with the applicable provisions of the Securities Act and the rules and regulations thereunder, and during the periods during which any such sale, pledge, transfer or other disposition would, under GAAP or the rules, regulations or interpretations of the SEC, disqualify the Merger for pooling of interests accounting treatment;
(f) each of the employment and other agreements contemplated to be in effect as of the Effective Date hereto will have been executed and in full force and effect; and (g) HCMC shall have obtained executed clients' consents from HCMC's advisory clients, consenting to the assignment of their contracts to FTIM upon the Effective Date of the Merger.

         The obligation of HCMC to effect the Merger shall be subject to the satisfaction or waiver prior to the Effective Time of the following additional conditions: (a) HCMC will have received from FTNC's independent certified public accountants certain customary letters with respect to certain financial information regarding FTNC; (b) HCMC will have received a customary legal opinion from counsel for FTNC and FTIM dated the date of closing; (c) each of the representations, warranties and covenants of FTNC and FTIM contained in the Merger Agreement will, in all material respects, be true on, or complied with by, the Effective Date and HCMC shall have received a certificate signed by certain officers of FTNC and of FTIM, to such effect; (d) no litigation or proceeding will be pending against FTNC or any of its subsidiaries, or FTIM, by any governmental agency, seeking to prevent consummation of the transactions contemplated by the Merger Agreement nor is any litigation or proceeding pending which in the reasonable judgment of the President of FTNC or of FTIM is likely to have a material adverse effect on FTNC or FTIM, as applicable; and
(e) each of the employment and other agreements contemplated to be in effect as of the Effective Date will have been executed and in full force and effect.

         No assurance can be provided as to when, if ever, the regulatory consents and approvals necessary to consummate the Merger will be obtained (or, if so obtained, that such consents and approvals will not contain conditions or requirements which cause such approvals to fail to satisfy the conditions to the Merger set forth in the Merger Agreement) or whether all of the other conditions precedent to the Merger will be satisfied or waived by the party permitted to do so. See "Regulatory Approvals." If the Merger is not effected on or before May 11, 1994, the Merger Agreement may be terminated, and the Merger abandoned, by a vote of a majority of the Board of Directors of either FTNC or HCMC, unless the failure to effect the Merger by such date is due to the breach of the Merger Agreement by the party seeking to terminate the Merger Agreement.

REGULATORY APPROVALS

         The Merger is not subject to the approval of the Federal Reserve Board if both before and after the Merger, FTNC meets the Federal Reserve Board's capital adequacy guidelines, and FTNC has provided written notice of the transaction to the appropriate Federal Reserve Bank at least 30 days prior to the Effective Date and during such period, the Federal Reserve Bank has not informed FTNC that an application is required. A letter providing the required notice to the Federal Reserve Board has been filed.

         While such authorities do not have the authority to pass upon the adequacy or legality of the Merger, FTIM and HCMC must prepare and file certain amendments to their registration with the SEC and the Tennessee Securities Division as investment advisers under the Investment Advisers Act of 1940 and the Tennessee Securities Act of 1980, as amended. In addition, as a condition to the Merger, FTIM must register as an investment adviser in approximately 7 states in which HCMC is currently registered as an investment adviser prior to, or contemporaneously with, the Merger. Applications for these registrations have been filed.

         The Merger cannot proceed in the absence of the requisite regulatory approvals. See "Conditions to Consummation of the Merger" and "Waiver and Amendment; Termination."

         THERE CAN BE NO ASSURANCE THAT THE REGULATORY AUTHORITIES DESCRIBED ABOVE WILL APPROVE THE MERGER, AND IF THE MERGER IS APPROVED, THERE CAN BE NO ASSURANCE AS TO THE DATE OF SUCH APPROVAL. THERE CAN ALSO BE NO ASSURANCE THAT ANY SUCH APPROVALS WILL NOT CONTAIN A CONDITION OR REQUIREMENT WHICH CAUSES SUCH APPROVALS TO FAIL TO SATISFY THE CONDITIONS TO CONSUMMATION OF THE MERGER SET FORTH IN THE MERGER AGREEMENT.

CONDUCT OF BUSINESS PENDING MERGER

         The Merger Agreement contains certain restrictions on the conduct of HCMC's and FTIM's businesses pending consummation of the Merger. In particular, the Merger Agreement provides that, without the prior written consent of FTNC, HCMC may not, among other things, (a) make, declare or pay any dividend or declare or make any distribution on, or directly or indirectly combine, redeem, reclassify, purchase or otherwise acquire, any shares of its capital stock or authorize the creation or issuance of or issue or sell any additional shares of HCMC's capital stock or any options, calls or commitments relating thereto; (b) except as disclosed in an Annex to the Merger Agreement, pay any bonus to, or increase the rate of compensation of, any of its directors, officers or employees, except in the ordinary course of business consistent with past practice, or enter into any employment contracts with any persons other than those employment agreements executed simultaneously with the execution of the Merger Agreement; (c) enter into or modify (except as may be required by applicable law) any employee benefit plan in respect of any of its directors, officers or other employees; (d) substantially modify the manner in which it has conducted its business, taken as a whole, or amend its articles of incorporation or by-laws; (e) merge or consolidate with any other entity or engage in any similar transaction; (f) sell, dispose of or discontinue any of its business, assets (including investment securities) or property; (g) acquire any assets or business that is material to it; (h) take any other action not in its ordinary course of business; (i) take any action which would adversely affect its registration as an investment adviser under the Investment Advisers Act of 1940, as amended, the Tennessee Securities Act of 1980, as amended or under any other jurisdiction; (j) borrow or loan funds except in the ordinary course of business and not exceeding $10,000 in the aggregate up to the Effective Date; (k) fail to (1) meet all of its obligations as they become due;
(2) use its best efforts, consistent with its past practices, to continue to solicit new clients and to offer investment advisory services in the ordinary course of business; and (3) preserve its business organization and properties intact; (l) decrease its fee schedule or the fees currently being charged its investment advisory clients; (m) fail to pay or fund its expenses and liabilities incurred for all periods prior to the Effective Date; or (n) directly or indirectly agree to take any of the foregoing actions.

         Similarly, without the prior written consent of HCMC, FTIM will not:
(a) make, declare or pay any dividend or make any distribution on, or directly or indirectly combine, redeem, reclassify, purchase or otherwise acquire, any shares of its capital stock which would cause its cash balance to decline below $1,000,000, or authorize the creation or issuance of or issue or sell any additional shares of FTIM's capital stock, or any options, calls or commitments relating thereto; (b) pay any bonus to, or increase the rate of compensation of, any of its directors, officers or employees, except in the ordinary course of business consistent with past practice, or enter into any employment contracts with any persons; (c) enter into or modify (except as may be required by law) any employee benefit plan, in respect of any of its directors, officers or other employees;
(d) substantially modify the manner in which it has conducted its business, taken as a whole, or amend its articles of incorporation or by-laws; (e) merge or consolidate with any other entity or engage in any similar transaction; (f) sell, dispose of or discontinue any of its business (except for FTIM's loss of business resulting from the closing of FTIM's offices in Chattanooga and Knoxville and the withdrawal of assets under management which are invested in any proprietary mutual fund for which FTB serves as investment adviser), assets (including investment securities) or property; (g) acquire any assets or business that is material to it; (h) take any other action not in the ordinary course of business of it, taken as a whole; (i) take any action which would adversely affect its registration as an investment adviser under the Investment Advisers Act of 1940, as amended, or the Tennessee Securities Act of 1980, as amended; (j) borrow or loan funds except in the ordinary course of business and not exceeding $10,000 in the aggregate up to the Effective Date; (k) fail to
(1) meet all of its obligations as they become due, (2) use its best efforts to continue to solicit new clients and to offer investment advisory services in the ordinary course of business and (3) preserve its business organization and properties intact; (l) decrease its fee schedule or decrease the fees currently being charged its investment advisory clients; (m) fail to pay or fund all expenses and liabilities incurred by it with respect to all periods prior to the Effective Date; or (n) directly or indirectly agree to take any of the foregoing actions.

NO SOLICITATION

         HCMC has agreed with FTNC and FTIM, and FTNC and FTIM have agreed with HCMC, that neither FTIM nor HCMC will solicit or encourage inquiries or proposals with respect to, or, subject to the fiduciary duties of its directors, furnish any information relating to or participate in any negotiations or discussions concerning, any acquisition or purchase of all or a material portion of their respective assets (whether owned by it directly or owned by any of its subsidiaries), or of a substantial equity interest in, it or any business combination with it or any of its subsidiaries and, in the case of FTNC, it will not solicit a business combination in which FTNC is not, as a practical matter, the surviving corporation. HCMC will notify FTNC and FTIM immediately if any such inquiries or proposals are received by, any such information is requested from, or any such negotiations or discussions are sought to be initiated with, it and FTNC will notify HCMC immediately regarding any such activities concerning FTIM; and each has instructed its officers, directors, agents, advisers and affiliates to comply with the same restrictions.

WAIVER AND AMENDMENT; TERMINATION

         The Merger Agreement may be terminated at any time prior to the Effective Date, either before or after its approval by the holders of HCMC Common Stock, as follows: (a) by the mutual consent of FTNC, FTIM and HCMC, if the Board of Directors of each so determines; (b) by FTNC and FTIM or HCMC, in the event of a material breach by the other party of any representation, warranty or agreement contained in the Merger Agreement which is not cured or not curable within 60 days after written notice of such breach is given to the party committing the breach; (c) by FTNC and FTIM or HCMC, in the event that the Merger is not consummated by May 11, 1994 unless the failure to consummate is due to the breach of the Merger Agreement by the party seeking to terminate;
(d) by FTNC and FTIM, if the FTNC Common Stock Average Price is less than $37.00; or (e) by HCMC, if the FTNC Common Stock Average Price is greater than $43.00, unless FTNC and FTIM elect to require HCMC to consummate the Merger based upon an assumed FTNC Common Stock Average Price of $43.00, regardless of what such Average Price may actually be.

         In the event of the termination of the Merger Agreement by either FTNC or HCMC, as provided above, the Merger Agreement will become void, and there will be no liability on the part of FTNC, FTIM or HCMC or their respective officers or directors, except that such termination will be without prejudice to the rights of any party arising out of a willful breach by any other party of any covenant or a willful misrepresentation contained in the Merger Agreement.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

         All of the members of the Board of Directors of HCMC are also all of the shareholders of HCMC, and in connection with the Merger, each and all have certain interests in the Merger that are in addition to their interests as shareholders of HCMC generally. The HCMC Board was aware of these interests and considered them, among other matters, in approving the Merger Agreement and the transactions contemplated thereby.

         Management Agreement. Simultaneously with the execution of the Merger Agreement, FTNC, FTB, HCMC and all of its shareholders ("Principals") executed a Management Agreement which sets forth, among other things, the duties and responsibilities to be performed by the Principals on behalf of FTIM after the Merger [the surviving corporation to be renamed Highland Capital Management Corp. ("New Highland")], provides for the charging of investment advisory fees to the Memphis Trust Division of FTB by New Highland and sets forth the division of gross revenues between FTNC and New Highland. The Management Agreement was executed simultaneously with the Merger Agreement, although the provisions of the Management Agreement do not become operative until after the Effective Date of the Merger. If the Merger Agreement is terminated prior to the Effective Date, the Management Agreement likewise terminates simultaneously.

         Employment After the Merger. Employment Agreements were executed simultaneously with the execution of the Merger Agreement and the Management Agreement between HCMC and each of the Principals. When HCMC merges with and into FTIM, FTIM will change its name to Highland Capital Management Corp. ("New Highland") and New Highland will succeed to the rights and obligations of the Employment Agreements as successor by merger. The terms of the Employment Agreement expire concurrently with the expiration of the Management Agreement, which may be extended annually by FTNC.

EFFECT ON HCMC EMPLOYEE BENEFIT PLANS

         The Merger Agreement provides that immediately prior to the Effective Date, HCMC will freeze its employee profit sharing plan and all participant employees of HCMC will, to the extent provided by the relevant provisions of such plan and by law, become fully vested in such plan, HCMC will make no further contributions to such plan and it shall be maintained as a "frozen plan," with no further benefit accruing to participants. Following the Merger, HCMC employees shall be entitled to participate, to the same extent and on the same terms as the employees of FTNC, in any qualified pension, profit sharing and stock bonus plans in effect at such time for employees of FTNC. Employees of HCMC will receive service credit from their hire date for employment at HCMC for purposes of eligibility and vesting requirements under FTNC's retirement savings plan and defined benefit pension plan, and benefit service credit from the Effective Date for purposes of benefit calculation under FTNC's defined benefit pension plan.

SHAREHOLDERS' APPRAISAL RIGHTS

         Shareholders of HCMC who follow the procedures specified in Section 262 of the DGCL ("Section 262") will be entitled to have their shares of HCMC Common Stock appraised by the Delaware Court of Chancery and to receive payment of the "fair value" of such shares, exclusive of any element of value arising from the accomplishment or expectation of the Merger, as determined by such court. THE PROCEDURES SET FORTH IN SECTION 262 MUST BE STRICTLY COMPLIED WITH. FAILURE TO FOLLOW ANY OF SUCH PROCEDURES MAY RESULT IN A TERMINATION OR WAIVER OF APPRAISAL RIGHTS UNDER SECTION 262.

         The following discussion of the provisions of Section 262 is not intended to be a complete statement of its provisions and is qualified in its entirety by reference to the full text of that section, a copy of which is attached as Appendix "B" to this Proxy Statement-Prospectus.

         Under Section 262, a shareholder of HCMC electing to exercise appraisal rights must both:

                 (1) deliver to HCMC, before the taking of the vote on the Merger, a written demand for appraisal of his shares which reasonably informs HCMC of the identity of the shareholder of record and that such record shareholder intends thereby to demand the appraisal of his shares of HCMC Common Stock. This written demand is in addition to and separate from any proxy or vote against the Merger. Neither a vote against the Merger nor a proxy directing such vote shall satisfy the requirement that a written demand for appraisal be delivered to HCMC before the vote on the Merger. Such written demand for appraisal should be delivered either in person to the Secretary of HCMC at the Special Meeting before the vote on the Merger or in person or by mail (certified mail, return receipt requested, being the recommended form of transmittal) to HCMC, 6077 Primacy Parkway, Suite 228, Memphis, Tennessee 38119, Attention: Secretary, prior to the Special Meeting; AND

                 (2) not vote in favor of or consent in writing to the Merger. A failure to vote against the Merger will not constitute a waiver of appraisal rights. HOWEVER, ANY SHAREHOLDER WHO EXECUTES A PROXY APPOINTMENT CARD AND WHO DESIRES TO PERFECT HIS APPRAISAL RIGHTS MUST MARK THE PROXY APPOINTMENT CARD "AGAINST" THE PROPOSAL RELATING TO THE MERGER because if the proxy appointment card is left blank, it will be voted FOR the proposal relating to the Merger.

         The written demand for appraisal must be made by or for the holder of
record of HCMC Common Stock.   Accordingly, such demand should be executed by
or for such shareholder of record, fully and correctly, as such shareholder's name appears on his stock certificates. If the stock is owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of the demand should be made in such capacity and if the stock is owned of record by more than one person as in a joint tenancy or tenancy in common, such demand should be executed by or for all joint owners. An authorized agent, including one of two or more joint owners, may execute the demand for appraisal for a shareholder of record. However, the agent must identify the record owner or owners and expressly disclose the fact that in executing the demand he is acting as agent for the record owner.

         A record owner, such as a broker, who holds HCMC Common Stock as nominee for others may exercise his right of appraisal with respect to the shares held for all or less than all of the others. In such case the written demand should set forth the number of shares covered by it. Where no number of shares is expressly mentioned, the demand will be presumed to cover all shares standing in the name of such record owner.

         Within 10 days after the Effective Date, HCMC is required to, and will, notify each shareholder of HCMC who has satisfied the foregoing conditions of the date on which the Merger became effective. Within 120 days after such date, HCMC or any such shareholder who has satisfied the foregoing conditions and is otherwise entitled to appraisal rights under Section 262, may file a petition in the Delaware Court of Chancery demanding a determination of the value of the shares of HCMC Common Stock held by all shareholders entitled to appraisal rights. If no such petition is filed within the aforementioned 120-day period, appraisal rights will be lost for all shareholders who had previously demanded appraisal of their shares. Shareholders of HCMC seeking to exercise appraisal rights should not assume that HCMC will file a petition with respect to the appraisal of the value of their shares or that HCMC will initiate any negotiations with respect to the "fair value" of such shares. ACCORDINGLY, SHAREHOLDERS OF HCMC WHO WISH TO EXERCISE THEIR APPRAISAL RIGHTS SHOULD REGARD IT AS THEIR OBLIGATION TO TAKE ALL STEPS NECESSARY TO PERFECT THEIR APPRAISAL RIGHTS IN THE MANNER PRESCRIBED IN SECTION 262.

         Within 120 days after the Effective Date, any shareholder who has complied with the provisions of Section 262 is entitled, upon written request, to receive from HCMC a statement setting forth the aggregate number of shares of HCMC Common Stock not voted in favor of adoption of the Merger Agreement and with respect to which demands for appraisal were received by HCMC, and the number of holders of such shares. Such statement must be mailed within 10 days after the written request therefor has been received by HCMC or within 10 days after expiration of the time for delivery of demands for appraisal under
Section 262, whichever is later.

         If a petition for an appraisal is timely filed, after a hearing on such petition the Delaware Court of Chancery will determine the shareholders of HCMC entitled to appraisal rights and will appraise the value of the HCMC Common Stock owned by such shareholders, determining its "fair value" exclusive of any element of value arising from the accomplishment or expectation of the Merger. The court will direct payment of the fair value of such shares together with a fair rate of interest, if any, on such fair value to shareholders entitled thereto upon surrender to HCMC of share certificates. Upon application of a shareholder, the court may, in its discretion, order that all or a portion of the expenses incurred by any shareholder in connection with an appraisal proceeding, including without limitation, reasonable attorneys' fees and the fees and expenses of experts, be charged pro rata against the value of all the shares entitled to appraisal.

         Although HCMC believes that the price per share to be paid in the Merger is fair, HCMC cannot make any representation as to the outcome of the appraisal of fair value as determined by the Delaware Court of Chancery, and shareholders should recognize that such an appraisal could result in a determination of a lower, higher or equivalent value. Moreover, HCMC may or may not argue in an appraisal proceeding for a determination of fair value by the Delaware Court of Chancery which is lower than the price per share at the close of the Calculation Period. In determining the fair value of the shares, the court is required to take into account all relevant factors. Therefore, such determination could be based upon considerations in addition to the price paid in the Merger, the market value of the shares, asset values and earning capacity. In Weinberger v. UOP, Inc. et al. (decided February 1, 1983), the Delaware Supreme Court stated with respect to Section 262, among other things, that proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court should also be considered in an appraisal proceeding.

         Any shareholder of HCMC who has duly demanded an appraisal in compliance with Section 262 will not, after the Effective Date, be entitled to vote his shares for any purpose nor be entitled to the payment of dividends or other distributions on his shares (other than those payable to shareholders of record as of a date prior to the Effective Date).

         If no petition for an appraisal is filed within the time provided, or if a shareholder of HCMC delivers to HCMC a written withdrawal of his demand for an appraisal and an acceptance of the Conversion Number, either within 60 days after the Effective Date or with the written approval of HCMC thereafter, then the right of such shareholder to an appraisal will cease and such shareholder shall be entitled to receive the shares of FTNC Common Stock to which he would have been entitled had he not demanded appraisal of his shares. No appraisal proceeding to the Court of Chancery will be dismissed as to any shareholder without the approval of the court, which approval may be conditioned on such terms as the court deems just.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

         The federal income tax discussion set forth below represents a summary of the opinion of Heiskell, Donelson, Bearman, Adams, Williams & Caldwell, a Professional Corporation, counsel to FTNC. HCMC shareholders are urged to consult their own tax advisers as to the specific tax consequences to them of the Merger, including the applicability and effect of federal, state, local and other tax laws.

         General. It is intended that for federal income tax purposes the Merger will be treated as a reorganization within the meaning of Section 368(a) of the Code, and that, accordingly, (a) no gain or loss will be recognized by either FTNC or HCMC as a result of the Merger, (b) no gain or loss will be recognized by the HCMC shareholders upon the receipt of FTNC Common Stock in exchange for HCMC Common Stock in connection with the Merger (except as discussed below with respect to cash received in lieu of a fractional share interest in FTNC Common Stock); (c) the tax basis of the FTNC Common Stock to be received by the HCMC shareholders in connection with the Merger will be the same as the basis in the HCMC Common Stock surrendered in exchange therefor (reduced by any amount allocable to a fractional share interest in which cash is received); and (d) the holding period of the FTNC Common Stock to be received by the HCMC shareholders in connection with the Merger will include the holding period of the HCMC Common Stock surrendered in exchange therefor, provided that the HCMC Common Stock is held as a capital asset at the Effective Date. Consummation of the Merger is dependent upon, among other conditions, receipt by FTNC and HCMC of an opinion of counsel, dated as of the Effective Date, substantially to this effect.

         Consequences of Receipt of Cash in Lieu of Fractional Shares. An HCMC shareholder who is entitled to receive cash in lieu of a fractional share interest of FTNC Common Stock in connection with the Merger will recognize, as of the Effective Date, gain (or loss) equal to the difference between such cash amount and the shareholder's basis in the fractional share interest. Any gain (or loss) recognized will be capital gain (or loss) if the HCMC Common Stock is held by such shareholder as a capital asset at the Effective Date.

         Cash Received by HCMC Shareholders Who Exercise Appraisal Rights. A shareholder of HCMC who perfects his appraisal rights under the laws of the State of Delaware and who receives a payment in cash of the fair value of his shares of HCMC Common Stock will generally be treated as having received such payment in complete redemption of such stock under Section 302(b)(3) of the Code. In general, if the shares of HCMC Common Stock are held by the shareholder as a capital asset at the Effective Date, the shareholder will recognize capital gain or loss measured by the difference between the amount of cash received by the shareholder and the basis for such shares. However, this general rule is subject to the conditions and limitations of Section 302 of the Code, including the attribution rules of Section 318, and the treatment of each dissenting shareholder of HCMC will depend on his individual circumstances. Each HCMC shareholder who contemplates exercising his appraisal rights should consult his own tax advisor as to the possibility that any payment to him will be treated as dividend income.

ACCOUNTING TREATMENT

         The parties intend for the Merger to qualify for pooling of interests accounting treatment. Under the pooling of interests method of accounting, the historical basis of the assets and liabilities of FTNC and HCMC will be combined at the Effective Date and carried forward at their previously recorded amounts and the shareholders' equity accounts of HCMC and FTNC will be combined on FTNC's consolidated balance sheet. Income and other financial statements of FTNC issued after consummation of the Merger will not be restated retroactively to reflect the consolidated operations of FTNC and HCMC as if the Merger had taken place prior to the periods covered by such financial statements because the transaction is not material to FTNC.

         In order for the Merger to qualify for pooling of interests accounting treatment, substantially all (90% or more) of the outstanding shares of HCMC Common Stock must be exchanged for FTNC Common Stock. HCMC has agreed to use its best efforts to cause the Merger to qualify for pooling of interests treatment. See "Resale of FTNC Common Stock."

         The unaudited pro forma financial information contained in this Proxy Statement--Prospectus has been prepared using the pooling of interests accounting method to account for the Merger. See "Summary -- Equivalent and Pro Forma Share Data," and "-- Selected Financial Data and Ratios."

EXPENSES

         The Merger Agreement provides, in general, that FTNC and HCMC will each pay its own expenses in connection with the Merger Agreement and the transactions contemplated thereby, including fees and expenses of consultants, accountants and counsel.

RESALE OF FTNC COMMON STOCK

         The shares of FTNC Common Stock issued pursuant to the Merger Agreement will be freely transferable under the Securities Act of 1933, as amended ("Securities Act") except for shares issued to any shareholder who may be deemed to be an "affiliate" of HCMC for purposes of Rule 145 under the Securities Act as of the date of the Special Meeting. Affiliates may not sell their shares of HCMC Common Stock acquired in connection with the Merger except pursuant to an effective registration statement under the Securities Act covering such shares or in compliance with Rule 145 promulgated under the Securities Act or another applicable exemption from the registration requirements of the Securities Act. Persons who may be deemed to be affiliates of HCMC generally include individuals or entities that control, are controlled by or are under common control with HCMC and may include certain officers and directors of HCMC as well as principal shareholders of HCMC. All of the shareholders of HCMC are affiliates of HCMC for purposes of Rule 145.

         HCMC has agreed in the Merger Agreement to use its best efforts to cause each director, executive officer and other person who is an affiliate of HCMC to enter into an agreement with FTNC providing that such person will not, directly or indirectly, sell, pledge, transfer or otherwise dispose of shares of HCMC Common Stock owned by such person or FTNC Common Stock to be received by such person in the Merger (a) in the case of shares of FTNC Common Stock only, except in compliance with the applicable provisions of the Securities Act and rules and regulations thereunder, and (b) during the periods when any such sale, pledge, transfer or other disposition would, under GAAP or the rules, regulations or interpretations of the SEC, disqualify the Merger for pooling of interests accounting treatment. Such periods in general encompass the period commencing 30 days prior to the Merger and ending at the time of the publication of financial results covering at least 30 days of combined operations of FTIM and HCMC.

NASDAQ/NMS

         FTNC Common Stock is included for quotation on the NASDAQ/NMS. The FTNC Common Stock issued to the shareholders of HCMC pursuant to the Merger Agreement will be included for quotation on the NASDAQ/NMS.

                       CERTAIN REGULATORY CONSIDERATIONS

GENERAL

         As a bank holding company, FTNC is subject to regulation by the Federal Reserve Board under the BHCA and its examination and reporting requirements. Under the BHCA, bank holding companies may not directly or indirectly acquire the ownership or control of more than 5% of the voting shares or substantially all of the assets of any company, including a bank, without the prior approval of the Federal Reserve Board. In addition, bank holding companies are generally prohibited under the BHCA from engaging in nonbanking activities, subject to certain exceptions.

         The earnings of FTNC's subsidiaries, and therefore the earnings of FTNC, are affected by general economic conditions, management policies, legislative actions and governmental actions of various regulatory authorities, including the Federal Reserve Board and the Comptroller. In addition, there are numerous government requirements and regulations which affect the activities of FTNC and its subsidiaries.

PAYMENT OF DIVIDENDS

         FTNC is a legal entity separate and distinct from its banking and other subsidiaries. Most of the revenues of FTNC result from dividends paid to FTNC by its bank subsidiaries. There are statutory and regulatory requirements applicable to the payment of dividends by subsidiary banks as well as by FTNC to its shareholders.

         Each national banking association is required by federal law to obtain the prior approval of the Comptroller for the payment of dividends if the total of all dividends declared by the board of directors of such bank in any year will exceed the total of (a) such bank's net profits (as defined and interpreted by regulation) for that year plus (b) the retained net profits (as defined and interpreted by regulation) for the preceding 2 years, less any required transfers to surplus. In addition, national banks can only pay dividends to the extent that retained net profits (including the portion transferred to surplus) exceed bad debts (as defined by regulation).

         In 1990, the Comptroller issued a regulation that redefines certain of the terms and methods of calculation used in these two dividend restrictions. The rule, among other things, changes the methodology of calculating net profits to be more consistent with GAAP with the result that provisions for possible credit losses cannot be added back to net income and charge offs cannot be deducted from net income in calculating the level of net profits available for the payment of dividends. FTNC does not believe that the regulation will have a material effect on the ability of its subsidiary national banks to pay dividends.

         Under the foregoing dividend restrictions, at September 30, 1993, FTNC's subsidiary banks, without obtaining governmental approvals, could declare aggregate dividends of approximately $91.9 million from retained net profits of the preceding two years, plus an amount approximately equal to the net profits earned less dividends paid (approximately $59.4 million) for the period from January 1, 1993 through September 30, 1993. In order to comply with risk-based capital guidelines and to maintain strong capital positions, dividend payments are restricted by management to lesser amounts. During 1992, FTNC's subsidiary banks paid $32.4 million in dividends.

         The payment of dividends by FTNC and its bank subsidiaries may also be affected or limited by other factors, such as the requirements to maintain adequate capital above regulatory guidelines. In addition, if, in the opinion of the applicable regulatory authority, a bank under its jurisdiction is engaged in or is about to engage in an unsafe or unsound practice (which, depending on the financial condition of the bank, could include the payment of dividends), such authority may require, after notice and hearing, that such bank cease and desist from such practice. The Comptroller has indicated that paying dividends that deplete a national bank's capital base to an inadequate level would be an unsafe and unsound banking practice. The Federal Reserve Board, the Comptroller and FDIC have issued policy statements which provide that bank holding companies and insured banks should generally only pay dividends out of current operating earnings.

CERTAIN TRANSACTIONS BY FTNC WITH ITS AFFILIATES

         There are also various legal restrictions on the extent to which FTNC and its nonbank subsidiaries can borrow or otherwise obtain credit from FTNC's bank subsidiaries. An insured bank and its subsidiaries are limited in engaging in "covered transactions" with its nonbank affiliates to the following amounts: (a) in the case of any such affiliate, the aggregate amount of covered transactions of the insured bank and its subsidiaries will not exceed 10% of the capital stock and surplus of the insured bank; and (b) in the case of all affiliates, the aggregate amount of covered transactions of the insured bank and its subsidiaries will not exceed 20% of the capital stock and surplus of the bank. "Covered transactions" are defined by statute to include a loan or extension of credit, as well as a purchase of securities issued by an affiliate, a purchase of assets (unless otherwise exempted by the Federal Reserve Board), the acceptance of securities issued by the affiliate as collateral for a loan and the issuance of a guarantee, acceptance, or letter of credit on behalf of an affiliate. Further, a bank holding company and its subsidiaries are prohibited from engaging in certain tie-in arrangements in connection with any extension of credit, lease or sale of property or furnishing of services.

CAPITAL

         The Federal Reserve Board has adopted final risk based capital guidelines for bank holding companies, which were fully phased in at the end of 1992. The minimum guidelines for the ratio of total capital ("Total Capital") to risk weighted assets (including certain off balance sheet activities, such as standby letters of credit) is 8%. At least half of the Total Capital is to be composed of common stockholders' equity, minority interests in the equity accounts of consolidated subsidiaries and a limited amount of perpetual preferred stock, less goodwill ("Tier 1 Capital"). The remainder may consist of subordinated debt, other preferred stock and a limited amount of loan loss reserves. At September 30, 1993, FTNC's Tier 1 Capital and Total Capital ratios were 10.50% and 13.17%, respectively.

         In addition, the Federal Reserve Board has established minimum leverage ratio guidelines for bank holding companies. These guidelines provide for a minimum Tier 1 Capital leverage ratio (Tier 1 Capital-to-total assets, less goodwill) of 3% for bank holding companies that meet certain specified criteria, including having the highest regulatory rating. All other bank holding companies will generally be required to maintain a leverage ratio of 3% plus an additional cushion of 100 to 200 basis points. FTNC's Tier 1 Capital leverage ratio at September 30, 1993, was 7.02%. The guidelines also provide that bank holding companies experiencing internal growth or making acquisitions will be expected to maintain strong capital positions substantially above the minimum supervisory levels without significant reliance on intangible assets. Furthermore, the guidelines indicate that the Federal Reserve Board will continue to consider a "tangible Tier 1 Capital leverage ratio" (deducting all intangibles) in evaluating proposals for expansion or new activities. The Federal Reserve Board has not advised FTNC of any specific minimum tangible Tier 1 Capital leverage ratio applicable to it. At September 30, 1993, FTNC's ratios exceeded the regulatory minimums.

         FTNC's subsidiary banks are subject to similar capital requirements adopted by the Comptroller and the FDIC. FTB, FTNC's principal banking subsidiary, had a Tier 1 Capital leverage ratio (Tier 1 Capital-to-total assets, less goodwill less premium on purchased deposits and assets) of 6.50% at September 30, 1993. Regulations of the Comptroller provide for a minimum Tier 1 Capital leverage ratio of 3.0%.

         Failure to meet capital guidelines could subject a bank to a variety of enforcement remedies, including the termination of deposit insurance by the FDIC and a prohibition on the taking of brokered deposits.

         Bank regulators continue to indicate their desire to raise capital requirements applicable to banking organizations beyond their current levels. However, the management of FTNC is unable to predict whether and when higher capital requirements would be imposed and, if so, at what levels and on what schedule.

FTNC SUPPORT OF SUBSIDIARY BANKS

         Under Federal Reserve Board policy, FTNC is expected to act as a source of financial strength to each of its subsidiary banks and to commit resources to support each of such subsidiaries. This support may be required at times when, absent such Federal Reserve Board policy, FTNC may not be inclined to provide it.

         Under the Financial Institutions Reform, Recovery, and Enforcement Act of 1989 ("FIRREA"), a depository institution insured by the FDIC can be held liable for any loss incurred by, or reasonably expected to be incurred by, the FDIC after August 9, 1989 in connection with (a) the default of a commonly controlled FDIC insured depository institution or (b) any assistance provided by the FDIC to any commonly controlled FDIC insured depository institution "in danger of default." "Default" is defined generally as the appointment of a conservator or receiver and "in danger of default" is defined generally as the existence of certain conditions indicating that a default is likely to occur in the absence of regulatory assistance.

         Under the National Bank Act, if the capital stock of a national bank is impaired by losses or otherwise, the Comptroller is authorized to require payment of the deficiency by assessment upon the bank's shareholders, pro rata, and to the extent necessary, if any such assessment is not paid by any shareholder after 3 months' notice, to sell the stock of such shareholder to make good the deficiency.

         Any capital loans by a bank holding company to any of its subsidiary banks are subordinate in right of payment to deposits and to certain other indebtedness of such subsidiary bank. In the event of a bank holding company's bankruptcy, any commitment by the bank holding company to a federal bank regulatory agency to maintain the capital of a subsidiary bank will be assumed by the bankruptcy trustee and entitled to a priority of payment.

FDIC INSURANCE ASSESSMENTS

         Prior to 1993, FTNC's subsidiary banks were subject to FDIC deposit insurance assessments at an assessment rate for the BIF of .23% and FTNC's subsidiary federal savings bank was subject to FDIC deposit insurance assessments at an assessment rate for SAIF of .23%. Effective November 2, 1992, the FDIC's risk-based assessment system imposes an assessment rate for an insured depository institution which varies according to the level of risk incurred in its activities. An institution's risk category depends upon whether the institution is well capitalized, adequately capitalized or less than adequately capitalized. Each insured depository institution is also assigned to one of three "supervisory subgroups": Subgroup A institutions are financially sound institutions with few minor weaknesses; Subgroup B institutions demonstrate weaknesses which, if not corrected, could result in significant deterioration; and Subgroup C institutions pose a substantial probability that the FDIC will suffer a loss in connection with the institution unless effective action is taken to correct the areas of weakness. Effective January 1, 1993, based on their capital and supervisory subgroups, each BIF and SAIF member institution has been assigned an annual FDIC assessment rate varying between .23% and .31%. All of FTNC's subsidiary banks presently are assessed at a rate of .23%. A certain proportion of deposits attributable to FTNC's former savings bank subsidiary remain insured by SAIF.

FDICIA

         The Federal Deposit Insurance Corporation Improvement Act of 1991 ("FDICIA"), enacted in December 1991, substantially revises the bank regulatory and funding provisions of the Federal Deposit Insurance Act and makes revisions to several other federal banking statutes. Among other things, FDICIA requires the federal banking regulators to take "prompt corrective action" in respect of depository institutions that do not meet minimum capital requirements. FTNC's bank subsidiaries have capital levels well above the minimum requirements.

         In addition, an institution that is not well capitalized is generally prohibited from accepting brokered deposits and offering interest rates on deposits higher than the prevailing rate in its market and also may not be able to "pass through" insurance coverage for certain employee benefit accounts. FDICIA also requires the holding company of any undercapitalized depository institution to guarantee, in part, certain aspects of such institution's capital plan for such plan to be acceptable.

         FDICIA contains numerous other provisions, including new accounting, audit and reporting requirements, beginning in 1995 termination of the "too big to fail" doctrine except in special cases, limitations on the FDIC's payment of deposits at foreign branches, new regulatory standards in such areas as asset quality, earnings and compensation and revised regulatory standards for, among other things, powers of state banks, real estate lending and capital adequacy.

         FDICIA also requires that a depository institution provide 90 days prior notice of the closing of any branches.

                          INFORMATION CONCERNING HCMC

DESCRIPTION OF BUSINESS

         General. HCMC was founded in April 1987 by Paul H. Berz, James M. Weir, C. Thomas Whitman and Steven Wishnia. Edward J. Goldstein, the fifth principal of HCMC, joined the firm in 1989. HCMC provides investment management and advisory services to individuals, charitable foundations, financial institutions, pension and profit sharing plans and trusts and estates. HCMC renders services pursuant to investment advisory contracts with each client. These contracts include investment objectives and fee schedules and may be terminated on 30 days' prior notice. Under the Investment Advisers Act of 1940, as amended, such contracts may not be assigned without the prior consent of the client.

         Investment management fees are not fixed by law and may vary from firm to firm. Although investment advisers may charge performance-based fees in certain circumstances, investment advisers, including HCMC, generally charge fees as a percentage of the market value of client assets under management. Therefore, fluctuations in securities prices may have a material effect on HCMC's revenues and profitability. In addition, HCMC's ability to retain or increase assets under management is dependent on, among other factors, the investment performance of the assets managed. The amount of assets under management may also by affected by fluctuations in the investment patterns of clients.

         HCMC's revenues from investment advisory fees increased 22% from 1990 to 1991 and 25% from 1991 to 1992. This growth was primarily attributable to the growth of assets under management from new and existing clients. At November 30, 1993, HCMC had approximately 505 accounts, with a total of approximately $779,600,000 under management.

         HCMC currently employs 9 persons, all of whom are full-time employees.

         Competitive Conditions. The investment management business is highly competitive. A large number of local, regional and national investment advisers offer services that compete with those offered by HCMC. In addition, various services and investments offered by insurance companies and banks compete with the services offered by HCMC. Competition for investment management services is influenced largely by investment performance, experience, and investment philosophy.

         Supervision and Regulation. HCMC is subject to regulation at both the federal and state level by the Securities and Exchange Commission (the
"Commission") and other regulatory bodies.    HCMC is registered with the
Commission under the Investment Advisers Act of 1940, as amended, and as such is regulated by and subject to examination by the Commission. The Investment Advisers Act imposes numerous obligations on registered investment advisers, including fiduciary duties, record keeping requirements, operational requirements and disclosure obligations. Certain regulations affect the terms of investment advisory agreements entered into by HCMC, including providing for certain rights to terminate the agreements.

         Properties. HCMC's principal executive offices are located at 6077 Primacy Parkway, Suite 228, Memphis, Tennessee 38119. HCMC leases this office space pursuant to a lease which expires in March 1995. The lease agreement provides for monthly rental payments of $5,596. Upon closing of the merger, it is anticipated that New Highland's business operations would be conducted from HCMC's current location.

         Directors and Principal Officers. The members of the Board of Directors of HCMC are elected by its shareholders at the annual meeting to serve until the next annual meeting and until their successors are duly elected and qualified. All of the shareholders of HCMC currently serve as the directors and the executive officers of HCMC.

         The name of each director, his age, his current principal occupation (which has continued for at least five years unless otherwise indicated), his directorships in public companies, and the year he was first elected to his position with HCMC are as follows:

         PAUL H. BERZ, 53, is Vice President and Secretary of HCMC. He co-founded HCMC in April 1987.

         EDWARD J. GOLDSTEIN, 44, is Vice President of HCMC. He joined HCMC in 1989 and became a director at that time. Prior to joining HCMC in 1989, he was Vice President in the Securities Sales Division of Goldman Sachs & Co., an investment banking firm.

         JAMES M. WEIR, 53, is Vice President and Treasurer of HCMC. He co-founded HCMC in April 1987.

         C. THOMAS WHITMAN, 56, is President of Highland. He co-founded HCMC in April 1987.

         STEVEN WISHNIA, 45, is Chairman of HCMC. He co-founded HCMC in April 1987.

         None of the persons listed above are related to any of the others.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

         The following discussion provides certain information concerning HCMC's financial condition and results of operations. For a more complete understanding of the following discussion, reference should be made to the financial statements of HCMC and related notes elsewhere in this Proxy Statement-Prospectus.

Results of Operations -- Nine Months Ended September 30, 1993, and Nine Months Ended September 30, 1992

         Revenues from investment adviser fees increased $429,486, or 17%, from $2,473,394 for the nine-month period ended September 30, 1992, to $2,902,880 for the nine-month period ending September 30, 1993. This increase was principally due to the growth in assets under management. Assets under management increased from $690,200,000 as of September 30, 1992, to $785,600,000 as of September 30, 1993. This increase of assets under management was due to the addition of new clients and to appreciation of existing assets under management.

         Expenses for the nine-month period ended September 30, 1993, were $2,689,529, a $408,912 or 18% increase over the nine-month period ended September 30, 1992. This increase was principally due to an increase in compensation (including bonus) paid to the principals of HCMC as a result of HCMC's increased revenues. Earnings before income taxes were $220,282 for the nine-month period ended September 30, 1993, as compared to $204,588 for the nine-month period ended September 30, 1992.

Results of Operations -- Year Ended December 31, 1992, and Year Ended December 31, 1991

         Revenues from investment adviser fees increased $674,974, or 25%, from $2,722,157 for the year ended December 31, 1991, to $3,397,131 for the year ended December 31, 1992. This increase was principally attributable to the growth of assets under management from $614,100,000 at December 31, 1991, to $745,900,000 at December 31, 1992. This $131,800,000 or 21% increase of assets under management during 1992 was due to the addition of new clients and to appreciation of existing assets under management.


         Expenses for the year ended December 31, 1992, were $3,287,940, a $778,924 or 31% increase over the year ended December 31, 1991. This increase was principally due to an increase in compensation (including bonus) paid to the principals of HCMC as a result of HCMC's increased revenues. Earnings before income taxes were $123,689 for the year ended December 31, 1992, as compared to $234,924 for the year ended December 31, 1991.

Results of Operations -- Year Ended December 31, 1991, and Year Ended December 31, 1990

         Revenues from investment adviser fees increased $496,006, or 22%, to $2,722,157 for the year ended December 31, 1991, as compared to $2,226,151 for the year ended December 31, 1990. This increase was principally attributable to the growth of assets under management from $479,100,000 at December 31, 1990, to $614,100,000 at December 31, 1991. This $135,000 or 28% increase of assets under management was due to the addition of new clients and to appreciation of existing assets under management.

         Expenses for the year ended December 31, 1991, were $2,509,016, a $214,850 or 9% increase over the year ended December 31, 1990. This increase was principally due to an increase in the compensation (including bonus) paid to the principals of HCMC as a result of HCMC's increased revenues. Earnings before income taxes were $234,924 for the year ended December 31, 1991, as compared to ($41,823) for the year ended December 31, 1990.

Liquidity and Capital Resources

         HCMC has historically financed its working capital requirements through funds generated from operations. For the years ended 1992 and 1991, capital expenditures totalled $4,783 and $5,901, respectively, and were primarily related to the purchase of office equipment and furniture. HCMC has historically maintained sufficient liquidity for purposes of meeting potential business demands and opportunities.

OWNERSHIP OF HCMC COMMON STOCK AND DIVIDENDS

         Ownership of HCMC Common Stock. As of September 30, 1993, there were 100 HCMC Common Shares, its only class of voting securities, outstanding and five shareholders of record of such shares. All of the shareholders of HCMC currently serve as the directors and executive officers of HCMC. The following table provides information concerning the number of shares of HCMC Common Stock beneficially owned, directly or indirectly, by them as of September 30, 1993, and the number of shares of FTNC Common Stock to be owned by such persons on the Effective Date of the Merger. The number and percentage of shares of FTNC Common Stock beneficially owned on the Effective Date of the Merger in the tables in this section are based upon a conversion ratio of 4,852.18 FTNC Common Shares for each HCMC Common Share and assuming 28,653,585 FTNC Common Shares will be outstanding immediately prior to the Merger. The named person has sole voting and investment power with respect to the shares indicated.

                                                                                                Percent of
                                                                            Number of FTNC        Total
                                                                           Common Shares to    FTNC Common
                                          Number of       Percent of       be Beneficially     Shares to be
                                         HCMC Common  Total HCMC Shares         Owned         Outstanding on
            Beneficial Owner             Shares Owned    Outstanding       on Effective Date  Effective Date
            ---------------              ------------ ------------------ -------------------  ----------------

Paul H. Berz                                  20             20%                97,043            0.34%
Edward J. Goldstein                           20             20%                97,043            0.34%
James M. Weir                                 20             20%                97,043            0.34%
C. Thomas Whitman                             20             20%                97,043            0.34%
Steven Wishnia                                20             20%                97,043            0.34%

         Dividends. The shareholders of HCMC Common Stock are entitled to such dividends as may be declared from time to time by the HCMC Board. No cash dividends have been declared or paid by HCMC.

         The Merger Agreement restricts the ability of HCMC to declare and pay dividends. See "The Merger - Conduct of Business Pending Merger." HCMC's ability to pay dividends also is dependent upon the earnings and financial condition of HCMC. Dividend payments by HCMC are not subject to any regulatory restrictions.

                       DESCRIPTION OF FTNC CAPITAL STOCK

         The following summaries of certain provisions of the Restated Charter, as amended (the "Charter"), and Bylaws, as amended, of FTNC, the Rights Plan (defined below) and the Indenture (defined below) do not purport to be complete, are qualified in their entirety by reference to such instruments, each of which is an exhibit to the Registration Statement of which this Proxy Statement-Prospectus is a part, and are subject, in all respects, to applicable Tennessee law.

AUTHORIZED CAPITAL STOCK

         The authorized capital stock of FTNC currently consists of 5,000,000 shares of Preferred Stock, without par value ("Preferred Stock"), which may be issued from time to time by resolution of the FTNC Board and 50,000,000 shares of FTNC Common Stock. As of January 6, 1994, there were 30,124,038 shares of FTNC Common Stock and no shares of Preferred Stock outstanding. Also, approximately 3.3 million shares of FTNC Common Stock are reserved for issuance under various employee stock plans and FTNC's dividend reinvestment plan, approximately 1.3 million shares are reserved for issuance in connection with the acquisition of Cleveland Bank & Trust Company, Cleveland, Tennessee, (See page PF-1 herein) and, 281,640 shares of Preferred Stock are reserved for issuance under the Rights Plan (as defined herein).

PREFERRED STOCK

         The FTNC Board is authorized, without further action by the shareholders, to provide for the issuance of up to 5,000,000 shares of Preferred Stock, without par value, from time to time in one or more series and, with respect to each such series, has the authority to fix the powers (including voting power), designations, preferences and relative, participating, optional or other special rights and the qualifications, limitations or restrictions thereof. Currently, no shares of Preferred Stock are outstanding.

FTNC COMMON STOCK

         The FTNC Board is authorized to issue a maximum of 50,000,000 shares of Common Stock, $2.50 par value per share. The holders of the FTNC Common Stock are entitled to receive such dividends as may be declared by the FTNC Board from funds legally available therefor. The holders of the outstanding shares of FTNC Common Stock are entitled to one vote for each such share on all matters presented to shareholders and are not entitled to cumulate votes for the election of directors. Upon any dissolution, liquidation or winding up of FTNC resulting in a distribution of assets to the shareholders, the holders of FTNC Common Stock are entitled to receive such assets ratably according to their respective holdings after payment of all liabilities and obligations and satisfaction of the liquidation preferences of any shares of Preferred Stock at the time outstanding. The shares of FTNC Common Stock have no preemptive, redemption, subscription or conversion rights. The shares of FTNC Common Stock will be, when issued in accordance with the Merger Agreement, fully paid and nonassessable. Under FTNC's Charter, the FTNC Board is authorized to issue authorized shares of FTNC Common Stock without further action by FTNC's shareholders. However, the FTNC Common Stock is traded in the over-the-counter market and is quoted on the NASDAQ/NMS, which requires shareholder approval of the issuance of additional shares of FTNC Common Stock in certain situations. The Transfer Agent for the Common Stock is The First National Bank of Boston.

         The FTNC Board is divided into three classes, which results in approximately 1/3 of the directors being elected each year. In addition, the Charter and the Bylaws, among other things, generally give to the FTNC Board the authority to fix the number of directors on the FTNC Board and to remove directors from and fill vacancies on the FTNC Board, other than removal for cause and the filling of vacancies created thereby which are reserved to shareholders exercising at least a majority of the voting power of all outstanding voting stock of FTNC. To change these provisions of the Bylaws, other than by action of the FTNC Board, and to amend these provisions of the Charter or to adopt any provision of the Charter inconsistent with such Bylaw provisions, would require approval by the holders of at least 80% of the voting power of all outstanding voting stock. Such classification of the FTNC Board and such other provisions of the Charter and the Bylaws may have a significant effect on the ability of the shareholders of FTNC to change the composition of an incumbent FTNC Board or to benefit from certain transactions which are opposed by the FTNC Board.

SHAREHOLDER PROTECTION RIGHTS PLAN

         Each share of FTNC Common Stock has, and each share of the FTNC Common Stock issued in the Merger will have, attached to it one right (a "Right") issued pursuant to a Shareholder Protection Rights Agreement dated as of September 7, 1989 (the "Rights Plan"). Each Right entitles its holder to purchase 1/100th of a share of Participating Preferred Stock, without par value, for $76.67 (the "Exercise Price"), subject to adjustment, upon the business day following the earlier of (i) the 10th day after commencement of a tender or exchange offer which, if consummated, would result in a person's becoming the beneficial owner of 10% or more of the outstanding shares of FTNC Common Stock (an "Acquiring Person") and (ii) the first date (the "Flip-in Date") of public announcement that a person has become an Acquiring Person.

         The Rights will expire on the earliest of (i) the Exchange Time (defined below), (ii) September 18, 1999 and (iii) the date on which the Rights are redeemed as described below. The FTNC Board may, at its option, at any time prior to the Flip-in Date, redeem all the Rights at a price of $.01 per Right.

         If a Flip-in Date occurs, each Right (other than Rights beneficially owned by the Acquiring Person or its affiliates, associates or transferees, which Rights will become void), to the extent permitted by applicable law, will constitute the right to purchase shares of FTNC Common Stock or Participating Preferred Stock having an aggregate market price equal to twice the Exercise Price for an amount in cash equal to the then-current Exercise Price. In addition, the FTNC Board may, at its option, at any time after a Flip-in Date and prior to the time that an Acquiring Person becomes the beneficial owner of more than 50% of the outstanding shares of FTNC Common Stock, elect to exchange the Rights (other than Rights beneficially owned by the Acquiring Person) for shares of FTNC Common Stock at an exchange ratio of one share of FTNC Common Stock per Right (the "Exchange Time").

         FTNC may not agree to be acquired by an Acquiring Person without providing that each Right, upon such acquisition, will constitute the right to purchase common stock of the Acquiring Person having an aggregate market price equal to twice the Exercise Price for an amount in cash equal to the then-current Exercise Price.

         The Rights will not prevent a takeover of FTNC. The Rights, however, may have certain anti-takeover effects. The Rights may cause substantial dilution to a person or group that acquires 10% or more of the outstanding FTNC Common Stock unless the Rights are first redeemed by the FTNC Board.

SUBORDINATED CAPITAL NOTES DUE 1999

         On June 10, 1987, FTNC issued $75,000,000 principal amount of 10 3/8% Subordinated Capital Notes Due 1999 (the "Capital Notes"). The Capital Notes currently constitute Tier 2 capital under the Federal Reserve Board's risk-based capital guidelines. Pursuant to the Indenture, dated as of June 1, 1987 (the "Indenture"), between FTNC and Security Pacific National Trust Company (New York), Trustee, at maturity the Capital Notes are required to be exchanged for Common Stock, Preferred Stock or certain other eligible capital securities to be issued by FTNC ("Capital Securities") having a market value equal to the principal amount of the Capital Notes, except to the extent that FTNC, at its option, shall elect to pay in cash such principal amount from amounts representing proceeds of other issuances of Capital Securities designated for such use.

                 EFFECT OF THE MERGER ON RIGHTS OF SHAREHOLDERS

         FTNC is a Tennessee corporation subject to the provisions of the TBCA. HCMC is a Delaware corporation subject to the provisions of the DGCL. Shareholders of HCMC, whose rights are governed by HCMC's Certificate of Incorporation and Bylaws and by the DGCL will, upon consummation of the Merger, become shareholders of FTNC whose rights will then be governed by the Charter and Bylaws of FTNC and by the TBCA. The following is a summary of the material differences in the rights of shareholders of FTNC and HCMC and is qualified in its entirety by reference to the governing law and the Articles of Incorporation or Charter and Bylaws of each of FTNC and HCMC. Certain topics discussed below are also subject to federal law and the regulations promulgated thereunder. See "Certain Regulatory Considerations."

REMOVAL OF DIRECTORS

         HCMC's Bylaws provide that, except as otherwise prohibited or restricted under the DGCL, any director may be removed with or without cause by the shareholders.

         FTNC's Charter provides that any director is subject to removal by the shareholders only for cause by the affirmative vote of the majority of the shares entitled to vote.

CONFLICT-OF-INTEREST TRANSACTIONS

         The DGCL generally permits transactions involving HCMC and an interested director of HCMC if (i) the material facts are disclosed and a majority of disinterested directors consents, (ii) the material facts are disclosed and a majority of shares entitled to vote thereon consents, or (iii) the transaction is fair to HCMC at the time it is authorized by the HCMC Board, a committee, or the HCMC shareholders.

         The TBCA generally permits transactions involving FTNC and an interested director of FTNC if (i) the material facts are disclosed and a majority of disinterested directors or a committee of the FTNC Board consents,
(ii) the material facts are disclosed and a majority of disinterested shares entitled to vote thereon consents or (iii) the transaction is fair to FTNC. The TBCA prohibits loans to directors by FTNC unless approved by a majority vote of disinterested shareholders or the FTNC Board determines that the loan benefits FTNC and either approves the specific loan or a general plan of loans by FTNC.

SPECIAL MEETINGS OF SHAREHOLDERS

         Pursuant to HCMC's Bylaws, a special meeting of HCMC's shareholders may be called for any purpose by the HCMC Board or the Executive Committe, or upon the request of the holders of 10% of the total shares outstanding.

         FTNC's Bylaws authorize the Chairman of the FTNC Board, or the Secretary at the request of a majority of the FTNC Board or, in certain circumstances, the shareholders, to call a special meeting of shareholders for any purpose. Such a call shall state the purpose or purposes of the proposed meeting.

REQUIRED VOTE FOR AUTHORIZATION OF CERTAIN ACTIONS

         The DGCL provides that the recommendation of the HCMC Board and the approval of a majority of the outstanding shares of HCMC entitled to vote thereon is required to effect a merger or consolidation or to sell, lease or exchange substantially all of HCMC's assets. With respect to a merger, no vote of the HCMC shareholders would be required if HCMC were the surviving corporation and (i) the related agreement of merger did not amend HCMC's Certificate of Incorporation, (ii) each share of stock of HCMC outstanding immediately before the merger were an identical outstanding or treasury share of HCMC after the merger and (iii) the number of shares of HCMC to be issued in the merger (or to be issuable upon conversion of any convertible instruments to be issued in the merger) did not exceed 20% of the shares of HCMC Common Stock outstanding immediately before the merger.

         The TBCA provides that the approval of the FTNC Board and of a majority of the outstanding shares of FTNC entitled to vote thereon would also generally be required to approve a merger or to sell, lease, exchange or otherwise dispose of substantially all of FTNC's assets. In accordance with the TBCA, submission by the FTNC Board of any such action may be conditioned on any basis, including without limitation, conditions regarding a supermajority voting requirement or that no more than a certain number of shares indicate that they will seek dissenters' rights.

         With respect to a merger, no vote of the shareholders of FTNC would be required if FTNC were the surviving corporation and (i) FTNC's Charter would remain unchanged after the merger, subject to certain exceptions, (ii) each shareholder of FTNC immediately before the merger would hold an identical number of shares, with identical rights and preferences, after the merger,
(iii) the number of voting shares outstanding immediately after the merger plus the number of voting shares issuable as a result of the merger (either by conversion of securities issued pursuant to the merger or the exercise of rights and warrants issued pursuant to the merger), will not exceed by more than 20% the number of voting shares of the surviving corporation outstanding immediately before the merger; and (iv) the number of participating shares outstanding immediately after the merger, plus the number of participating shares issuable as a result of the merger (either by conversion of securities issued pursuant to the merger or the exercise of rights and warrants issued pursuant to the merger), will not exceed by more than 20% the total number of participating shares outstanding immediately before the merger.

         With respect to a sale, lease, exchange or other disposition of substantially all the assets of FTNC, no vote of the shareholders of FTNC would be required if such transfer were conducted in the regular course of business or if such transfer were made to a wholly-owned subsidiary of FTNC.

SHAREHOLDER PROPOSALS AND NOMINATIONS

         Neither HCMC's Certificate of Incorporation nor its Bylaws contain provisions concerning shareholder proposals or director nominations.

         Pursuant to FTNC's Bylaws, shareholder proposals and director nominations must be in writing and delivered or mailed to the Secretary of FTNC not less than 30 nor more than 60 days prior to the date of a meeting of shareholders; provided, however, that if fewer than 40 days' notice or prior public disclosure of the date of the meeting is given or made to shareholders, notice by the shareholder will be timely if it is delivered or received not later than the close of business on the 10th day following the earlier of the day on which such notice of the date of such meeting was mailed or the date on which such public disclosure was made.

ACTION BY WRITTEN CONSENT

         The DGCL provides for action without shareholder meetings if a written consent setting forth the action to be taken is signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted.

         The TBCA provides that action may be taken without a shareholder meeting and vote if all shareholders entitled to vote on the action consent to taking such action without a meeting. Action by written consent of the FTNC shareholders is impracticable given the number of holders of FTNC common stock.

INSPECTION RIGHTS

         Both the TBCA and the DGCL contain provisions granting shareholders the right to inspect certain records of each corporation. Under the DGCL, any shareholder of record, either in person or by attorney or other agent, upon written demand under oath stating the purpose thereof, has the right to inspect certain of HCMC's records during certain times. This right is limited, however, to inspection for "a proper purpose," which is defined as "a purpose reasonably related to such person's interest as a stockholder."

         Under the TBCA, FTNC shareholders are also entitled to inspect and copy, during regular business hours at FTNC's principal office, the minutes of shareholder meetings, charter, bylaws, annual reports, and certain other records of the corporation, provided the shareholder gives the corporation written notice of his demand at least 5 business days before the date on which he wishes to inspect and copy the records. In addition, a shareholder who makes a demand in good faith, for a proper purpose, and describes with reasonable particularity his purpose and the records he desires to inspect, and if the records are directly connected with his purpose, may also, upon 5 days' written notice, inspect and copy: (i) accounting records of the corporation,
(ii) the records of shareholders and excerpts from minutes of any meeting of the board of directors, (iii) records of any action of a committee of the board of directors while acting in place of the board of directors on behalf of the corporation, (iv) minutes of any meeting of the shareholders, and (v) records of action taken by the shareholders or board of directors without a meeting.

AMENDMENT OF CERTIFICATE OF INCORPORATION OR CHARTER AND BYLAWS

         HCMC's Certificate of Incorporation and Bylaws provide that HCMC's Bylaws may be amended or repealed by a majority vote of the HCMC shareholders or the HCMC Board.

         FTNC's Charter provides that any amendment to the Charter which is inconsistent with any provision of the Bylaws may be adopted only by the affirmative vote of the holders of at least 80% of the voting power of all outstanding stock. FTNC's Bylaws may be amended or repealed by vote of a majority of all the directors of FTNC, at any regular or special meeting of the FTNC Board. In addition, the shareholders of FTNC may make, alter, amend or repeal the Bylaws at any annual meeting or at a special meeting called for that purpose, if at least 80% of the voting power of all outstanding voting stock approves the amendment. The Charter also provides that at least 80% of the voting power of all outstanding voting stock must approve an amendment to the Charter and Bylaws to change the classification of the FTNC Board or the 80% voting requirement for an amendment of the Bylaws.

VOLUNTARY DISSOLUTION

         The DGCL provides that HCMC may be dissolved by the approval of the HCMC Board and a majority of the shares of HCMC entitled to vote thereon. The DGCL also allows all the shareholders of HCMC acting unanimously in writing to effect a dissolution of HCMC without the approval of the HCMC Board.

         The TBCA provides that FTNC may be dissolved if the FTNC Board proposes dissolution and a majority of the shares of FTNC entitled to vote thereon approves. In accordance with the TBCA, the FTNC Board may condition its submission of a proposal for dissolution on any basis, including a greater shareholder vote requirement.

INDEMNIFICATION

         Both the DGCL and the TBCA provide in certain situations for mandatory and permissive indemnification of directors and officers in substantially the same manner. The TBCA, however, states that statutory indemnification is not to be deemed exclusive of any other rights to which a director seeking indemnification may be entitled; provided, however, no indemnification may be made if a final adjudication adverse to the director or officer establishes his liability for any breach of loyalty to the corporation or its shareholders; for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; or for unlawful distributions.

         FTNC has provided additional indemnification to its directors and certain officers designated by the FTNC Board in a shareholder-approved bylaw amendment and individual indemnity agreements, which provide for indemnification to the maximum extent not prohibited by law.

BUSINESS COMBINATION ACT

         The DGCL regulates business combinations such as mergers, consolidations, and asset purchases where the business acquired was, or the assets belonged to, a public corporation, and where the acquiror became an "interested stockholder" of the public corporation before the date of the transaction unless (i) prior to the date of the transaction the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder, or (ii) upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned by persons who are directors and also officers and employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer, or (iii) on or subsequent to the date of the transaction the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders by the affirmative vote of at least 66-2/3% of the outstanding voting stock of the disinterested stockholders.

         In the context of this law, an "interested stockholder" is any person (other than the corporation and any direct or indirect majority-owned subsidiary of the corporation) who directly or indirectly, alone or in concert with others, beneficially owns or controls 15% or more of the voting stock of the public corporation. The law prohibits business combinations with an unapproved interested stockholder for a period of 3 years after the date on which the person became an interested stockholder and requires that any business combination with an unapproved interested stockholder after such 3 year period be approved by the board of directors and authorized by the affirmative vote of 66-2/3% of the outstanding shares held by persons other than the interested stockholders. The law is very broad in its scope and is designed to inhibit unfriendly acquisitions but it does not apply to corporations whose certificate of incorporation or bylaws contain a provision not to be covered by this section. Neither HCMC's Certificate of Incorporation nor Bylaws contain such a provision.

         Tennessee's Business Combination Act provides that a party owning 10% or more of stock in a "resident domestic corporation" (such party is called an "interested shareholder") cannot engage in a business combination with the resident domestic corporation unless the combination (i) takes place at least 5 years after the interested shareholder first acquired 10% or more of the resident domestic corporation, and (ii) either (A) is approved by at least 2/3 of the non-interested voting shares of the resident domestic corporation or (B) satisfies certain fairness conditions specified in the Business Combination Act.

         These provisions apply unless one of two events occurs. A business combination with an entity can proceed without delay when approved by the target corporation's board of directors before that entity becomes an interested shareholder, or the resident corporation may enact a charter amendment or bylaw to remove itself entirely from the Business Combination Act. This charter amendment or bylaw must be approved by a majority of the shareholders who have held shares for more than one year prior to the vote. It may not take effect for at least 2 years after the vote. FTNC has not adopted a charter or bylaw amendment removing FTNC from coverage under the Business Combination Act.

         The Business Combination Act further provides an exemption from liability for officers and directors of resident domestic corporations who do not approve proposed business combinations or charter amendments and bylaws removing their corporations from the Business Combination Act's coverage as long as the officers and directors act in "good faith belief" that the proposed business combination would adversely affect their corporation's employees, customers, suppliers, or the communities in which their corporation operates and such factors are permitted to be considered by the board of directors under the charter.

         The United States Court of Appeals for the Sixth Circuit has held that the Tennessee Business Combination Act is unconstitutional as it applies to target corporations organized under the laws of states other than Tennessee (such as HCMC).

CONTROL SHARE ACQUISITION ACT

         The Tennessee Control Share Acquisition Act ("TCSAA") strips a purchaser's shares of voting rights any time an acquisition of shares in a covered Tennessee corporation brings the purchaser's voting power to 1/5, 1/3 or a majority of all voting power. The purchaser's voting rights can be established only by a majority vote of the other shareholders. The purchaser may demand a special meeting of shareholders to conduct such a vote. The purchaser can demand such a meeting before acquiring a control share only if it holds at least 10% of outstanding shares and announces a good faith intention to make the control share acquisition. A target corporation may or may not redeem the purchaser's shares if the shares are not granted voting rights.

         The United States Court of Appeals for the Sixth Circuit, however, has held that the TCSAA is unconstitutional as it applies to target corporations organized under the laws of states other than Tennessee (such as HCMC).

         The DGCL contains no similar provisions with respect to control share acquisitions.

INVESTOR PROTECTION ACT

         Tennessee's Investor Protection Act ("TIPA") applies to tender offers directed at corporations (called "offeree companies") that have "substantial assets" in Tennessee and that are either incorporated in or have a principal office in Tennessee. The TIPA requires an offeror making a tender offer for an offeree company to file with the Commissioner of Commerce and Insurance (the "Commissioner") a registration statement. When the offeror intends to gain control of the offeree company, the registration statement must indicate any plans the offeror has for the offeree. The Commissioner may require additional information material to the takeover offer and may call for hearings. The TIPA does not apply to an offer that the offeree company's board of directors recommends to shareholders.

         In addition to requiring the offeror to file a registration statement with the Commissioner, the TIPA requires the offeror and the offeree company to deliver to the Commissioner all solicitation materials used in connection with the tender offer. The TIPA prohibits "fraudulent, deceptive, or manipulative acts or practices" by either side, and gives the Commissioner standing to apply for equitable relief to the Chancery Court of Davidson County, Tennessee, or to any other chancery court having jurisdiction whenever it appears to the Commissioner that the offeror, the offeree company, or any of its respective affiliates has engaged in or is about to engage in a violation of the TIPA. Upon proper showing, the Chancery Court may grant injunctive relief. The TIPA further provides civil and criminal penalties for violations.

         The United States Court of Appeals for the Sixth Circuit has held that the TIPA violates the commerce clause of the United States Constitution to the extent that it applies to target corporations organized under the laws of states other than Tennessee (such as HCMC).

         The DGCL contains no similar provisions with respect to investor protection.

 AUTHORIZED CORPORATION PROTECTION ACT

         The Tennessee Authorized Corporation Protection Act ("TACPA") is the vehicle through which the Business Combination Act and the TCSAA can govern foreign corporations. The TACPA provides that an authorized corporation can adopt a bylaw or a charter provision electing to be subject to the operative provisions of the Business Combination Act and the TCSAA, which then become applicable "to the same extent as such provisions apply to a resident domestic corporation." Authorized corporations are those that are required to obtain a Certificate of Authority from the Tennessee Secretary of State and that satisfy any 2 of certain tests including having its principal place of business located in Tennessee; having a significant subsidiary located in Tennessee; having a majority of such corporation's fixed assets located in Tennessee; having more than 10% of the beneficial owners of the voting stock or more than 10% of such corporation's shares of voting stock beneficially owned by residents of Tennessee; employing more than 250 individuals in Tennessee or having an annual payroll paid to residents of Tennessee that is in excess of $5,000,000; producing goods and/or services in Tennessee that result in annual gross receipts in excess of $10,000,000; or having physical assets and/or deposits located within Tennessee that exceed $10,000,000 in value.

         The United States Court of Appeals for the Sixth Circuit, however, has held the TACPA unconstitutional as it applies to target corporations organized under the laws of states other than Tennessee (such as HCMC).

         The DGCL contains no similar provisions with respect to authorized corporation protection.

GREENMAIL ACT

         The Tennessee Greenmail Act ("TGA") applies to any corporation chartered under the laws of Tennessee which has a class of voting stock registered or traded on a national securities exchange or registered with the SEC pursuant to Section 12(g) of the Exchange Act. The TGA provides that it is unlawful for any corporation or subsidiary to purchase, either directly or indirectly, any of its shares at a price above the market value, as defined in the TGA, from any person who holds more than 3% of the class of the securities purchased if such person has held such shares for less than 2 years, unless either the purchase is first approved by the affirmative vote of a majority of the outstanding shares of each class of voting stock issued or the corporation makes an offer of at least equal value per share to all holders of shares of such class.

         The DGCL contains no similar provisions with respect to greenmail.

DIVIDENDS AND OTHER DISTRIBUTIONS

         The DGCL generally allows dividends to be paid out of surplus of HCMC or out of the net profits of HCMC for the current fiscal year and/or the prior fiscal year. No dividends may be paid if they would result in the capital of HCMC being less than the capital represented by the preferred stock of HCMC. There are no shares of HCMC preferred stock authorized or outstanding.

         The TBCA provides that FTNC generally may make dividends or other distributions to its shareholders unless after the distribution either (i) FTNC would not be able to pay its debts as they become due in the usual course of business or (ii) FTNC's assets would be less than the sum of its liabilities plus the amount that would be needed to satisfy the preferential dissolution rights of its preferred stock. There are no shares of FTNC preferred stock outstanding.

APPRAISAL RIGHTS

         The DGCL provides appraisal rights for certain mergers and consolidations. Appraisal rights are not available to holders of (i) shares listed on a national securities exchange or held of record by more than 2,000 shareholders or (ii) shares of the surviving corporation of the merger, if the merger did not require the approval of the shareholders of such corporation, unless in either case, the holders of such stock are required pursuant to the merger to accept anything other than (A) shares of stock of the surviving corporation, (B) shares of stock of another corporation which are also listed on a national securities exchange or held by more than 2,000 holders, or (C) cash in lieu of fractional shares of such stock. Appraisal rights are not available for a sale of assets or an amendment to the Certificate of Incorporation, but are available to HCMC shareholders with respect to the Special Meeting regarding the Merger. See "The Merger -- Shareholders' Appraisal Rights."

         The TBCA generally provides dissenters' rights for mergers and share exchanges that would require shareholder approval, sales of substantially all the assets (other than sales that are in the usual and regular course of business and certain liquidations and court-ordered sales), and certain amendments to the charter that materially and adversely affect rights in respect of a dissenter's shares. Dissenters' rights are not available as to any shares which are listed on an exchange registered under Section 6 of the Exchange Act or are "national market system" securities as defined in rules promulgated pursuant to the Exchange Act (such as FTNC Common Stock).

RIGHTS OF HOLDERS OF CAPITAL NOTES

         On June 10, 1987, FTNC issued Capital Notes due in 1999. At maturity, the Capital Notes will be exchanged for Capital Securities having a market value equal to the principal amount of the notes. See "Description of FTNC Capital Stock--Subordinated Capital Notes due 1999."

SHAREHOLDER RIGHTS PLAN

         For a discussion of the FTNC Shareholder Rights Plan, see "Description of FTNC Capital Stock--Shareholder Rights Plan." The HCMC Board has not adopted a shareholder rights plan.

                                 LEGAL MATTERS

         A legal opinion to the effect that the shares of FTNC Common Stock and associated Rights offered hereby, when issued in accordance with the Merger Agreement, will be validly issued, fully paid and nonassessable, has been rendered by Clyde A. Billings, Jr., Vice President and Counsel, FTNC. Mr. Billings beneficially owns approximately 9,200 shares of FTNC Common Stock.

         Heiskell, Donelson, Bearman, Adams, Williams & Caldwell, a Professional Corporation, Memphis, Tennessee, has rendered an opinion, summarized above in the section entitled "Certain Federal Income Tax Consequences." Members of such firm beneficially own approximately 25,000 shares of FTNC Common Stock.

                                    EXPERTS

         The financial statements of HCMC for year ended December 31, 1992 have been audited by Cannon & Company, independent public accountants, as set forth in their report dated November 24, 1993. The financial statements of HCMC for years ended December 31, 1991 and 1990 and nine month periods ended September 30, 1993 and 1992 have been compiled by Cannon & Company, as set forth in their report dated November 24, 1993. These financial statements are included in this Proxy Statement-Prospectus upon the authority of said firm as experts in auditing and accounting. Representatives of Cannon & Company are expected to be present at the Special Meeting, will have an opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

         The consolidated financial statements of FTNC and its subsidiaries incorporated by reference in FTNC's Annual Report on Form 10-K for the year ended December 31, 1992 have been audited by Arthur Andersen & Co., independent public accountants, as set forth in their report thereon dated January 19, 1993, included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance on such report given upon the authority of such firm as experts in accounting and auditing.

         With respect to the 1991 and 1990 financial statements of Home Financial Corporation, a company acquired by FTNC during 1992 in a transaction accounted for as a pooling of interests, Arthur Andersen & Co. relied upon the report of Baylor and Backus, independent accountants, whose report dated February 21, 1992, except with respect to the information discussed in Note 27, as to which the date is October 21, 1992, was incorporated by reference in FTNC's Form 10-K for 1992 and is incorporated herein by reference.

                    INDEX TO PRO FORMA FINANCIAL INFORMATION

                                                                                                           Page
                                                                                                           ----
Pro Forma Financial Information . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  PF-1

FTNC Pro Forma Combined Condensed Statement of Condition as of September 30, 1993 . . . . . . . . . . . .  PF-2

FTNC Pro Forma Combined Condensed Statements of Income for the Nine Months
Ended September 30, 1993  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  PF-3

FTNC Pro Forma Combined Condensed Statements of Income for the Year Ended December 31, 1992 . . . . . . .  PF-4

FTNC Pro Forma Combined Condensed Statements of Income for the Year Ended December 31, 1992 . . . . . . .  PF-5


                                INDEX TO HCMC FINANCIAL INFORMATION


As of and for Years Ended December 1992 (Audited), 1991 (Unaudited), and 1990 (Unaudited) and Nine Months
ended September 30, 1993 (Unaudited) and September 30, 1992 (Unaudited)

         Independent Auditor's Report . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   F-1

         Accountants' Compilation Report  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   F-2

         Balance Sheets as of December 31, 1992 (Audited) and 1991 (Unaudited) and
         September 30, 1993 (Unaudited) and 1992 (Unaudited)  . . . . . . . . . . . . . . . . . . . . . .   F-3

         Statements of Operations for Years Ended December 31, 1992 (Audited),
         and December 31, 1991 (Unaudited) and December 31, 1990 (Unaudited) and
         Nine Months Ended September 30, 1993 (Unaudited) and 1992 (Unaudited). . . . . . . . . . . . . .   F-4

         Statements of Retained Earnings for Years Ended December 31, 1992 (Audited), and
         December 31, 1991 (Unaudited) and December 31, 1990 (Unaudited) and
         Nine Months Ended September 30, 1993 (Unaudited) and 1992 (Unaudited). . . . . . . . . . . . . .   F-5

         Statements of Cash Flows for Years Ended December 31, 1992 (Audited), and
         December 31, 1991 (Unaudited) and Nine Months Ended September 30, 1993 (Unaudited)
         and 1992 (Unaudited) . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   F-6

         Notes to Financial Statements  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   F-8

Additional Information

         Selected Financial Data (Unaudited)  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  F-12

                        PRO FORMA FINANCIAL INFORMATION

         The following unaudited pro forma combined statement of condition and statements of income reflect (i) the consolidated condensed historical statements of condition of FTNC, Maryland National Mortgage Corporation ("MNMC"), and SNMC Management Corporation ("SNMC") as of September 30, 1993,
(ii) the pro forma combined condensed statement of condition of FTNC as of September 30, 1993, (iii) the consolidated condensed historical statements of income of FTNC, MNMC, and SNMC, (iv) the pro forma combined condensed statements of income of FTNC, for the nine months ended September 30, 1993, and for the year ended December 31, 1992, based on SNMC two months historical results of operations, giving effect to the Merger on a pooling of interests accounting basis for SNMC and a purchase accounting basis for MNMC, and (v) the pro forma combined condensed statements of income of FTNC, for the year ended December 31, 1992, based on SNMC two months historical results of operations and ten months of the predecessor's historical results of operations, giving effect to the merger on a pooling of interests accounting basis for SNMC and a purchase accounting basis for MNMC. On October 1, 1993, FTNC acquired all the stock of MNMC for approximately $114 million in cash. On December 31, 1993, FTNC acquired all of the stock of New South Bancorp ("NSB") in exchange for 148,869 shares of FTNC Common Stock. On January 4, 1994, FTNC exchanged 1,798,951 shares of its stock for all of the stock of SNMC. Immediately prior to the merger of SNMC and First Tennessee Interim Corporation, FTNC directed that all shares of the SNMC common stock, as the surviving corporation, be issued directly to FTB. SNMC thereby became a wholly-owned subsidiary of FTB.

         Not included in the consolidated condensed historical statements or the pro forma combined condensed statements, due to immateriality, are the acquisitions of Cleveland Bank and Trust Company ("CBT"), NSB and Highland Capital Management Corp. ("HCMC").


         FTNC has entered into an agreement with CBT pursuant to which a wholly-owned subsidiary of FTNC will be merged with and into CBT. Under the terms of the agreement with CBT each of its 100,000 shares of common stock will be converted into the right to receive and become shares of FTNC common stock, based on an exchange ratio of between 10.5011 and 12.6957 shares of FTNC common stock for each share of CBT common stock. The exact ratio is dependent upon the average price of FTNC common stock at the time of regulatory approval. The merger is subject to regulatory and CBT shareholder approvals. At September 30, 1993, CBT had approximately $225 million in assets and $23 million in capital. The CBT merger is expected to close in the first quarter of 1994.

PRO FORMA COMBINED CONDENSED STATEMENT OF CONDITION AS OF SEPTEMBER 30, 1993

                                                    FTNC          MNMC           SNMC         Adjustment        Pro Forma
                                                 -----------  -----------     ----------     -----------      ------------
 (Dollars in thousands)
 ASSETS
 Cash and cash equivalents                     $  640,621      $  6,676      $ 10,257      $  65,958(a)      $  723,512
 Investment in bank time deposits                   4,435         2,971                                           7,406
 Trading account securities                       224,885                                                       224,885
 Assets held for sale                             202,290       457,924       330,935        109,223(b)       1,100,372
 Investment securities                          2,678,797             7           100       (885,408)(b)(c)   1,793,496
 Net loans                                      4,796,755        16,132                                       4,812,887
 Premises and equipment, net                      114,717         4,453         2,149           (400)(b)        120,919
 Real estate acquired by foreclosure               17,022        12,477           150                            29,649
 Mortgage servicing rights                          6,106         7,594        51,162         34,159(b)          99,021
 Other identifiable intangible assets              29,315                                                        29,315
 Goodwill                                          19,852         3,151                       31,859(b)          54,862
 Customers' acceptances                             2,948                                                         2,948
 Other assets                                     720,977        26,194        22,023          5,259(b)         774,453
                                                ---------     ---------     ---------      ---------          ---------
    Total assets                               $9,458,720      $537,579      $416,776      $(639,350)        $9,773,725
                                                =========     =========     =========      =========          =========
 LIABILITIES
 Deposits                                      $6,679,130      $             $             $ 180,000(a)      $6,859,130
 Federal funds purchased and securities sold
    under agreements to repurchase              1,187,614                                                     1,187,614
 Other borrowings                                 424,137       408,184       328,580       (736,764)(c)        424,137
 Long term debt                                    90,788         5,000        37,921        (37,921)(c)         95,788
 Acceptances outstanding                            2,948                                                         2,948
 Other liabilities                                417,652        68,738        53,873         10,992(b)(d)      551,255
                                                ---------     ---------     ---------      ---------          ---------
    Total liabilities                           8,802,269       481,922       420,374       (583,693)         9,120,872
 CAPITAL
 Common stock                                      70,417           100             1          4,193(e)          74,711
 Surplus                                           84,035        18,454         5,433        (22,747)(e)         85,175
 Retained earnings                                504,829        37,103        (9,032)       (37,103)(e)        495,797
 Deferred compensation on restricted stock
    incentive plan                                 (2,830)                                                       (2,830)
                                                ---------     ---------     ---------      ---------          ---------
    Total shareholders' equity                    656,451        55,657        (3,598)       (55,657)           652,853
                                                ---------     ---------     ---------      ---------          ---------
    Total liabilities and equity capital       $9,458,720      $537,579      $416,776      $(639,350)        $9,773,725
                                                =========     =========     =========      =========          =========

_________________
(a) To reflect cash received from the MNMC and SNMC acquisitions in the form of mortgage loan custodial accounts reduced by the purchase price paid from MNMC of $114,042.
(b) To reflect the revaluation under purchase accounting of the acquired assets and liabilities related to the MNMC acquisition. The purchase price was allocated based upon preliminary estimates of value and is subject to change. Also reflected in this adjustment is the reclassification of certain SNMC amounts to conform with FTNC presentation.
(c) To reflect the replacement of investment securities with the warehouse loans of MNMC and SNMC and the retirement of debt instruments of MNMC and SNMC which will be replaced with core deposits of FTB.
(d) To reflect the accrual of one time expenses related to the MNMC acquisition.
(e) To reflect the elimination of MNMC capital in purchase accounting and the conversion of all SNMC capital instruments into 1,717,461 shares of FTNC common stock with a par value of $2.50 (based on a purchase price before any closing adjustments of $66,980,982 and a FTNC stock price of $39). The FTNC stock price used in SNMC's conversion may actually vary within the range of $36 to $42.

PRO FORMA COMBINED CONDENSED STATEMENTS OF INCOME FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1993

                                              FTNC          MNMC(f)    SNMC        Adjustment       Pro Forma
                                          -----------      --------  --------     ------------     -----------
 (Dollars in thousands, except per share
 data)
 Interest income:
    Interest and fees on loans            $   289,056      $ 19,582  $ 15,189     $                $   323,827
    Interest on investment securities         136,263             1                (12,023)(a)         124,241
    Interest on trading account securities      6,708                                                    6,708
    Interest on other earning assets            2,792           321                   (659)(b)           2,454
                                           ----------       -------    ------      -------            --------
       Total interest income                  434,819        19,904    15,189      (12,682)            457,230
                                           ----------       -------    ------      -------            --------
 Interest expense:
    Interest on deposits                      144,189                                                  144,189
    Interest on short-term borrowings          28,142         9,520    10,565       (9,520)(a)          38,707
    Interest on long-term debt                  6,965           237     3,149                           10,351
                                           ----------       -------    ------      -------            --------
       Total interest expense                 179,296         9,757    13,714       (9,520)            193,247
                                           ----------       -------    ------      -------            --------
 Net interest income                          255,523        10,147     1,475       (3,162)            263,983
 Provision for loan losses                     27,065                                                   27,065
                                           ----------       -------    ------      -------            --------
       Net interest income after
          provision for loan losses           228,458        10,147     1,475       (3,162)            236,918
                                           ----------       -------    ------      -------            --------
 Noninterest income:
    Bond division                              69,243                                                   69,243
    Service charges on deposit accounts        41,324                                                   41,324
    Bank card                                  19,098                                                   19,098
    Trust service                              15,079                                                   15,079
    Securities gains (losses)                   1,494                                                    1,494
    Mortgage loan origination fees              2,152        17,831     7,007                           26,990
    Mortgage servicing                          4,172         7,796    17,501                           29,469
    Profits from sale of mortgage loans and
       servicing                                1,203        20,669    13,332                           35,204
    Other                                      33,557         5,672     5,686                           44,915
                                           ----------       -------    ------      -------            --------
       Total noninterest income               187,322        51,968    43,526                          282,816
                                           ----------       -------    ------      -------            --------
 Noninterest expense:
    Salaries and employee benefits            153,374        35,643    26,852                          215,869
    Operations services                        19,495           483     1,490                           21,468
    Occupancy                                  15,320         2,532     2,535                           20,387
    Communications and courier                 13,541         1,498                                     15,039
    Equipment rentals, depreciation, and
       maintenance                             11,889         1,648                                     13,537
    Deposit insurance premium                  11,562                                                   11,562
    Amortization of intangible assets           5,971         1,145    11,487        4,912(c)           23,515
    Other                                      47,865        15,612     9,624                           73,101
                                           ----------       -------    ------      -------            --------
       Total noninterest expense              279,017        58,561    51,988        4,912             394,478
                                           ----------       -------    ------      -------            --------
 Income before income taxes                   136,763         3,554    (6,987)      (8,074)            125,256
 Applicable income taxes                       46,726         3,466                 (5,502)(d)(f)       44,690
                                           ----------       -------    ------      -------            --------
 Net income (loss)                        $    90,037      $     88  $ (6,987)    $ (2,572)        $    80,566
                                           ==========       =======    ======      =======            ========
 Net income (loss) per common share       $      3.20      $    .88  $ (77.63)                     $      2.69
 Weighted average shares outstanding       28,177,968       100,000    90,000                       29,895,429(e)

_________________
(a) To reflect the loss of interest earned on investment securities which would be replaced with the warehouse loans of MNMC and reflected in the resulting reduction in interest expense on short-term borrowings which would be replaced with core deposits of FTB.
(b) To reflect the loss of interest earned on funds that would have been used for the MNMC acquisition net of custodial deposits received.
(c) To reflect the incremental amortization resulting from the MNMC acquisition intangibles.
(d) To reflect the tax effect of the interest and amortization adjustments related to the MNMC acquisition. Also reflected is an adjustment related to the effect of the acquisition on SNMC's net operating loss carryforward.
(e) Pro forma weighted average shares outstanding have been calculated by increasing FTNC's current weighted average shares by the 1,717,461 shares of FTNC common stock that would be issued based on a purchase price for SNMC of $66,980,982 and a FTNC stock price of $39. The actual stock price used in SNMC's conversion may actually vary within the range of $36 to $42, and the actual purchase price is subject to closing adjustments (none of which are expected to be material).
(f) Reflects an adjustment of $5 million to conform loss reserves of MNMC to the valuation and other accounting policies and practices applied consistently on a mutually satisfactory basis with those of FTNC.
         This adjustment was not tax effected by MNMC. The tax effect has been included in the adjustment column under Applicable income taxes.

PRO FORMA COMBINED CONDENSED STATEMENTS OF INCOME FOR THE YEAR ENDED DECEMBER 31, 1992
(Based on Two Months Results of Operations of SNMC)(f)

                                                   FTNC         MNMC      SNMC(f)    Adjustment    Pro Forma
                                               -----------  -----------  ---------  -----------  ------------
 (Dollars in thousands, except per share
 data)
 Interest income:
    Interest and fees on loans              $   395,710    $  37,452    $  2,685   $ (21,503)(a) $  435,847
    Interest on investment securities           184,394            2                                162,893
    Interest on trading account securities       10,285                                              10,285
    Interest on other earning assets              8,848          452                  (1,028)(b)      8,272
                                             ----------     --------     -------     -------       --------

       Total interest income                    599,237       37,906       2,685     (22,531)       617,297
                                             ----------     --------     -------     -------       -------
 Interest expense:
    Interest on deposits                        234,753                                             234,753
    Interest on short-term borrowings            30,789       20,022       1,876     (20,022)(a)     32,665
    Interest on long-term debt                   10,761          319         629                     11,709
                                             ----------     --------     -------     -------       --------
       Total interest expense                   276,303       20,341       2,505     (20,022)       279,127
                                             ----------     --------     -------     -------       --------
 Net interest income                            322,934       17,565         180      (2,509)       338,170
 Provision for loan losses                       43,171                                              43,171
                                             ----------     --------     -------     -------       --------
       Net interest income after
          provision for loan losses             279,763       17,565         180      (2,509)       294,999
                                             ----------     --------     -------     -------       --------

 Noninterest income:
    Bond division                                80,275                                              80,275
    Service charges on deposit accounts          51,679                                              51,679
    Bank card                                    24,177                                              24,177
    Trust service                                20,103                                              20,103
    Securities gains (losses)                    (1,678)                                             (1,678)
    Mortgage loan origination fees                2,397       25,928         553                     28,878
    Mortgage servicing                            6,043       10,415       3,782                     20,240
    Profits from sale of mortgage loans and
      servicing                                     939       33,282       1,002                     35,223
    Other                                        41,074        8,658         460                     50,192
                                             ----------     --------     -------     --------       -------
       Total noninterest income                 225,009       78,283       5,797                    309,089
                                             ----------     --------     -------     --------       -------
 Noninterest expense:
    Salaries and employee benefits              187,569       45,631       3,861                    237,061
    Operations services                          23,585          616         534                     24,735
    Occupancy                                    20,705        3,198         540                     24,443
    Communications and courier                   16,977        2,121                                 19,098
    Equipment rentals, depreciation, and
       maintenance                               16,157        1,994                                 18,151
    Deposit insurance premium                    15,194                                              15,194
    Amortization of intangible assets            12,148        1,324       1,518       7,730 (c)     22,720
    Other                                        68,141       14,410       1,569                     84,120
                                             ----------     --------     -------     --------       -------
       Total noninterest expense                360,476       69,294       8,022       7,730        445,522
                                             ----------     --------     -------     --------       -------
 Income before income taxes                     144,296       26,554      (2,045)    (10,239)       158,566
 Applicable income taxes                         55,131       10,356                  (4,482)(d)     61,005
                                             ----------     --------     -------     --------       -------

 Net income (loss)                          $    89,165    $  16,198    $ (2,045)  $  (5,757)    $   97,561
                                             ==========     ========     =======     ========       =======
 Net income (loss) per common share         $      3.19    $  161.98    $ (22.72)                $     3.29
 Weighted average shares outstanding         27,971,865      100,000      90,000                 29,689,326(e)

_________________
(a) To reflect the loss of interest earned on investment securities which would be replaced with the warehouse loans of MNMC and reflected in the resulting reduction in interest expense on short-term borrowings which would be replaced with core deposits of FTB.
(b) To reflect the loss of interest earned on funds that would have been used for MNMC acquisition net of custodial deposits received.
(c) To reflect the incremental amortization resulting from the MNMC acquisition intangibles.
(d) To reflect the tax effect of the interest and amortization adjustments related to the MNMC acquisition. Also reflected is an adjustment related to the effect of the acquisition on SNMC's net operating loss carryforward.
(e) Pro forma weighted average shares outstanding have been calculated by increasing FTNC's current weighted average shares by the 1,717,461 shares of FTNC common stock that would be issued based on a purchase price for SNMC of $66,980,982 and a FTNC stock price of $39. The actual stock price used in SNMC's conversion may actually vary within the range of $36 to $42, and the actual purchase price is subject to closing adjustments (none of which are expected to be material).
(f) Represents the results of operations for the period from November 4, 1992 through December 31, 1992 which represents the company being acquired. The results of operations data for the ten months ended October 31, 1992 are not directly comparable to subsequent period primarily due to the substantial difference in the basis of capitalized servicing rights, as well as the difference in the capital structure of SNMC in the pre- and post-acquisition periods.

PRO FORMA COMBINED CONDENSED STATEMENTS OF INCOME FOR THE YEAR ENDED DECEMBER 31, 1992
(Based on Two Months Results of Operations of SNMC and Ten Months of its Predecessor)(f)

                                                   FTNC         MNMC      SNMC(f)    Adjustment         Pro Forma
                                               -----------  -----------  ---------   -----------       ------------
 (Dollars in thousands, except per share data)
 Interest income:
    Interest and fees on loans              $   395,710     $ 37,452  $   12,346     $(21,503)(a)    $   445,508
    Interest on investment securities           184,394            2                                     162,893

    Interest on trading account securities       10,285                                                   10,285
    Interest on other earning assets              8,848          452                   (1,028)(b)          8,272
                                             ----------   ----------  ----------   ----------         ----------
       Total interest income                    599,237       37,906      12,346      (22,531)           626,958
                                             ----------   ----------  ----------   ----------         ----------
 Interest expense:
    Interest on deposits                        234,753                                                  234,753
    Interest on short-term borrowings            30,789       20,022       7,313      (20,022)(a)         38,102
    Interest on long-term debt                   10,761          319         629                          11,709
                                             ----------   ----------  ----------   ----------         ----------
       Total interest expense                   276,303       20,341       7,942      (20,022)           284,564
                                             ----------   ----------  ----------   ----------         ----------
 Net interest income                            322,934       17,565       4,404       (2,509)           342,394
 Provision for loan losses                       43,171                                                   43,171
                                             ----------   ----------  ----------   ----------         ----------
       Net interest income after
          provision for loan losses             279,763       17,565       4,404       (2,509)           299,223
                                             ----------   ----------  ----------   ----------         ----------
 Noninterest income:
    Bond division                                80,275                                                   80,275
    Service charges on deposit accounts          51,679                                                   51,679
    Bank card                                    24,177                                                   24,177
    Trust service                                20,103                                                   20,103
    Securities gains (losses)                    (1,678)                                                  (1,678)
    Mortgage loan origination fees                2,397       25,928       5,251                          33,576
    Mortgage servicing                            6,043       10,415      23,336                          39,794
    Profits from sale of mortgage loans and
       servicing                                    939       33,282       8,512                          42,733
    Other                                        41,074        8,658       2,942                          52,674
                                             ----------   ----------  ----------   ----------         ----------
       Total noninterest income                 225,009       78,283      40,041                         343,333
                                             ----------   ----------  ----------   ----------         ----------
 Noninterest expense:
    Salaries and employee benefits              187,569       45,631      21,265                         254,465
    Operations services                          23,585          616       2,131                          26,332
    Occupancy                                    20,705        3,198       2,201                          26,104
    Communications and courier                   16,977        2,121                                      19,098
    Equipment rentals, depreciation, and
       maintenance                               16,157        1,994                                      18,151
    Deposit insurance premium                    15,194                                                   15,194
    Amortization of intangible assets            12,148        1,324       7,758        9,055(c)          30,285
    Other                                        68,141       14,410      11,219                          93,770
                                             ----------   ----------  ----------   ----------         ----------
       Total noninterest expense                360,476       69,294      44,574        9,055            483,399
                                             ----------   ----------  ----------   ----------         ----------
 Income before income taxes                     144,296       26,554        (129)     (11,564)           159,157
 Applicable income taxes                         55,131       10,356                 $ (4,668)(d)         60,819
                                             ----------   ----------  ----------   ----------         ----------
 Net income (loss)                          $    89,165     $ 16,198  $     (129)    $ (6,896)       $    98,338
                                             ==========   ==========  ==========   ==========         ==========
 Net income (loss) per common share         $      3.19     $ 161.98  $    (0.03)                    $      3.31
 Weighted average shares outstanding         27,971,865      100,000   4,098,000                      28,689,326(e)

_________________
(a) To reflect the loss of interest earned on investment securities which would be replaced with the warehouse loans of MNMC and reflected in the resulting reduction in interest expense on short-term borrowings which would be replaced with core deposits of FTB.
(b) To reflect the loss of interest earned on funds that would have been used for MNMC acquisition net of custodial deposits received.
(c) To reflect the incremental amortization resulting from the MNMC acquisition intangibles and from the new basis established when SNMC Management purchased the mortgage company being pushed back to January 1, 1992.
(d) To reflect the tax effect of the interest and amortization adjustments related to the MNMC acquisition. Also reflected is an adjustment related to the effect of the acquisition on SNMC's net operating loss carryforward.
(e) Pro forma weighted average shares outstanding have been calculated by increasing FTNC's current weighted average shares by the 1,717,461 shares of FTNC common stock that would be issued based on a purchase price for SNMC of $66,980,982 and a FTNC stock price of $39. The actual stock price used in SNMC's conversion may actually vary within the range of $36 to $42, and the actual purchase price is subject to closing adjustments (none of which are expected to be material).
(f) Reflects the ten month results of operations of the predecessor and the two month results of operations of the company being acquired combined. These combined results do not necessarily reflect the results of operations as they would have been if the acquisition had been consummated at the beginning of the period presented.

Board of Directors
Highland Capital Management Corp.
Memphis, Tennessee

                         Independent Auditor's Report

We have audited the accompanying balance sheet of HIGHLAND CAPITAL MANAGEMENT CORP. as of December 31, 1992 and the related statements of earnings, retained earnings, and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Highland Capital Management Corp. as of December 31, 1992 and its result of operations for the year then ended in conformity with generally accepted accounting principles.


                                    /s/ CANNON & COMPANY
                                        Certified Public Accountants

Memphis, Tennessee
November 24, 1993

Board of Directors
Highland Capital Management Corp.
Memphis, Tennessee


We have compiled the following financial statements and additional information of HIGHLAND CAPITAL MANAGEMENT CORP.:

        Balance Sheets and Statements of Cash Flows
          December 31, 1991
          September 30, 1993 and 1992

        Statements of Operations and Statement of Retained Earnings
          Years Ended December 31, 1991 and 1990
          Nine Months Ended September 30, 1993 and 1992

        Additional Information - Selected Financial Data (page F-12)
          Years Ended December 31, 1992, 1991, 1990, 1989 and 1988

These financial statements were compiled in accordance with Statements on Standards for Accounting and Review Services issued by the American Institute of Certified Public Accountants.

A compilation is limited to presenting in the form of financial statements information that is the representation of Highland Capital Management Corp. We have not audited or reviewed the accompanying above mentioned financial statements and, accordingly, do not express an opinion or any other form of assurance on them.

The financial statements for the year ended December 31, 1992 were audited by us, and we expressed an unqualified opinion on them in our report also dated November 24, 1993. These audited financial statements are included with the above compiled financial statements.


                                        /s/ CANNON & COMPANY
                                            Certified Public Accountants

Memphis, Tennessee
November 24, 1993

                      HIGHLAND CAPITAL MANAGEMENT CORP.
                                BALANCE SHEETS
                          DECEMBER 31, 1992 AND 1991
                       AND SEPTEMBER 30, 1993 AND 1992
                          (See Accountants' Reports)







                                                      ASSETS
                                                                                      Nine Months     Nine Months
                                                     Year Ended       Year Ended        Ended            Ended
                                                     December 31,     December 31,   September 30,   September 30,
                                                        1992            1991            1993            1992
                                                     (Audited)       (Unaudited)    (Unaudited)      (Unaudited)
                                                    ------------     ------------   -------------   -------------
CURRENT ASSETS
  Cash                                              $   229,184     $   228,202       $  325,663    $     318,893
  Accounts Receivable                                   908,646         759,982          975,240          841,642
  Refundable Income Taxes                                 4,269
  Intangible  Assets                                                        250
                                                     -----------      ---------        ---------    -------------
    Total Current Assets                              1,142,099         988,434        1,300,903    $   1,160,535

PROPERTY PLANT AND EQUIPMENT                             25,726          35,658           16,132           28,416
                                                    -----------      ----------       ----------    -------------
    Total Assets                                    $ 1,167,825     $ 1,024,092      $ 1,317,035    $   1,188,951
                                                    ===========     ===========      ===========    =============

                                               LIABILITIES AND SHAREHOLDERS' EQUITY


CURRENT LIABILITIES
  Accounts Payable                                  $    25,802     $     6,622      $     1,077    $      12,844
  Accrued Profit Sharing                                165,028         157,446          123,627          123,770
  Income Taxes Payable                                    1,866           4,955           46,642           33,190
  Deferred Income Taxes                                 335,128         285,976          378,940          314,612
                                                    -----------      ----------       ----------    -------------
     Total Current Liabilites                           527,824         454,999          550,286          484,416
                                                    -----------      ----------       ----------    -------------

SHAREHOLDERS' EQUITY
   Common Stock, No Par Value, $1,000 Stated
     Value, 200 Shares Authorized, 100 Shares
       Issued and Outstanding                           100,000         100,000          100,000          100,000
   Retained Earnings                                    540,001         469,093          666,749          604,535
                                                    -----------      ----------       ----------    -------------
     Total Shareholders' Equity                         640,001         569,093          766,749          704,535
                                                    -----------      ----------       ----------    -------------
     Total Liabilities and Shareholders' Equity     $ 1,167,825     $ 1,024,092       $1,317,035    $   1,188,951
                                                     ==========      ==========       ==========     ============

                            The accompanying notes form an integral part of these financial statements.



                      HIGHLAND CAPITAL MANAGEMENT CORP.
                           STATEMENTS OF OPERATIONS
                 YEARS ENDED DECEMBER 31, 1992, 1991 AND 1990
              AND NINE MONTHS ENDED SEPTEMBER 30, 1993 AND 1992
                          (See Accountants' Reports)



                                                                                             Nine Months    Nine Months
                                               Year Ended      Year Ended     Year Ended        Ended          Ended
                                              December 31,     December 31,   December 31,   September 30,  September 30,
                                                  1992           1991            1990            1993           1992
                                               (Audited)      (Unaudited)     (Unaudited)     (Unaudited)    (Unaudited)
                                             -------------    ------------    ------------    -----------    -----------
REVENUE
  Investment Advisor Fees                    $ 3,397,131      $ 2,722,157     $ 2,226,151     $ 2,902,880    $ 2,473,394

EXPENSES                                      (3,287,940)      (2,509,016)     (2,294,166)     (2,689,529)    (2,280,617)
                                              ----------       ----------      ----------      ----------     ----------
NET INCOME (LOSS) FROM OPERATIONS                109,191          213,141         (68,015)        213,351        192,777

OTHER INCOME                                      14,498           21,783          26,192           6,931         11,811
                                              ----------       ----------      ----------      ----------     ----------
EARNINGS (LOSS) BEFORE INCOME TAXES              123,689          234,924         (41,823)        220,282        204,588

FEDERAL AND STATE INCOME TAX
   EXPENSE (BENEFIT)                             (52,781)         (78,128)          9,576         (93,534)       (69,146)
                                              ----------       ----------      ----------      ----------     ----------
NET INCOME (LOSS)                            $    70,908      $   156,796     $   (32,247)    $   126,748    $   135,442
                                              ==========       ==========      ==========      ==========     ==========

EARNINGS (LOSS) PER COMMON SHARE             $    709.08      $  1,567.96     $   (322.47)    $  1,267.48    $  1,354.42
                                              ==========       ==========      ==========      ==========     ==========



                            The accompanying notes form an integral part of these financial statements.



                      HIGHLAND CAPITAL MANAGEMENT CORP.
                       STATEMENTS OF RETAINED EARNINGS
                 YEARS ENDED DECEMBER 31, 1992, 1991 AND 1990
              AND NINE MONTHS ENDED SEPTEMBER 30, 1993 AND 1992
                          (See Accountants' Reports)



                                                                                              Nine Months      Nine Months
                                            Year Ended        Year Ended      Year Ended         Ended            Ended
                                           December 31,      December 31,    December 31,    September 30,    September 30,
                                              1992              1991            1990             1993             1992
                                            (Audited)        (Unaudited)     (Unaudited)      (Unaudited)      (Unaudited)
                                           ------------     -------------    ------------    --------------  ---------------


RETAINED EARNINGS
 (DEFICIT) - BEGINNING OF
 THE PERIOD                              $   469,093         $  312,297      $  344,544      $    540,001      $   469,093

NET INCOME (LOSS)
 FOR THE PERIOD                               70,908            156,796         (32,247)          126,748          135,442
                                         -----------         ----------      ----------      ------------      -----------

RETAINED EARNINGS
 (DEFICIT) - END OF
 THE PERIOD                             $    540,001         $  469,093      $  312,297      $    666,749      $   604,535
                                         ===========         ==========      ==========      ============      ===========


                            The accompanying notes form an integral part of these financial statements.


                      HIGHLAND CAPITAL MANAGEMENT CORP.
                           STATEMENTS OF CASH FLOWS
                    YEARS ENDED DECEMBER 31, 1992 AND 1991
              AND NINE MONTHS ENDED SEPTEMBER 30, 1993 AND 1992
                          (See Accountants' Reports)



                                                                                    Nine Months       Nine Months
                                                 Year Ended        Year Ended          Ended            Ended
                                                December 31,      December 31,     September 30,     September 30,
                                                   1992              1991              1993              1992
                                                 (Audited)        (Unaudited)       (Unaudited)       (Unaudited)
                                                ------------      ------------      ------------      ------------
CASH FLOWS FROM OPERATING ACTIVITIES
  Cash Received From Clients                     $ 3,248,467      $ 2,521,228       $ 2,836,287       $  2,391,734
  Cash Paid to Suppliers                          (3,246,213)      (2,500,752)       (2,744,369)        (2,296,835)
  Income Taxes Paid                                  (10,987)          (4,778)             (677)           (12,275)
  Interest Received                                   14,498           21,783             6,931             11,811
                                                 -----------      -----------       -----------       ------------
    Net Cash Provided by Operating Activities          5,765           37,481            98,172             94,435

CASH FLOWS FROM INVESTING ACTIVITIES
  Capital Expenditures                                (4,783)          (5,901)           (1,693)            (3,744)
                                                 -----------      -----------       -----------       ------------
    Net Cash Used in Investing Activities             (4,783)          (5,901)           (1,693)            (3,744)

NET INCREASE IN CASH AND CASH EQUIVALENTS                982           31,580            96,479             90,691

CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR       228,202          196,622           229,184            228,202
                                                 -----------      -----------       -----------       ------------
CASH AND CASH EQUIVALENTS AT END OF YEAR         $   229,184      $   228,202       $   325,663       $    318,893
                                                 ===========      ===========       ===========       ============

                            The accompanying notes form an integral part of these financial statements.




                       HIGHLAND CAPITAL MANAGEMENT CORP.
                     STATEMENTS OF CASH FLOWS -- CONTINUED
                    YEARS ENDED DECEMBER 31, 1992 AND 1991
               AND NINE MONTHS ENDED SEPTEMBER 30, 1993 AND 1992
                    (See Accountants' Compilation Reports)



                                                                                        Nine Months       Nine Months
                                                     Year Ended        Year Ended          Ended            Ended
                                                    December 31,      December 31,     September 30,     September 30,
                                                       1992              1991              1993              1992
                                                     (Audited)        (Unaudited)       (Unaudited)       (Unaudited)
                                                    ------------      ------------      ------------      ------------
RECONCILIATION OF NET INCOME TO NET CASH PROVIDED
  BY OPERATING ACTIVITIES
Net Income                                           $    70,908      $     156,796     $   126,748       $    135,442
Adjustments to Reconcile Net Income to Net
  Cash Provided by Operating Activities
    Depreciation and Amortization                         14,965             18,889          11,287             11,236
Change in Assets and Liabilities
    Decrease (Increase) in Accounts Receivable          (148,664)          (200,929)        (66,594)           (81,660)
    Decrease (Increase) in Refundable Income Taxes        (4,269)             2,240                              6,222
    Increase (Decrease) in Accounts Payable               19,180             (4,166)        (24,725)
    Increase (Decrease) in Accrued Profit Sharing          7,582             (6,459)        (41,401)           (33,676)
    Increase (Decrease) in Income Taxes Payable           (3,089)             4,441          49,045             28,235
    Increase (Decrease) in Deferred Income Taxes          49,152             66,669          43,812             28,636
                                                     -----------      -------------     -----------       ------------
       Total Adjustments                                 (65,143)          (119,315)        (28,576)            41,007
                                                     -----------      -------------     -----------       ------------
Net Cash Provided by Operating Activities            $     5,765      $      37,481     $    98,172       $     94,435
                                                     ===========      =============     ===========       ============

                            The accompanying notes form an integral part of these financial statements.




                      HIGHLAND CAPITAL MANAGEMENT CORP.
                        NOTES TO FINANCIAL STATEMENTS
                 YEARS ENDED DECEMBER 31, 1992, 1991 AND 1990
              AND NINE MONTHS ENDED SEPTEMBER 30, 1993 AND 1992


NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

        Highland Capital Management Corp. is an independent investment counseling firm registered with the Securities and Exchange Commission under the Investment Advisers Act of 1940. Operations of the Company began April 1,
1987.

        The accompanying financial statements reflect the accrual basis of accounting which requires recognition of revenue when earned and expenses when incurred without regard to the exchange of cash.

        The Company considers all highly liquid investments purchased with maturities of three months or less to be cash equivalents.

        The provisions for income taxes reflect the tax effect of transactions reported in the financial statements and consist of taxes currently due plus deferred taxes. The deferred taxes relates primarily to differences between cash and accrual basis reporting; such as accounts receivable and accounts payable. The deferred tax liability represents the future taxes which will be paid when the accounts receivables and the asssociated income are collected and the accounts payable and associated expenses are paid.

        Property and equipment are stated at cost. Depreciation is provided using the Modified Accelerated Cost Recovery System (which approximates the expected usage and economic lives) over the estimated useful lives of the assets. These lives range from five to seven years. Maintenance and repairs are charged to expense as incurred; major renewals and betterments are capitalized. When items of property or equipment are sold or retired, the related cost and accumulated depreciation are removed from the accounts and any gain or loss is included in the determination of net income.

        Costs incurred relating to the organization of the Company are being amortized over five years using the straight-line method.

NOTE 2 - PROPERTY AND EQUIPMENT


        A summary of property and equipment as of December 31, 1992 is as follows:

                     December 31,            December 31,            September 30,           September 30,
                        1992                    1991                    1993                    1992
                     (Audited)               (Unaudited)              (Unaudited)            (Unaudited)
                   ---------------         ----------------        ----------------       -----------------
Furniture and
  Fixtures        $   60,516                 $   57,338                  $  60,516              $     59,476
Office Equipment      65,413                     63,807                     67,106                    65,413
                   ---------                  ---------                   --------                ----------
                     125,929                    121,145                    127,622                   124,889

Less Accumulated
  Depreciation       100,203                     85,487                    111,490                    96,473
                   ---------                 ----------                   --------                ----------
                   $  25,726                 $   35,658                  $  16,132              $     28,416
                   =========                 ==========                   ========                ==========


                      HIGHLAND CAPITAL MANAGEMENT CORP.
                  NOTES TO FINANCIAL STATEMENTS - CONTINUED
                 YEARS ENDED DECEMBER 31, 1992, 1991 AND 1990
              AND NINE MONTHS ENDED SEPTEMBER 30, 1993 AND 1992


NOTE 3 -  FEDERAL AND STATE INCOME TAXES

        The provision for income taxes from continuing operations consist of the following components:

                       December        December        December      September         September
                        1992             1991            1990          1993              1992
                      (Audited)       (Unaudited)     (Unaudited)   (Unaudited)       (Unaudited)
                      ----------      ------------    -----------   -----------       -------------


Income Tax
  Expense-
  Current            $   3,629        $ 11,459       $               $  49,722         $  40,510

Income Tax
   Expense-
   Deferred             49,152          66,669          (9,576)         43,812            28,636
                     ---------        --------       ---------       ---------         ---------
                     $  52,781        $ 78,128       $  (9,576)      $  93,534         $  69,146
                     =========        ========       =========       =========         =========

        A reconciliation of income tax expense as reflected in the statements of earnings with income tax expense calculated by applying the blended federal tax and state tax rates for years ending December 31, 1992, 1991 and 1990 and the nine month periods ending September 30, 1993 and 1992.

                        December        December        December        September       September
                          1992            1991            1990            1993            1992
                        (Audited)      (Unaudited)      (Unaudited)     (Unaudited)     (Unaudited)
                        ----------      -----------     -----------    ------------     -----------
Blended Tax
  Rate                          38%             38%              38%            38%          38.9%

Income Taxes
 at Statutory
 Federal Tax
 Rate                   $   47,002       $ 89,271       $   (15,892)    $   85,690      $  77,743

Increase
 (Decrease) in
Taxes Resulting
From
  Non-Deductible
   Expenses                  6,700         (9,565)            5,400         (2,416)        (5,625)
  Depreciation
   Differences                (761)        (1,578)              916          2,491         (2,660)
  Effect of
    Change in
    Tax Rate                                                                (7,769)
  Other                       (160)                                                          (312)
                          --------       --------       -----------     ----------       --------
                          $ 52,781       $ 78,128       $    (9,576)    $   93,534       $ 69,146
                          ========       ========       ===========     ==========       ========

                      HIGHLAND CAPITAL MANAGEMENT CORP.
                  NOTES TO FINANCIAL STATEMENTS - CONTINUED
                 YEARS ENDED DECEMBER 31, 1992, 1991 AND 1990
              AND NINE MONTHS ENDED SEPTEMBER 30, 1993 AND 1992


NOTE 3 -- FEDERAL AND STATE INCOME TAXES -- CONTINUED

        The sources of deferred income tax expense (credit) are as follows:

                 December    December     December      September    September
                   1992        1991         1990          1993         1992
                 (Audited)  (Unaudited)  (Unaudited)   (Unaudited)  (Unaudited)
                 ---------  -----------  ------------  -----------  -----------
Accounts
  Receivable
  and Accrued
  Expenses -
  Federal        $41,383     $54,363     $(8,140)       $38,343      $24,110
Accounts
  Receivable
  and Accrued
  Expenses -
  State            7,769      12,306      (1,436)         5,469        4,526
                 -------     -------     -------        -------      -------
                 $49,152     $66,669     $(9,576)       $43,812      $28,636
                 =======     =======     =======        =======      =======

        The net deferred tax provision in the accompanying balance sheet includes the following components:

                December 31,   December 31, September 30,   September 30,
                   1992           1991          1993            1992
                 (Audited)     (Unaudited)   (Unaudited)     (Unaudited)
                 ---------     -----------   -----------     -----------
Deferred Tax
  Liabilities     $335,128      $285,976      $378,940         $314,612
                  ========      ========      ========         ========

NOTE 4 -- COMMITMENTS

        Office space is leased under an operating lease which expires in March, 1995. The lease agreement provides for monthly rental payments of $5,421 through March 1992, and of $5,596 thereafter.

        At December 31, 1992, future minimum payments under the lease are as follows:

                   1993                  $ 67,152
                   1994                    67,152
                   1995                    16,788
                                         --------
                                         $151,092
                                         ========


        Rent expense under operating leases for years ended December 31, 1992, 1991 and 1990 were $61,494 and $70,827 and $20,894, and $50,985 and $45,523 for
the nine months ended September 30, 1993 and 1992.

                      HIGHLAND CAPITAL MANAGEMENT CORP.
                  NOTES TO FINANCIAL STATEMENTS -- CONTINUED
                 YEARS ENDED DECEMBER 31, 1992, 1991 AND 1990
              AND NINE MONTHS ENDED SEPTEMBER 30, 1993 AND 1992


NOTE 5 -- PROFIT-SHARING PLAN

        The Company sponsors a trusteed noncontributory profit-sharing plan which covers all non-union employees who have completed at least 1/2 year of service and attained 18 years of age. Under the terms of the Plan, contributions to the Plan by the Company, which are discretionary in amount, are allocated to the participants' accounts based upon compensation of the participants, as defined. Contributions for years ended December 31, 1992, 1991 and 1990 were $165,027, $157,446 and $163,905 and were $123,676 and $125,770 for the nine months ended September 30, 1993 and 1992.

NOTE 6 -- SUBSEQUENT EVENTS

        On November 10, 1993, subject to shareholder's approval, the Company entered into an agreement and Plan of merger, pursuant to which Highland Capital Management Corp. will be merged with First Tennessee Investment Management, Inc. (a wholly-owned subsidiary of First Tennessee National Corporation).

        The merger is expected to become effective in February, 1994. By virtue of the merger all the outstanding stock of Highland Capital Management Corp. will be converted into stock of First Tennessee National Corporation, and the Highland Capital Management Corp. stock will be cancelled. First Tennessee Investment Management, Inc. will change its name to Highland Capital Management, Corp.

                      HIGHLAND CAPITAL MANAGEMENT CORP.
                           SELECTED FINANCIAL DATA
                          (See Accountants' Reports)



                                                       INCOME STATEMENT DATA

                                                 Year Ended        Year Ended       Year Ended        Year Ended       Year Ended
                                                December 31,      December 31,     December 31,      December 31,     December 31,
                                                   1992              1991             1990              1989             1988
                                                (Unaudited)       (Unaudited)      (Unaudited)       (Unaudited)      (Unaudited)
                                                ------------      ------------     ------------      ------------     ------------
Net Revenues                                     $3,397,131        $2,722,157        $2,226,151        $2,155,955       $1,798,778
Net Income (Loss)                                $   70,908        $  156,796        $  (32,247)       $   57,151       $  199,793
Earnings (Loss) Per Common Share                     709.08          1,567.96           (322.47)           571.51         1,997.93


                                                       BALANCE SHEET DATA

                                                December 31,      December 31,     December 31,      December 31,     December 31,
                                                   1992              1991             1990              1989             1988
                                                 (Audited)        (Unaudited)      (Unaudited)       (Unaudited)      (Unaudited)
                                                ------------      ------------     ------------      ------------     ------------
Total Assets                                    $ 1,167,825        $1,024,092       $   806,812       $   820,565       $  713,992
Long Term Obligations                                   --                --                --                --               --
Working Capital                                     614,275           533,435           364,652           385,741          351,155
Cash Dividends                                          --                --                --                --               --


                                   APPENDIX A


                          AGREEMENT AND PLAN OF MERGER

                   DATED AS OF THE 10TH DAY OF NOVEMBER, 1993

                                  BY AND AMONG

                      FIRST TENNESSEE NATIONAL CORPORATION

                  FIRST TENNESSEE INVESTMENT MANAGEMENT, INC.

                                      AND

                       HIGHLAND CAPITAL MANAGEMENT CORP.

                               TABLE OF CONTENTS

                                                                                                                  PAGE
                                                                                                                  ----
I.     THE MERGER  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       2
         (A)  THE MERGER  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      2

         (B)  CONVERSION OF HCMC COMMON STOCK . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      2

         (C)  NO FRACTIONAL SHARES  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      3

         (D)  PROCEDURES  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      3


II.    ACTIONS PENDING MERGER . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      4
         HCMC . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      4


III.   REPRESENTATIONS AND WARRANTIES  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      6

IV.    COVENANTS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     13

V.     CONDITIONS TO CONSUMMATION  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      16

VI.    TERMINATION  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     19

VII.   EFFECTIVE DATE AND EFFECTIVE TIME . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    20

VIII.  OTHER MATTERS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     20

                          AGREEMENT AND PLAN OF MERGER


         AGREEMENT AND PLAN OF MERGER, dated as of the 10th day of November, 1993, by and among FIRST TENNESSEE NATIONAL CORPORATION ("FTNC"), a Tennessee corporation, FIRST TENNESSEE INVESTMENT MANAGEMENT, INC. ("FTIM"), a Tennessee corporation which is a wholly-owned subsidiary of FTNC, and HIGHLAND CAPITAL MANAGEMENT CORP. ("HCMC"), a Delaware corporation.

                                    RECITALS

         (A) FTNC. FTNC has been duly incorporated and is an existing corporation in good standing under the laws of the State of Tennessee, with its principal executive offices located in Memphis, Tennessee. As of the date hereof, FTNC has 50,000,000 authorized shares of common stock, par value $2.50 per share ("FTNC Common Stock"), of which 28,163,993 shares are outstanding as of September 27, 1993, and 5,000,000 authorized shares of preferred stock, no par value, none of which are outstanding (no other class of capital stock being authorized).

         (B) FTIM. FTIM has been duly incorporated and is an existing corporation in good standing under the laws of the State of Tennessee, with its principal executive offices located in Memphis, Tennessee. FTIM is a wholly-owned subsidiary of FTNC engaged in the business of providing both institutional and individual investment management services and is a registered investment adviser under the Investment Advisers Act of 1940, as amended.

         (C) HCMC. HCMC has been duly incorporated and is an existing corporation in good standing under the laws of the State of Delaware, duly qualified to do business in and in good standing with, the State of Tennessee, with its principal executive offices located in Memphis, Tennessee. HCMC likewise is in the business of providing both institutional and individual investment management services and is a registered investment adviser under the
Investment Advisers Act of 1940, as amended.   As of the date hereof, HCMC has
200 authorized shares of common stock, no par value per share ("HCMC Common Stock"), of which 100 shares are outstanding as of July 31, 1993 (no other class of capital stock being authorized).

         (D) RIGHTS, ETC. Neither FTNC, FTIM nor HCMC has any shares of its capital stock reserved for issuance, any outstanding option, call or commitment relating to shares of its capital stock or any outstanding securities, obligations or agreements convertible into or exchangeable for, or giving any person any right (including, without limitation, preemptive rights) to subscribe for or acquire from it, any shares of its capital stock (collectively, "Rights"), except (i) in the case of FTNC, pursuant to a Shareholder Protection Rights Agreement, dated as of September 7, 1989, between FTNC and First Tennessee Bank National Association, as Rights Agent (the "FTNC Rights Agreement"), (ii) for securities issued as permitted under Section (I) of Article IV and (iii) as set forth on ANNEX 1 hereto (as to FTNC and FTIM).

         (E) INTENTION OF THE PARTIES. It is the intention of the parties to this Agreement that the Merger for federal income tax purposes shall qualify as a "reorganization" within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended (the "Code").

         (F) MATERIALITY. Unless the context otherwise requires, any reference in this Agreement to materiality with respect to FTNC shall be deemed to be with respect to FTNC and its subsidiaries, taken as a whole, and with respect to each of HCMC and FTIM, respectively, shall be deemed to be as to each such specific corporation, respectively, taken as a whole.

         In consideration of their mutual promises and obligations hereunder, and intending to be legally bound hereby, FTNC, FTIM and HCMC adopt and make this Agreement and prescribe the terms and conditions hereof and the manner and basis of carrying it into effect, which shall be as follows:

                                 I.  THE MERGER

         (A) THE MERGER. On the Effective Date and at the Effective Time (as defined in Article VII), HCMC will merge (the "Merger") with and into FTIM, with FTIM being the surviving corporation (the "Surviving Corporation"), pursuant to the provisions of, and with the effects provided in, the Tennessee Code Annotated and the Delaware General Corporation Law. At the Effective Time (as defined in Article VII), the charter and bylaws of FTIM (as the Surviving Corporation) shall be the charter and bylaws of FTIM in effect immediately prior to the Effective Time. At the Effective Time, the directors of FTIM shall consist of eight (8) persons, including all of the directors of HCMC, as FTNC shall elect as the directors of the Surviving Corporation and the officers of HCMC shall become officers of the Surviving Corporation without any prejudice to the rights of FTNC as the sole shareholder of the Surviving Corporation. At the Effective Time, the name of FTIM as the Surviving Corporation following the Merger shall be amended to be "Highland Capital Management Corp."

          (B) CONVERSION OF HCMC COMMON STOCK. By virtue of the Merger, automatically and without any action on the part of the holder thereof, at the Effective Time, all of the HCMC Common Stock issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive shares of FTNC Common Stock, as described below.

                 (1) Each share of HCMC Common Stock issued and outstanding at the Effective Time shall become and be converted into the right to receive the number of shares of FTNC Common Stock equal to the Conversion Number. The "Conversion Number" shall be equal to the quotient of the HCMC Price (hereafter defined) divided by the FTNC Common Stock Average Price (as hereinafter defined). The Calculation Period shall consist of the twenty (20) business day period ending on the fifth business day prior to the Effective Date, as hereafter defined. The FTNC Common Stock Average Price shall be equal to the average of the closing prices of the FTNC Common Stock as reported in the Southwest Edition of The Wall Street Journal on the National Association of Securities Dealers Automated Quotation System, National Market System ("NASDAQ") on each of the business days included in the Calculation Period. For purposes of this Section I.B, a business day shall be a day on which the New York Stock Exchange is generally open for trading. The HCMC Price shall be equal to the quotient of (i) the product of the Total Annual Fees (being the annualized investment advisory fees accrued for the average of the two (2) calendar quarters ending June 30, 1993 and September 30, 1993 for those clients of HCMC which are "Regular Bill Cycle" accounts and the total annual fees for "New Accounts" and "Irregular Billing Cycle" accounts) as calculated and set forth on Schedule (B)(1) attached hereto, respectively, for those accounts of HCMC multiplied by a factor of four and one-half (4.5) and divided by (ii) the number of shares of HCMC Common Stock outstanding at the Effective Time.

                 (2) Each share of FTNC Common Stock issued and outstanding at the Effective Time (other than shares, if any, held as treasury stock by FTNC) shall remain outstanding and unchanged after the Merger and, together with the shares of FTNC Common Stock issuable in the Merger, shall constitute all of the issued and outstanding shares of the common capital stock of FTNC.

                 (3) Subsequent to the date of this Agreement but prior to the Effective Date, if the outstanding shares of FTNC Common Stock shall be increased, decreased, changed into or exchanged for a different number or class of shares by reason of any reclassification, recapitalization, split-up, combination or exchange of shares, or if a stock dividend thereon shall be declared with a record date within such period, or other like changes in FTNC's capitalization shall have occurred, the terms and provisions of subsection (1) of this Section
         (B) and of Section (D) of Article VI shall be adjusted accordingly.

                 (4) Each share of common stock of FTIM issued and outstanding at the Effective Time shall remain outstanding and unchanged after the Merger.

         (C) NO FRACTIONAL SHARES. Notwithstanding any other provision hereof, no fractional shares of FTNC Common Stock and no certificates or scrip therefor, or other evidence of ownership thereof, will be issued in the Merger; instead, FTNC shall pay to each holder of HCMC Common Stock exchanged pursuant to this Agreement who would otherwise be entitled to a fractional share, an amount in cash determined by multiplying such holder's fractional interest by the "Average Price" of a share of FTNC Common Stock (rounded up to the nearest cent). The "Average Price" of a share of FTNC Common Stock shall be the average of the closing prices thereof as reported on NASDAQ over the twenty
(20) business days immediately prior to the fifth (5th) calendar day prior to the Effective Date.

         (D) PROCEDURES. Certificates which represent shares of HCMC Common Stock that are outstanding at the Effective Time (each, a "Certificate") and are converted into the right to receive shares of FTNC Common Stock pursuant to the Merger shall, after the Effective Time, be exchangeable by the holders thereof in the manner provided in the transmittal materials described below for new certificates representing the shares of FTNC Common Stock into which such shares have been converted.

         On the Effective Date, FTNC shall deliver to each holder of record of shares of HCMC Common Stock outstanding at the Effective Time transmittal materials for use in exchanging the Certificates for such shares for certificates for shares of the FTNC Common Stock into which such shares of the FTNC Common Stock have been converted pursuant to the Merger. Upon surrender of a Certificate, together with a duly executed letter of transmittal and any other required documents to effectuate the transfer, the holder of such Certificate shall be entitled to receive in exchange therefor a certificate for the number of shares of unregistered FTNC Common Stock to which such holder is entitled, and such Certificate shall forthwith be cancelled. If any such delivery is to be made in whole or in part to a person other than the person in whose name a surrendered Certificate is registered, it shall be a condition to such delivery or exchange that the Certificate surrendered shall be properly endorsed or shall be otherwise in proper form for transfer and that the person requesting such delivery or exchange shall have paid any transfer and other taxes required by reason of such delivery or exchange in a name other than that of the registered holder of the Certificate surrendered or shall have established to the reasonable satisfaction of FTNC or its agent that such tax either has been paid or is not payable.

         No holder of HCMC Common Stock shall be entitled to exercise any rights as a shareholder of FTNC until such holder shall have properly surrendered his Certificate(s) (together with all required documents) as set forth above. No dividend or other distribution payable after the Effective Time with respect to the FTNC Common Stock shall be paid to the holder of any unsurrendered Certificate until the holder thereof properly surrenders such Certificate (together with all required documents), at which time such holder shall receive all dividends and distributions, without interest thereon, previously withheld from such holder pursuant hereto. After the Effective Time, there shall be no transfers on the stock transfer books of HCMC of shares of HCMC Common Stock which were issued and outstanding at the Effective Time and converted pursuant to the provisions of the Merger into the right to receive FTNC Common Stock. If after the Effective Time, Certificates are presented for transfer to HCMC, they shall be cancelled and exchanged for the shares of FTNC Common Stock deliverable in respect thereof as determined in accordance with the provisions of Article I, Section (B) and in accordance with the procedures set forth in this Paragraph.

         After the Effective Time, holders of HCMC Common Stock shall cease to be, and shall have no rights as, stockholders of HCMC, other than to receive shares of FTNC Common Stock into which such shares have been converted or fractional share payments pursuant to this Agreement.

         Notwithstanding the foregoing, neither FTNC nor HCMC nor any other person shall be liable to any former holder of shares of HCMC Common Stock for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

         In the event any Certificate shall have been lost, stolen or destroyed, upon receipt of appropriate evidence as to such loss, theft or destruction and to the ownership of such Certificate by the person claiming such Certificate to be lost, stolen or destroyed and the receipt by FTNC of appropriate and customary indemnification, FTNC will issue in exchange for such lost, stolen or destroyed Certificate shares of FTNC Stock and the fractional share payment, if any, deliverable in respect thereof as determined in accordance with this Article I.

                          II.  ACTIONS PENDING MERGER

         HCMC. Without the prior written consent of FTNC from and after the date of this Agreement and until the Effective Time or termination of this Agreement pursuant to Article VI hereof, HCMC will not:

         (1) make, declare or pay any dividend or declare or make any distribution on, or directly or indirectly combine, redeem, reclassify, purchase or otherwise acquire, any shares of its capital stock or authorize the creation or issuance of or issue or sell or permit any subsidiary to issue or sell any additional shares of HCMC's capital stock or any options, calls or commitments relating to its capital stock or any securities, obligations or agreements convertible into or exchangeable for, or giving any person any right to subscribe for or acquire, shares of its capital stock except pursuant to plans or agreements as existing on the date hereof;

         (2) except as disclosed in ANNEX 2, pay any bonus to, or increase the rate of compensation of, any of its directors, officers or employees, except in the ordinary course of business consistent with past practice, or enter into any employment contracts with any persons other than those employment agreements to be executed simultaneously with the execution of this Agreement and attached hereto as part of ANNEX 2;

         (3) enter into or modify (except as may be required by applicable law and except for the renewal of any existing plan or arrangement in the ordinary course of business consistent with past practice) any pension, retirement, stock option, stock purchase, savings, profit sharing, deferred compensation, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract, plan or arrangement, or any trust agreement related thereto, in respect of any of its directors, officers or other employees;

         (4) substantially modify the manner in which it has heretofore conducted its business, taken as a whole, or amend its articles of incorporation or by-laws;

         (5) merge or consolidate or agree to merge or consolidate with any other entity or engage in any similar transaction;

         (6) sell, dispose of or discontinue any of its business, assets (including investment securities held for its own account) or property except as otherwise permitted under this Agreement;

         (7)  acquire any assets or business that is material to it;

         (8)  take any other action not in its ordinary course of business;

         (9) take any action which would adversely affect its registration as an investment adviser under the Investment Advisers Act of 1940, as amended, the Tennessee Securities Act of 1980, as amended or any other jurisdiction;

         (10) borrow or loan funds except in the ordinary course of business and not exceeding $10,000.00 in the aggregate up to the Effective Date;

         (11) fail to (i) meet all of its obligations as they become due; (ii) use its best efforts, consistent with its past practices, to continue to solicit new clients and to offer investment advisory services in the ordinary course of business; (iii) maintain its corporate records;
         (iv) keep its accounts receivable current; (v) preserve the business organization and properties of HCMC intact; (vi) keep available the services of HCMC's employees; and (vii) preserve the goodwill of HCMC's clients, suppliers, and others with whom business relationships exist;

         (12) decrease HCMC's fee schedule in effect as of the date hereof or decrease the fees currently being charged HCMC's investment advisory clients;

         (13) fail to pay or fund (or make provision therefor) all expenses and liabilities incurred by HCMC with respect to all periods prior to the Effective Date, including without limitation all salaries and rents accrued through the Effective Date, and, without limiting the foregoing, fail to pay or fund all tax liabilities relating to periods ending on or before the Effective Date, regardless of when such expenses and liabilities would ordinarily be payable; or

         (14) directly or indirectly agree to take any of the foregoing actions.

         FTIM. Without the prior written consent of HCMC, from and after the date of this Agreement and until the Effective Time or termination of this Agreement pursuant to Article VI hereof, FTIM will not:

         (1) make, declare or pay any dividend or make any distribution on, or directly or indirectly combine, redeem, reclassify, purchase or otherwise acquire, any shares of its capital stock which would cause the cash balance of FTIM to decline below $1,000,000.00, or authorize the creation or issuance of or issue or sell or permit any subsidiary to issue or sell any additional shares of FTIM's capital stock, or any options, calls or commitments relating to its capital stock, or any securities, obligations or agreements convertible into or exchangeable for, or giving any person any right to subscribe for or acquire, shares of its capital stock;

         (2) pay any bonus to, or increase the rate of compensation of, any of its directors, officers or employees, except in the ordinary course of business consistent with past practice, or enter into any employment contracts with any persons;

         (3) enter into or modify (except as may be required by applicable law and except for the renewal of any existing plan or arrangement in the ordinary course of business consistent with past practice) any pension, retirement, stock option, stock purchase, savings, profit sharing, deferred compensation, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract, plan or arrangement, or any trust agreement related thereto, in respect of any of its directors, officers or other employees;

         (4) substantially modify the manner in which it has heretofore conducted its business, taken as a whole, or amend its articles of incorporation or by-laws;

         (5) merge or consolidate with any other entity or engage in any similar transaction;

         (6) sell, dispose of or discontinue any of its business (except for FTIM's loss of business resulting from the closing of FTIM's offices in Chattanooga and Knoxville and the withdrawal of assets under management which are invested in any proprietary mutual fund for which First Tennessee Bank National Association serves as investment adviser), assets (including investment securities held for its own account) or property except as otherwise permitted under this Agreement;

         (7)  acquire any assets or business that is material to it;

         (8) take any other action not in the ordinary course of business of it, taken as a whole;

         (9) take any action which would adversely affect its registration as an investment adviser under the Investment Advisers Act of 1940, as amended, or the Tennessee Securities Act of 1980, as amended;

         (10) borrow or loan funds except in the ordinary course of business and not exceeding $10,000.00 in the aggregate up to the Effective Date;

         (11) fail to (i) meet all of its obligations as they become due, (ii) use its best efforts to continue to solicit new clients and to offer investment advisory services in the ordinary course of business, (iii) maintain its corporate records, (iv) keep its accounts receivable current, (v) preserve the business organization and properties of FTIM intact, (vi) keep available the services of FTIM's employees, and
         (vii) preserve the goodwill of FTIM's clients, suppliers, and others with whom business relationships exist;

         (12) decrease FTIM's fee schedule in effect as of the date hereof or decrease the fees currently being charged FTIM's investment advisory clients;

         (13) fail to pay or fund all expenses and liabilities incurred by FTIM with respect to all periods prior to the closing, including without limitation all salaries and rents, and, without limiting the foregoing, fail to pay or fund any tax liabilities relating to periods ending on or before the closing, regardless of when such expenses and liabilities would ordinarily be payable; or

         (14) directly or indirectly agree to take any of the foregoing actions.

                      III.  REPRESENTATIONS AND WARRANTIES

         Each of FTNC and FTIM represent and warrant to HCMC, and HCMC represents and warrants to each of FTNC and FTIM, that, except as may be disclosed in an Annex hereto or as previously disclosed in a letter of FTNC for itself and FTIM or HCMC, respectively, of even date herewith delivered to the other party:

         (A) The facts set forth in the Recitals of this Agreement with respect to each party are true and correct;

         (B) The outstanding shares of capital stock of each party and as to FTNC, its Significant Subsidiaries (as defined in Rule 1-02 of Regulation S-X), are duly authorized, validly issued and outstanding, fully paid and (subject to 12 U.S.C. Section 55 in the case of a national bank subsidiary and comparable state statutes, in the case of a state bank subsidiary) non-assessable, and subject to no preemptive rights;

         (C) Neither FTIM nor HCMC has any subsidiaries. Each of FTIM and HCMC has the power and authority, and is duly qualified in all jurisdictions [except for such qualifications the absence of which will not have a Material Adverse Effect (as hereinafter defined)] where such qualification is required to carry on its business as it is now being conducted and to own all its material properties and assets; each has all federal, state, local, and foreign governmental authorizations, including, without limitation, all authorizations to act as an investment adviser, necessary for it to own or lease its properties and assets and to carry on its business as it is now being conducted, except for such powers and authorizations the absence of which, either individually or in the aggregate, would not have a Material Adverse Effect;

         (D) The shares of capital stock of each of FTIM and HCMC are owned free and clear of all liens, claims, encumbrances and restrictions on transfer and there are no Rights with respect to such capital stock;

         (E) Subject, in the case of FTNC to approval of its board of directors or its executive committee, and subject in the case of FTIM and HCMC to the receipt of approval of its board of directors and any required shareholder approvals of this Agreement, and, subject to receipt of required regulatory approvals, this Agreement is a valid and binding agreement of it enforceable against it in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles;

         (F) The execution, delivery and performance of this Agreement by each of FTNC, FTIM and HCMC, respectively, does not, and the consummation of the transactions contemplated hereby by each will not, constitute (1) a breach or violation of, or a default under, any law, rule or regulation or any judgment, decree, order, governmental permit or license, or agreement, indenture or instrument of each of them or to which each of them (or any of their respective properties) is subject, which breach, violation or default, individually or collectively, is reasonably likely to have a Material Adverse Effect, or enable any person to enjoin any of the transactions contemplated hereby or (2) a breach or violation of, or a default under, the certificate or articles of incorporation or by-laws of each of them or any of FTNC's Significant Subsidiaries; and the consummation of the transactions contemplated hereby will not require any consent or approval under any such law, rule, regulation, judgment, decree, order, governmental permit or license or the consent or approval of any other party to any such agreement, indenture or instrument, other than the required approvals of applicable regulatory authorities referred to in Sections (A)(2) and (A)(3) of Article V and the approval of the board of directors (or executive committee thereof) of FTNC and the board of directors of FTIM and HCMC and the shareholders of FTIM and HCMC referred to in Paragraph
(E) of this Article III and any consents and approvals the absence of which will not have a Material Adverse Effect;

         (G) In the case of FTNC, as of their respective dates, neither its Annual Report on Form 10-K for the fiscal year ended December 31, 1992, nor any other document filed subsequent to December 31, 1992 under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the "Securities Exchange Act") (including, without limitation, its Quarterly Report on Form 10-Q for its most recent fiscal quarter ended at least forty-five (45) days prior to the date of this Agreement), each in the form (including exhibits) filed with the Securities and Exchange Commission (the "SEC") (collectively the "Reports") contained, and in the case of HCMC, neither its audited financial statements for the fiscal year ended December 31, 1992 nor its unaudited quarterly financial statements for the fiscal quarter ended June 30, 1993, and in the case of FTIM neither its unaudited financial statements for the year ended December 31, 1992 nor its unaudited financial statement for the fiscal quarter ended June 30, 1993 (collectively the "Financial Statements"), contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading. In the case of FTNC, each of the balance sheets in or incorporated by reference into the Reports (including the related notes and schedules), and in the case of FTIM and HCMC, each of the balance sheets in their respective Financial Statements fairly presents the financial position of the entity or entities to which they relate as of its date and, in the case of FTNC and HCMC, each of the statements of income and retained earnings and of cash flow and changes in financial position or equivalent statements in or incorporated by reference into FTNC's Reports (including any related notes and schedules) and HCMC's Financial Statements, fairly presents the results of operations, retained earnings and cash flows and changes in financial position, as the case may be, of the entity or entities to which it relates for the periods set forth therein (subject, in the case of unaudited interim statements or reports, to normal year-end audit adjustments that are not material in amount or effect), and in the case of FTNC in accordance with generally accepted accounting principles applicable to bank holding companies consistently applied during the periods involved, except as may be noted therein. None of FTNC, FTIM nor HCMC has any material obligations or liabilities (contingent or otherwise) except as disclosed in the Reports as to FTNC and in the Financial Statements as to FTIM and HCMC, and in the case of FTNC, its consolidated allowance for loan and lease losses, as shown on its most recent balance sheet or statement of condition contained in its Reports was adequate, as of the date thereof, within the meaning of generally accepted accounting principles and safe and sound banking practices;

         (H) There has been no material adverse change in the financial condition of FTNC and its Significant Subsidiaries, taken as a whole, or of FTIM or HCMC, since December 31, 1992; nor is there any fact or condition particularly related to FTNC's business which is known to FTNC which it reasonably believes might have a Material Adverse Effect on FTNC, which has not been identified as such and set forth in this Agreement or in an Annex;

         (I) All material federal, state, local, and foreign tax returns required to be filed by or on behalf of FTIM or HCMC have been timely filed or requests for extensions have been timely filed and any such extension shall have been granted and not have expired, and all such returns filed are complete and accurate in all material respects. All taxes shown on returns filed by FTIM and HCMC have been paid in full or adequate provision has been made for any such taxes on its balance sheet (in accordance with generally accepted accounting principles). As of the date of this Agreement, there is no audit examination, deficiency, or refund litigation with respect to any taxes of FTIM or HCMC and neither is aware of any basis for the assertion of any claim for any tax deficiency for which adequate provision has not been made on its respective balance sheets that would result in a determination that would have a Material Adverse Effect. All taxes, interest, additions, and penalties due with respect to completed and settled examinations or concluded litigation relating to each of FTIM and HCMC have been paid in full or adequate provision has been made for any such taxes on its respective balance sheets (in accordance with generally accepted accounting principles). Neither has executed an extension or waiver of any statute of limitations on the assessment or collection of any material tax due that is currently in effect;

         (J) Except as set forth on ANNEX 3, (1) no material litigation, proceeding or controversy before any court or governmental agency is pending, and there is no pending claim, action or proceeding against FTIM or HCMC, which in the reasonable judgment of each of its Presidents is likely to have a Material Adverse Effect or to prevent consummation of the transactions contemplated hereby, and, to the best of each of its knowledge, no such litigation, proceeding, controversy, claim or action has been threatened or is contemplated, and (2) except as disclosed on either the FTIM Form ADV or the HCMC Form ADV, none of FTNC, FTIM or HCMC is subject to any cease and desist order, written agreement or memorandum of understanding with, or a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or is a recipient of any extraordinary supervisory letter from, or has adopted any board resolutions at the request of, any federal or state governmental authorities charged with the supervision or regulation of banks or bank holding companies or engaged in the insurance of bank deposits ("Bank Regulators") or any state or federal regulatory agency charged with the supervision of regulations of investment advisers ("Securities Regulators"), nor has any of them been advised by any Bank Regulator or Securities Regulator that it is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, directive, written agreement, memorandum of understanding, extraordinary supervisory letter, commitment letter, board resolutions or similar undertaking;

         (K) Except as disclosed in ANNEX 4 hereto in the case of FTIM, and ANNEX 5 hereto in the case of HCMC, and except for this Agreement and arrangements made in the ordinary course of business, neither FTIM nor HCMC is bound by any material contract (as defined in Item 601(b)(10)(i) and (ii) of Regulation S-K) to be performed after the date hereof that has not been disclosed;

         (L) All "employee benefit plans," as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974 ("ERISA"), that cover any of the employees of FTNC and its subsidiaries, on the one hand, and the employees of HCMC, on the other, comply in all material respects with all applicable requirements of ERISA, the Code and other applicable laws; neither FTNC and any of its subsidiaries nor HCMC has engaged in a "prohibited transaction" (as defined in Section 406 of ERISA or Section 4975 of the Code) with respect to any such plan which is likely to result in any material penalties or taxes under Section 502(i) of ERISA or Section 4975 of the Code; no material liability to the Pension Benefit Guaranty Corporation has been or is expected by them to be incurred with respect to any such plan which is subject to Title IV of ERISA ("Pension Plan"), or with respect to any "single-employer plan" (as defined in Section 4001(a)(15) of ERISA) currently or formerly maintained by them or any entity which is considered one employer with it under Section 4001 of ERISA or Section 414 of the Code; no

Pension Plan had an "accumulated funding deficiency" [as defined in Section 302 of ERISA (whether or not waived)] as of the last day of the end of the most recent plan year ending prior to the date hereof; the fair market value of the assets of each Pension Plan exceeds the present value of the "benefit liabilities" (as defined in Section 4001(a)(16) of ERISA) under such Pension Plan as of the end of the most recent plan year with respect to the respective Plan ending prior to the date hereof, calculated on the basis of the actuarial assumptions used in the most recent actuarial valuation for such Pension Plan as of the date hereof; no notice of a "reportable event" (as defined in Section 4043 of ERISA) for which the 30-day reporting requirement has not been waived has been required to be filed for any Pension Plan within the 12-month period ending on the date hereof; neither FTNC nor any of its subsidiaries, on the one hand, nor HCMC on the other, has provided, or is required to provide, security to any Pension Plan pursuant to Section 401(a)(29) of the Code; FTNC and its subsidiaries and HCMC have not contributed to a "multi-employer plan" as defined in Section 3(37) of ERISA, on or after September 26, 1980; and FTNC and its subsidiaries and HCMC do not have any obligations for retiree health and life benefits under any benefit plan, contract or arrangement except as set forth on ANNEX 6.

         (M) Each of FTIM and HCMC has good title to its properties and assets (other than property as to which it is lessee) except for such defects in title which would not, in the aggregate, have a Material Adverse Effect;

         (N) None of FTNC, FTIM or HCMC knows of any reason why the regulatory approvals referred to in Paragraphs (A)(2) and (A)(3) of Article V should not be obtained without the imposition of any condition of the type referred to in the proviso following such Paragraph (A)(2);

         (O) FTIM and HCMC have all permits, licenses, certificates of authority, orders, and approvals of, and have made all filings, applications, and registrations with, federal, state, local, and foreign governmental or regulatory bodies that are required in order to permit each of them to carry on its business as it is presently conducted; all such permits, licenses, certificates of authority, orders, and approvals are in full force and effect, and to the best knowledge of each of them no suspension or cancellation of any of them is threatened;

         (P) In the case of FTNC, the shares of capital stock to be issued pursuant to this Agreement, when issued in accordance with the terms of this Agreement, will be duly authorized, validly issued, fully paid and nonassessable and subject to no preemptive rights;

         (Q) Neither FTIM nor HCMC is a party to, or is bound by, any collective bargaining agreement, contract, or other agreement or understanding with a labor union or labor organization, nor is either of them the subject of a proceeding asserting that it or any such subsidiary has committed an unfair labor practice or seeking to compel it to bargain with any labor organization as to wages and conditions of employment, nor is there any strike or other labor dispute involving either of them pending or threatened;

         (R) Neither FTNC nor any of its subsidiaries or HCMC, nor any of their respective officers, directors or employees, has employed any broker or finder or incurred any liability for any financial advisory fees, brokerage fees, commissions, or finder's fees, and no broker or finder has acted directly or indirectly for any of them, in connection with this Agreement or the transactions contemplated hereby;

         (S) The information to be supplied by each of FTNC and HCMC for inclusion in (1) the Registration Statement on Form S-4 and/or such other form(s) as may be appropriate to be filed under the Securities Act of 1933, as amended (the "Securities Act"), with the SEC by FTNC for the purpose of, among other things, registering the FTNC Common Stock to be issued to the shareholders of HCMC in the Merger (the "Registration Statement"), or (2) the proxy statement to be distributed in connection with HCMC's meeting of its shareholders to vote upon this Agreement (as amended or supplemented from time to time, the "Proxy Statement," and together with the prospectus included in the Registration Statement, as amended or supplemented from time to time, the "Proxy Statement/Prospectus") will not at the time such Registration Statement becomes effective, and in the case of the

Proxy Statement/Prospectus at the time it is mailed and at the time of the meeting of shareholders contemplated under this Agreement, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading;

         (T)  In the case of HCMC:

         (1) Except for normal advances for business expenses incurred in the ordinary course of business, no officer, director, or stockholder of HCMC nor any affiliate of any of the foregoing parties has any loan or other obligation outstanding to or from HCMC or for which HCMC is or may be liable under guaranty or otherwise, or has any material interest in any firm, person or entity with which HCMC has entered into any contract or lease, or with which HCMC does business and which would influence that person in doing business with HCMC;

         (2) The accounts receivable of HCMC reflected in the Financial Statements, arose in the ordinary course of business and have been collected in full or are fully collectible or, if not fully collectible, have been written off or have had adequate reserves established therefor. Set forth on ANNEX 7 hereto is a list of all accounts receivable of HCMC which were billed as of June 30, 1993, showing the name and address of each debtor, the amount due on each account, any write-off or reserve against each account, and the period when the account became due. Such accounts receivable are likewise fully collectible, unless otherwise indicated. ANNEX 7 shall be supplemented at the closing to reflect accounts receivable as of the Effective Date;

         (3) Except as noted on ANNEX 8 hereto, HCMC has and will have good right to use its name in every state in which it now does business and has all franchises, permits, licenses, trademarks, tradenames, patents, patent applications, copyrights, trade secrets, computer software, formula, designs and inventions necessary to conduct its business as now operated without infringing on the rights of any other person. HCMC has not infringed or violated in any way any trademark, tradename, copyright, trade secret rights or contractual relationships of others, and has not received any notice, claim or protest respecting any such violations or infringement. HCMC has not given any indemnification to any person for any such violations or infringements;

         (4) Attached as ANNEX 9 is a list of all of HCMC's investment advisory clients with assets under management as of September 30, 1993, showing substantially the following information for each client and as of that date: the client's name, address, fees and assets under management (as defined in the related investment advisory agreement) and valued as of September 30, 1993. Each client listed on ANNEX 9 is being or will be as of the date thereof served by HCMC in accordance with the information in such Annex and no such client has indicated to HCMC, orally or in writing, any intent to terminate its investment advisory contract. Each of the investment advisory contracts to which HCMC is a party, a representative copy of which, together with HCMC's current fee schedule, is attached hereto as ANNEX 10 and is a legal, valid and binding obligation of the parties thereto enforceable in accordance with its terms. HCMC is not in breach, violation or default under any such agreement and all fees charged thereunder have been properly calculated in accordance with the terms thereof. HCMC has no arrangements or understandings relating to the rendering by HCMC of institutional investment advisory services to anyone which are not disclosed on ANNEX 9;

         (5) All contracts (other than investment advisory contracts) to which HCMC is a party or by which it is bound and which are material to its business and are not identified on any other Annex hereto, and all confidentiality agreements obtained by HCMC with respect to its business from parties other than FTNC are listed on ANNEX 11 hereto. HCMC is not obligated under any contract or agreement which materially and adversely affects its business, properties, prospects, assets or condition, financial or otherwise. HCMC has not given any power of attorney to any person or entity which is presently outstanding or in force for any purpose whatsoever;

         (6) HCMC has heretofore delivered to FTNC a list of all present employees of HCMC as of the date of this Agreement, a copy of which is attached as ANNEX 12. Also set forth on such list with respect to each such employee is the following information: (a) the aggregate amount paid as salary in fiscal year 1992; (b) the amount of salary currently being paid on an annualized basis; (c) the nature (e.g., cash bonus) and amount of all aggregate direct and indirect remuneration other than salary paid during fiscal year 1992; (d) the nature and amount of all aggregate direct remuneration proposed to be paid during fiscal year 1993; and (e) the terms and a copy of any employment agreement between HCMC and such employee;

         (7) There is no fact or condition particularly related to HCMC's business which is known to HCMC which it reasonably believes might adversely affect in a material fashion the business, property, condition (financial or otherwise), or results of operations or prospects of HCMC and which has not been identified as such and set forth in this Agreement or in an Annex;

         (8) HCMC's policies with respect to avoiding conflicts of interest are as set forth in its Form ADV, as amended, which has been delivered to FTNC. There have been no violations or allegations of violations of such policies which have occurred or been made;

         (9) Except as disclosed in HCMC's most current copy of its Form ADV, a copy of which has previously been furnished to FTNC, HCMC has not engaged in and is not now engaging in any act, conspiracy or course of conduct in violation of any applicable federal or state securities or other law which would result in a materially adverse change in its condition (financial or otherwise), results of operation, prospects, assets, liabilities or business, and has not received any notice, claim or protest that it is now or has heretofore been so engaged; and

         (10) All of the investment advisory business and assets of HCMC and its affiliates are, and at the Effective Time will be, owned by and conducted solely through HCMC and no property or asset used or necessary in connection with its business is owned by any officers, directors or employees of HCMC or its affiliates. As used in this Agreement, the term "affiliate" shall mean any person that, directly or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, the person specified.

         (U)  In the case of FTIM:

         (1) Except as set forth on ANNEX 13 and except for normal advances for business expenses incurred in the ordinary course of business, no officer, director, or stockholder of FTIM nor any affiliate of any of the foregoing has any loan or other obligation outstanding to or from FTIM or for which FTIM is or may be liable under guaranty or otherwise, or has any material interest in any firm, person or entity (other than FTNC or First Tennessee Bank National Association) with which FTIM has entered into any contract or lease, or with which FTIM does business and which would influence that person in doing business with FTIM;

         (2) The accounts receivable of FTIM reflected in the Financial Statements arose in the ordinary course of business and have been collected in full or are fully collectible or, if not fully collectible, have been written off or have had adequate reserves established therefor. Set forth on ANNEX 14 hereto is a list of all accounts receivable of the Memphis office of FTIM which were billed as of September 30, 1993, showing the name and address of each debtor, the amount due on each account, any write-off or reserve against each account, and the period when the account became due.
         Such accounts receivable are likewise fully collectible, unless otherwise indicated. ANNEX 14 shall be supplemented at the closing to reflect accounts receivable as of the Effective Date;

         (3) Except as noted on ANNEX 15 hereto, FTIM has and will have good right to use its name in every state in which it now does business and has all franchises, permits, licenses, trademarks, tradenames, patents, patent applications, copyrights, trade secrets, computer software, formula, designs and inventions necessary to conduct its business as now operated without infringing on the rights of any other person. FTIM has not infringed or violated in any way any trademark, tradename, copyright, trade secret rights or contractual relationships of others, and has not received any notice, claim or protest respecting any such violations or infringement. FTIM has not given any indemnification to any person for any such violations or infringements;

         (4) Attached as ANNEX 16 is a list of all of FTIM's investment advisory clients of the Memphis office with assets under management as of August 31, 1993, showing substantially the following information for each client and as of that date, the client's name, address, fees and assets under management (as defined in the related investment advisory agreement) and valued as of August 31, 1993. Each client listed on ANNEX 16 is being or will be as of the date thereof served by FTIM in accordance with the information in such Annex and no such client has indicated to FTIM, orally or in writing, any intent to terminate its investment advisory contract. Each of the investment advisory contracts to which FTIM is a party, a representative copy of which, together with FTIM's current fee schedule, is attached hereto as ANNEX 17 and is a legal, valid and binding obligation of the parties thereto enforceable in accordance with its terms. FTIM is not in breach, violation or default under any such agreement and all fees charged thereunder have been properly calculated in accordance with the terms thereof. FTIM has no arrangements or understandings relating to the rendering by FTIM of institutional investment advisory services to anyone which are not disclosed on ANNEX 16;

         (5) All contracts (other than investment advisory contracts) to which FTIM is a party or by which it is bound and which are material to its business and are not identified on any other Annex hereto, and all confidentiality agreements obtained by FTIM with respect to its business from parties other than HCMC are listed on ANNEX 18 hereto. FTIM is not obligated under any contract or agreement which materially and adversely affects its business, properties, prospects, assets or condition, financial or otherwise. Except as set forth on ANNEX 17, FTIM has not given any power of attorney to any person or entity which is presently outstanding or in force for any purpose whatsoever;

         (6) FTIM has heretofore delivered to HCMC a list of all present employees of the Memphis office of FTIM as of the date of this
         Agreement, a copy of which is attached as ANNEX 19.   Also set forth
         on such list with respect to each such employee is the following information: (a) the aggregate amount paid as salary in fiscal year 1992; (b) the amount of salary currently being paid on an annualized basis; (c) the nature (e.g., cash bonus) and amount of all aggregate direct and indirect remuneration other than salary paid during fiscal year 1992; (d) the nature and amount of all aggregate direct remuneration proposed to be paid during fiscal year 1993; and (e) the terms of any employment agreement between FTIM and such employee;

         (7) There is no fact or condition particularly related to FTIM's business which is known to FTIM which it reasonably believes might adversely affect in a material fashion the business, property, condition (financial or otherwise), or results of operations or prospects of FTIM and which has not been identified as such and set forth in this Agreement or in an Annex;

         (8) FTIM's policies with respect to avoiding conflicts of interest are as set forth in its Form ADV, as amended, its conflicts of interest and confidentiality policy and in its Code of Ethics, which have been delivered to HCMC. There have been no violations or allegations of violations of such policies which have occurred or been made;

         (9) FTIM has not engaged in and is not engaging in any act, conspiracy or course of conduct in violation of any applicable federal or state securities or other law which would result in a materially adverse change in its financial condition, results of operation, assets, liabilities or business, and has not received any notice, claim or protest that it is now or has heretofore been so engaged; and

         (10) All of the investment advisory business and assets of the Memphis office of FTIM are, or at the Effective Time will be, owned by and conducted solely through FTIM and no property or asset used or necessary in connection with its business is owned by any employees, officers or directors of FTIM.

         (V) The representations and warranties made by each of FTNC, FTIM and HCMC, respectively, in this Agreement and any statements by each of them, respectively, in the exhibits, schedules or Annexes hereto do not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make any such representation, warranty or statement made by each of them, in the light of the circumstances under which they were made, not misleading.

                                 IV.  COVENANTS

         Each of FTNC and, as applicable, FTIM hereby covenant to HCMC, and HCMC hereby covenants to each of FTNC and FTIM, that:

         (A) Each shall use its best efforts in good faith to take or cause to be taken all actions necessary or desirable under this Agreement on its part as promptly as practicable so as to permit the consummation of the transactions contemplated by this Agreement at the earliest possible date and cooperate fully with the other parties hereto to that end;

         (B) In the case of HCMC, it shall (1) take all steps necessary to duly call, give notice of, convene and hold a meeting of its shareholders for the purpose of approving this Agreement as soon as is reasonably practicable; (2) recommend to its shareholders that they approve this Agreement and use its best efforts to obtain such approval; (3) distribute to its shareholders the Proxy Statement/Prospectus in accordance with applicable federal and state law and with its certificates of incorporation or charter, as the case may be, and bylaws; (4) cooperate and consult with FTNC with respect to each of the foregoing matters;

         (C) In the case of HCMC, it will cooperate in the preparation and filing of the Proxy Statement/Prospectus and Registration Statement in order to consummate the transactions contemplated by this Agreement as soon as is reasonably practicable;

         (D) In the case of FTNC, it will advise HCMC, promptly after FTNC receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order or the suspension of the qualification of the shares of FTNC Common Stock issuable pursuant to this Agreement for offering or sale in any jurisdiction, of the initiation or threat of any proceeding for any such purpose or of any request by the SEC for the amendment or supplement of the Registration Statement or for additional information;

         (E) In the case of FTNC, it shall use its best efforts to obtain, prior to the effective date of the Registration Statement, all necessary state securities law or "Blue Sky" permits and approvals required to carry out the transactions contemplated by this Agreement;

         (F) In the case of FTNC, subject to its disclosure obligations required, in the opinion of its counsel, by law unless approved by the other parties hereto in advance, none of the parties will issue any press release or written statement for general circulation relating to the transactions contemplated hereby;

         (G) With respect to FTIM and HCMC, each shall promptly furnish the other with copies of written communications received by each or any of its Affiliates or Associates (as such terms are defined in Rule 12b-2 under the Securities Exchange Act as in effect on the date hereof), from, or delivered by any of the foregoing to, any governmental body or agency in connection with or material to the transactions contemplated hereby;

         (H) (1) With respect to FTIM and HCMC, upon reasonable notice, it shall afford the other party hereto, and its officers, employees, counsel, accountants and other authorized representatives (collectively, such party's "Representatives") access, during normal business hours, to all of its properties, books, contracts, tax returns, commitments and records; each shall enable the other party's Representatives to discuss its business affairs, condition (financial and otherwise), assets and liabilities with such third persons, including, without limitation, its directors, officers, employees, accountants, counsel and creditors, as the other party considers necessary or appropriate; and each shall furnish promptly to the other party hereto (a) a copy of each report, schedule and other document filed by it pursuant to the requirements of federal or state securities laws since December 31, 1991, and (b) all other information concerning its business, properties and personnel as the other party hereto may reasonably request, provided that no investigation pursuant to this Paragraph (H) shall affect or be deemed to modify any representation or warranty made by, or the conditions to the obligations to consummate this Agreement of, the other party hereto;
         (2) with respect to HCMC, it will, upon request, furnish FTNC with all information concerning it, its directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with the Proxy Statement/Prospectus, the Registration Statement or any other application made by or on behalf of FTNC or FTIM to any governmental body or agency in connection with or material to the Merger and the other transactions contemplated by this Agreement; (3) with respect to FTIM and HCMC, each shall furnish to the other, in advance, any statement or application made by or on behalf of the other to any governmental body or agency in connection with or material to the Merger and the other transactions contemplated by this Agreement; and (4) FTNC, FTIM and HCMC will not use any information obtained pursuant to this Paragraph (H) for any purpose unrelated to the consummation of the transactions contemplated by this Agreement and, if this Agreement is not consummated, each such party will hold all information and documents obtained pursuant to this Paragraph (H) in confidence unless and until such time as such information or documents otherwise become publicly available or as such party is advised by its respective counsel that any such information or document is required by law to be disclosed, and in the event of the termination of this Agreement, each party will deliver to the other party hereto all documents so obtained by such party (and any copies thereof) from the other;

         (I) As to HCMC and FTIM, each shall not solicit or encourage inquiries or proposals with respect to, or, furnish any information relating to or participate in any negotiations or discussions concerning, any acquisition or purchase of all or a material portion of its assets (whether owned by it directly or owned by any of its subsidiaries) or of a substantial equity interest in, it or any business combination with it other than as contemplated by this Agreement; and in the case of FTNC, it shall not solicit a business combination in which it is not as a practical matter the surviving corporation; and, in the case of HCMC, it shall notify FTNC and FTIM immediately and in the case of FTNC or FTIM, it shall notify HCMC immediately, if any such inquiries or proposals are received by, any such information is requested from, or any such negotiations or discussions are sought to be initiated regarding FTIM or HCMC; and it shall instruct its officers, directors, agents, advisors and affiliates to comply with the above;

         (J) Each shall notify the other parties hereto as promptly as practicable of (1) any material breach of any of its representations, warranties or agreements contained herein and (2) any change in its condition (financial or otherwise), properties, business, results of operations or prospects that could have a Material Adverse Effect;

         (K) Each shall cooperate and use its best efforts to promptly prepare and file all necessary documentation, to effect all necessary applications, notices, petitions, filings and other documents, and to obtain all necessary permits, consents, approvals and authorizations of all third parties and governmental bodies or agencies, including, in the case of FTNC, submission of applications for approval of this Agreement and the transactions contemplated hereby to the Board of Governors in accordance with the provisions of the Bank Holding Company Act of 1956, as amended (the "BHC Act"), and to such other regulatory agencies as required by law;

         (L) Each shall (1) permit the other to review in advance and, to the extent practicable, will consult with the other party on all characterizations of the information relating to the other party and any of its respective subsidiaries, which appear in any filing made with, or written materials submitted to, any third party or any governmental body or agency in connection with the transactions contemplated by this Agreement; and (2) consult with the other with respect to obtaining all necessary permits, consents, approvals and authorizations of all third parties and governmental bodies or agencies necessary or advisable to consummate the transactions contemplated by this Agreement and will keep the other party apprised of the status of matters relating to completion of the transactions contemplated herein;

         (M) In the event of any threatened or actual claim, action, suit, proceeding or investigation, whether civil or administrative, including, without limitation, any such claim, action, suit, proceeding or investigation in which any person who is now, or has been at any time prior to the date hereof, or who becomes prior to the Effective Time, a director, officer, employee, fiduciary or agent of FTIM or HCMC is, or is threatened to be, made a party based in whole or in part on, or arising in whole or in part out of, or pertaining to, this Agreement, or any of the transactions contemplated hereby or thereby, whether in any case asserted or arising before or after the Effective Time, the parties hereto agree to cooperate and use their best efforts to defend against and respond thereto;

         (N) In the case of HCMC, it will use its best efforts to cause the Merger to qualify for pooling-of-interests accounting treatment;

         (O) In the case of HCMC, it will use its best efforts to cause each person who is at the Effective Time or was, at the time of HCMC's shareholders' meeting referred to in Section (B) of this Article IV, an "affiliate" of HCMC (as that term is defined in Section (B)(5) of Article V hereof) to execute and deliver to FTNC written undertakings in the form satisfactory to FTNC and referenced in Article V, Section B(5) hereof, in order to cause the Merger to qualify for pooling-of-interest accounting treatment;

         (P) Following the execution and delivery of this Agreement and prior to the Effective Time (and thereafter as necessary), the parties hereto shall cooperate with one another to obtain the execution of a Client's Consent substantially in the form attached hereto as ANNEX 20, relating to the consent or acknowledgment of all of HCMC's clients listed on ANNEX 9 to the assignment of such contracts pursuant hereto. In connection with the obtaining of such Clients' Consents, the parties shall cooperate with one another to make full and complete disclosures of all facts material to the giving of such consents, including, without limitation, information necessary to satisfy the requirements of the "brochure rule" under the Investment Advisers Act of 1940, as amended;

         Not later than three (3) business days after approval of this Agreement by the Boards of Directors of FTNC and HCMC, HCMC shall undertake diligent efforts to notify all of its clients, shall undertake to send all of such clients Clients' Consents, and shall undertake to contact personally (by telephone or face-to-face) at least one of the "Managers," as hereafter defined, of each of such clients for the purpose of procuring the execution of the Clients' Consents. HCMC shall use its best efforts to procure such execution prior to the Effective Date. The term "Managers" as used herein shall mean persons who have or share the power to decide on behalf of such client whether to execute a Client's Consent, such as trustees of a trust, or appropriate officers or directors of a corporation. At least two (2) weeks prior to the Effective Time, HCMC shall contact personally (by telephone or face-to-face) a "Manager" (as defined above) of each such client which has not yet returned an executed Client's Consent to inquire as to such client's intentions. HCMC shall deliver to FTNC prior to the Effective Date copies of all executed Client's Consents and make available for inspection the originals of such Consents at or prior to the Effective Date;

         (Q) FTNC shall amend those of its employee benefit plans in which HCMC employees may become entitled to participate after the Effective Date of the Merger ("FTNC Plans") so that such employees shall receive vesting service credit from their respective dates of hire with HCMC; such employees shall be credited with benefit service only from the Effective Date of the Merger; and

         (R) HCMC shall freeze the Highland Capital Management Corp. Profit Sharing Plan ("HCMC Profit Sharing Plan") as of the Effective Date of the Merger and make no further contributions thereto; HCMC Profit Sharing Plan shall be maintained as a "frozen plan," with no further benefit accruing to participants, provided it may remain a qualified, tax-exempt profit sharing plan under Section 401(a) of the Code, in so doing, and does not require any change in FTNC Plans by such maintenance from and after the Effective Date of the Merger. No costs or liabilities associated with freezing, maintaining or ultimately terminating the HCMC employee benefit plans shall be borne by FTNC.

                         V.  CONDITIONS TO CONSUMMATION

         (A) The respective obligations of FTNC, FTIM and HCMC to effect the Merger shall be subject to the satisfaction prior to the Effective Time of the following conditions:

         (1) This Agreement and the transactions contemplated hereby shall have been approved by the Board of Directors or executive committee of FTNC, the requisite votes of the shareholders of HCMC and by FTNC as the sole shareholder of FTIM in accordance with applicable law;

         (2) The procurement by FTNC of approval of this Agreement and the transactions contemplated hereby by the Board of Governors, and the expiration of any statutory waiting periods;

         (3) Procurement of all regulatory consents and approvals (including, without limitation, any required consents or approvals from state securities authorities) which are necessary to the consummation of the transactions contemplated by this Agreement; provided, however, that no approval or consent in Paragraphs (A)(2) and (A)(3) of this Article V shall be deemed to have been received if it shall include any conditions or requirements which would reduce the benefits of the transactions contemplated hereby to such a degree that FTNC or HCMC would not have entered into this Agreement had such conditions or requirements been known at the date hereof;

         (4) The satisfaction of all other requirements prescribed by law which are necessary to the consummation of the transactions contemplated by this Agreement;

         (5) No party hereto shall be subject to any order, decree or injunction of a court or agency of competent jurisdiction which enjoins or prohibits the consummation of the Merger;

         (6) No statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any governmental authority which prohibits, restricts or makes illegal consummation of the Merger;

         (7) Heiskell, Donelson, Bearman, Adams, Williams and Caldwell shall have delivered its opinion dated as of the Effective Date, substantially to the effect that, on the basis of facts, representations and assumptions set forth in such opinion which are consistent with the state of facts existing at the Effective Time, the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code and that, accordingly: (i) no gain or loss will be recognized by FTNC, FTIM or HCMC as a result of the Merger, (ii) no gain or loss will be recognized by the shareholders of HCMC who exchange their shares of HCMC Common Stock solely for shares of FTNC Common Stock pursuant to the Merger (except with respect to cash received in lieu of a fractional share interest in FTNC Common Stock); (iii) the tax basis of the shares of FTNC Common Stock received by shareholders who exchange all of their shares of HCMC Common Stock solely for shares of FTNC Common Stock in the Merger will be the same as the tax basis of the shares of HCMC Common Stock surrendered in exchange therefor (reduced by any amount allocable to a fractional share interest for which cash is received); and (iv) the holding period of the shares of FTNC Common Stock received in the Merger will include the period during which the shares of HCMC Common Stock surrendered in exchange therefor were held, provided such shares of HCMC Common Stock were held as capital assets at the Effective Time. In rendering such opinion, counsel may require and rely upon representations contained in certificates of officers of HCMC, FTNC, FTIM and others; and

         (8) Necessary amendments to FTIM's and HCMC's respective Form ADV under the Investment Advisers Act of 1940, and any initial registrations of FTIM as an investment adviser under applicable state investment advisory statutes shall have been effected and declared effective by all applicable state securities regulatory bodies; and

         (9) The Registration Statement shall have become effective and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the Securities and Exchange Commission.

         (B) The obligation of FTNC to effect the Merger shall be subject to the satisfaction prior to the Effective Time of the following additional conditions:

         (1) FTNC and its directors and officers who sign the Registration Statement shall have received from HCMC's independent certified public accountants "cold comfort" letters, dated (i) the date of the mailing of the Proxy Statement/Prospectus to HCMC's shareholders and (ii) shortly prior to the Effective Date, with respect to certain financial information regarding HCMC in the form customarily issued by such accountants at such time in transactions of this type;

         (2) FTNC shall have received an opinion, dated the Effective Date, of Burch, Porter & Johnson in the form and to the effect customarily received in transactions of this type;

         (3) Each of the representations, warranties and covenants contained herein of HCMC shall, in all material respects, be true on, or complied with by, the Effective Date as if made on such Date (or on the date when made in the case of any representation or warranty which specifically relates to an earlier date) and FTNC shall have received a certificate signed by the President and the Treasurer of HCMC, dated the Effective Date, to such effect;

         (4) FTNC shall have received a letter dated as of the Effective Date from its independent certified public accountants to the effect that the Merger will qualify for pooling-of-interests accounting treatment if closed and consummated in accordance with this Agreement;

         (5) No litigation or proceeding is pending which (i) has been brought against HCMC by any governmental agency seeking to prevent consummation of the transactions contemplated hereby or (ii) in the reasonable judgement of the President of HCMC is likely to have a Material Adverse Effect on HCMC;

         (6) Each director, executive officer and other person who is an "affiliate" (for purposes of Rule 145 under the Securities Act and for purposes of qualifying for "pooling-of-interests" treatment as described below) of HCMC shall have delivered to FTNC a written agreement satisfactory to FTNC providing, among other matters, that such person will not sell, pledge, transfer or otherwise dispose of any shares of HCMC Common Stock held by such "affiliate" or the shares of FTNC Common Stock to be received by such "affiliate" in the Merger
         (1) in the case of shares of FTNC Common Stock only, except in compliance with the applicable provisions of the Securities Act and the rules and regulations thereunder, and (2) during the periods during which any such sale, pledge, transfer or other disposition would, under generally accepted accounting principles or the rules, regulations or interpretations of the SEC, disqualify the Merger for pooling-of-interests accounting treatment. The parties understand that such periods in general encompass the period commencing thirty
         (30) days prior to the Merger and ending at the time of the publication of financial results covering at least thirty (30) days of combined operations of FTNC and HCMC within the meaning of Section 201-01 of the SEC's Codification of Financial Reporting Policies;

         (7) Each of the employment and other agreements contemplated to be in effect as of the Effective Date and identified in ANNEX 21 hereto shall have been executed and in full force and effect and the uncollected accounts receivable by FTIM as of the Effective Date shall have been distributed to or for the benefit of FTNC;

         (8) HCMC shall have complied with the notification procedures set forth in Section IV.(P) above and shall have obtained executed Clients' Consents in the form of ANNEX 20 hereto signed by clients who are listed on ANNEX 9. On the Effective Date, HCMC shall deliver a certificate as to the matters set forth in the foregoing sentence. Such certificate shall also certify that no clients or entities who have executed Clients' Consents have revoked such consents or disclosed to HCMC an intention to do so or to terminate their investment advisory relationship with the Surviving Corporation or materially to reduce their assets under management by the Surviving Corporation.

         (C) The obligation of HCMC to effect the Merger shall be subject to the satisfaction prior to the Effective Time of the following additional conditions:

         (1) HCMC shall have received from FTNC's independent certified public accountants "cold comfort" letters, dated (i) the date of the mailing of the Proxy Statement/Prospectus to HCMC's shareholders, and (ii) shortly prior to the Effective Date, with respect to certain financial information regarding FTNC in the form customarily issued by such accountants at such time in transactions of this type;

         (2) HCMC shall have received an opinion, dated the Effective Date, of Heiskell, Donelson, Bearman, Adams, Williams & Caldwell in the form and to the effect customarily received in transactions of this type;

         (3) Each of the representations, warranties and covenants contained herein of FTNC and FTIM shall, in all material respects, be true on, or complied with by, the Effective Date as if made on such date (or on the date when made in the case of any representation or warranty which specifically relates to an earlier date) and HCMC shall have received certificates signed by the President and the Chief Financial Officer of FTNC, and by the President of FTIM dated the Effective Date, to such effect;

         (4) No litigation or proceeding is pending which (i) has been brought against FTNC or any of its subsidiaries, or FTIM, by any governmental agency, seeking to prevent consummation of the transactions contemplated hereby or (ii) in the reasonable judgment of the President of FTNC or the President of FTIM is likely to have a Material Adverse Effect on FTNC or FTIM, as applicable; and

         (5) Each of the employment and other agreements contemplated to be in effect as of the Effective Date and identified in ANNEX 20 shall have been executed and in full force and effect.

                                VI.  TERMINATION

         This Agreement may be terminated prior to the Effective Date, either before or after its approval by the stockholders of HCMC:

         (A) By the mutual consent of FTNC, FTIM and HCMC, if the Board of Directors of each (or in the case of FTNC, its Executive Committee) so determines by vote of a majority of the members of its entire Board;

         (B) By FTNC and FTIM or HCMC, if Boards of Directors (or in the case of FTNC, its executive committee) so determines by vote of a majority of the members of its entire Board, in the event of a material breach by the other party hereto of any representation, warranty or agreement contained herein which is not cured or not curable within sixty (60) days after written notice of such breach is given to the party committing such breach by the other party hereto;

         (C) By FTNC and FTIM or HCMC, if the Boards of Directors (or in the case of FTNC, its Executive Committee) so determines by vote of a majority of the members of its entire Board, in the event that the Merger is not consummated by six (6) months from date of Agreement unless the failure to so consummate by such time is due to the breach of this Agreement by the party seeking to terminate;

         (D) By FTNC and FTIM , if the Boards of Directors (or in the case of FTNC, its Executive Committee) so determines, if the FTNC Common Stock Average Price is less than $37.00 by written notice to the other party delivered within three (3) days after the last day of the Calculation Period; or

         (E) By HCMC, if its Board of Directors so determines, if the FTNC Common Stock Average Price is greater than $43.00 by written notice to FTIM and FTNC delivered within three (3) days after the last day of the Calculation Record; provided, however, that if HCMC delivers such notice, FTNC and FTIM shall have the option, exercisable by written notice to HCMC delivered within two (2) days after receipt of the written notice from HCMC, to require HCMC to consummate the Merger as set forth herein based upon an assumed FTNC Common Stock Average Price of $43.00, regardless of what such Average Price may actually be.

         In the event of the termination of this Agreement by either FTNC and FTIM or HCMC, as provided above, this Agreement shall thereafter become void and there shall be no liability on the part of any party hereto or their respective officers or directors, except that any such termination shall be without prejudice to the rights of any party hereto arising out of the willful breach by any other party of any covenant or willful misrepresentation contained in this Agreement.

                    VII.  EFFECTIVE DATE AND EFFECTIVE TIME

         On the fifteenth business day of the month following the month during which the expiration of all applicable waiting periods in connection with governmental approvals occurs and all conditions to the consummation of this Agreement are satisfied or waived, or on such earlier or later date as may be agreed by the parties, a certificate of merger shall be executed in accordance with all appropriate legal requirements and shall be filed as required by law, and the Merger provided for herein shall become effective upon such filing or on such date as may be specified in such certificate of merger. The date of such filing or such later effective date is herein called the "Effective Date." The "Effective Time" of the Merger shall be 4:01 P.M. in the State of Tennessee on the Effective Date (or such other time on the Effective Date as may be agreed by the parties).

                              VIII.  OTHER MATTERS

         (A) CERTAIN DEFINITIONS. As used in this Agreement, the following terms shall have the meanings indicated:

         (1) "Material Adverse Effect," with respect to a person, means any condition, event, change or occurrence that, individually or collectively, is reasonably likely to have a material adverse effect upon (x) the condition, financial or otherwise, properties, business, results of operations or prospects of such person and its subsidiaries, taken as a whole, or (y) the ability of such person to perform its obligations under, and to consummate the transactions contemplated by, this Agreement.

         (2) "Person" includes an individual, corporation, partnership, association, trust or unincorporated organization.

         (B) SURVIVAL. The agreements and covenants of the parties which by their terms apply in whole or in part after the Effective Time shall survive the Effective Date. All other representations, warranties, agreements and covenants shall be deemed to be conditions of this Agreement and shall not survive the Effective Date. If this Agreement shall be terminated, the agreements of the parties in Paragraph (H)(4) of Article IV, in the last unlettered paragraph of Article VI and Paragraphs (F) and (G) of this Article shall survive such termination.

         (C) AMENDMENT; MODIFICATION; WAIVER. Prior to the Effective Date, any provision of this Agreement may be (i) waived by the party benefitted by the provision or by the parties or (ii) amended or modified at any time (including the structure of the transaction) by an agreement in writing between the parties hereto approved by their respective Boards of Directors (to the extent allowed by law), except that, after the vote by the shareholders of HCMC, Paragraph (B) of Article I shall not be amended or revised.

         (D) COUNTERPARTS. This Agreement may be executed in counterparts each of which shall be deemed to constitute an original, but all of which together shall constitute one and the same instrument.

         (E) GOVERNING LAW. This Agreement shall be governed by, and interpreted in accordance with, the laws of the State of Tennessee.

         (F) EXPENSES. Each party hereto will bear all expenses incurred by it in connection with this Agreement and the transactions contemplated hereby.

         (G) DISCLOSURE. Each of the parties and its respective agents, attorneys and accountants will maintain the confidentiality of all information provided in connection herewith which has not been publicly disclosed unless it is advised by its respective counsel that any such information is required by law to be disclosed.

         (H) NOTICES. All notices, requests, acknowledgments and other communications hereunder to a party shall be in writing and shall be deemed to have been duly given when delivered by hand, telecopy, telegram, overnight delivery service or facsimile copy (confirmed in writing) to such party at its address set forth below or such other address as such party may specify by notice to the other party hereto:

         IF TO HCMC, TO:       Highland Capital Management Corp.
                                                6077 Primacy Parkway
                                                Memphis, Tennessee 38119
                                                ATTN:  James M. Weir

         With Copies to:        Burch, Porter & Johnson
                                                650 Morgan Keegan Tower
                                                50 N. Front Street
                                                Memphis, Tennessee  38103
                                                ATTN:  Warner B. Rodda, Esq.

         IF TO FTNC, TO:        FIRST TENNESSEE NATIONAL CORPORATION
                                                4385 Poplar Avenue
                                                Memphis, Tennessee 38117
                                                ATTN: E. Kelton Morris

         With Copies to:       HEISKELL, DONELSON, BEARMAN,
                                                ADAMS, WILLIAMS & CALDWELL
                                                165 Madison Avenue, 20th Floor
                                                Memphis, Tennessee 38103
                                                ATTN: Charles T. Tuggle, Jr.

                                                FIRST TENNESSEE NATIONAL
                                                 CORPORATION
                                                165 Madison Avenue
                                                Memphis, Tennessee 38103
                                                ATTN: Clyde A. Billings, Jr.

         (I) NO THIRD PARTY BENEFICIARIES. All terms and provisions of this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. Except as expressly provided for herein, nothing in this Agreement is intended to confer upon any other person any rights or remedies of any nature whatsoever under or by reason of this Agreement.

         (J) ENTIRE AGREEMENT. This Agreement, together with the Annexes hereto, represents the entire understanding of the parties hereto with reference to the transactions contemplated hereby and supersedes any and all other oral or written agreements heretofore made.

         (K) ASSIGNMENT. This Agreement may not be assigned by any party hereto without the written consent of the other parties.

         IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed in counterparts by their duly authorized officers as of the day and year first above written.


                                     FIRST TENNESSEE NATIONAL CORPORATION


                                     By:  /s/ Lenore Creson
                                     Title:  Secretary
                                                                       FTNC

                                     FIRST TENNESSEE INVESTMENT
                                     MANAGEMENT, INC.


                                     By:  /s/ William J. Pruett
                                     Title:  President
                                                                       FTIM

                                     HIGHLAND CAPITAL MANAGEMENT
                                     CORP.


                                     By:  /s/ James M. Weir
                                     Title:  Treasurer
                                                                       HCMC

                                                              APPENDIX B

                       Delaware General Corporation Law


                                 SECTION 262
                                 -----------

- -- Chapter 61, Laws of 1993:

Sec. 262.  Appraisal rights.

        (a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making or a demand pursuant to the provisions of subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with the provisions of subsection (d) of this Section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to Sec. 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of his shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation.

        (b) Appraisal rights shall be available for the shares of any class or series of stock or a constituent corporation in a merger or consolidation to be effected pursuant to Sec. 251, 252, 254, 257, 258, [or] 263, or 264 of this title:

        (1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock which, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 stockholders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of Sec. 251 of this title.

- -------------------------------------------------------------------------------

        (2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to Sec. 251, 252, 254, 257, [and] 258, 263, and 264 of this title to accept for such stock anything except:

        (a) Shares of stock of any other corporation surviving or resulting from such merger or consolidation;

        (b) Shares of stock of any other corporation which at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 stockholders;

        (c) Cash in lieu of fractional shares of the corporations described in the foregoing subparagraphs a. and b. of this paragraph; or

        (d) Any combination of the shares of stock and cash in lieu of fractional shares described in the foregoing subparagraphs a., b. and c. of this paragraph.

        (3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under Sec. 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidary Delaware corporation.

        (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

        (d) Appraisal rights shall be perfected as follows:

        (1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsections (b) or (c)

- ----------------------------------------------------------------------------

hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of his shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of his shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of his shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

        (2) If the merger or consolidation was approved pursuant to Sec. 228 or 253 of this title, the surviving or resulting corporation, either before the effective date of the merger or consolidation or within 10 days thereafter, shall notify each of the stockholders entitled to appraisal rights of the effective date of the merger or consolidation and that appraisal rights are available for any or all of the shares of the constituent corporation, and shall include in such notice a copy of this section. The notice shall be sent by certified or registered mail, return receipt requested, addressed to the stockholder at his address as it appears on the records of the corporation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of the notice, demand in writing from the surviving or resulting corporation the appraisal of his shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of his shares.

        (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder

- -------------------------------------------------------------------------------

shall have the right to withdraw his demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after his written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection
(d) hereof, whichever is later.

        (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the

- -----------------------------------------------------------------------------

Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

        (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted his certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that he is not entitled to appraisal rights under this section.

        (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced, as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

        (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in

- ----------------------------------------------------------------------------

connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

        (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded his appraisal rights as provided in subsection
(d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of his demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

        (l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.  Indemnification of Directors and Officers

         Tennessee Code Annotated Sections 48-18-501 through 48-18-509 authorize a corporation to provide for the indemnification of officers, directors, employees and agents in terms sufficiently broad to permit indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act of 1933, as amended. FTNC has adopted the provisions of the Tennessee statute pursuant to Article XXVIII of its Bylaws. Also, FTNC has a "Directors' and Officers' Liability Insurance Policy" which provides coverage sufficiently broad to permit indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act of 1933, as amended.

         Tennessee Code Annotated, Section 48-12-102, permits the inclusion in the charter of a Tennessee corporation of a provision, with certain exceptions, eliminating the personal monetary liability of directors to the corporation or its shareholders for breach of the duty of care. FTNC has adopted the provisions of the statute in Article 13 of its charter.

         The shareholders of FTNC have approved an amendment to Article XXVIII of the Bylaws pursuant to which FTNC is required to indemnify each director and any officers designated by the FTNC Board, and advance expenses, to the maximum extent not prohibited by law. In accordance with the foregoing, the FTNC Board is authorized to enter into individual indemnity agreements with the directors and such officers. Such indemnity agreements have been approved for all of the directors and certain officers.

Item 21.  Exhibits and Financial Statement Schedules

(a) Exhibits
    Number                                                   Description
    ------                                                   -----------
    2            Agreement and Plan of Merger (included as Appendix "A" to the Proxy Statement-Prospectus)

    3(a)         Restated Charter of FTNC, as amended, incorporated by reference to Exhibit 3(a) to FTNC's Annual Report on Form 10-
                 K for the fiscal year ended December 31, 1991

    3(b)         Bylaws of FTNC, as amended, incorporated by reference to Exhibit 3(ii) to FTNC's registration statement on Form S-4
                 (No. 33-66058), filed December 9, 1993

    4(a)         Form of Common Stock Certificate, incorporated by reference to Exhibit 3(B) to FTNC's registration statement on
                 Form S-4 (No. 33-51223), filed November 30, 1993

    4(b)         Shareholder Protection Rights Agreement, dated as of September 7, 1989, between FTNC and FTB as Rights Agent, incorporated by reference to FTNC's Registration Statement on Form 8-A, filed September 8, 1989

    4(c)         Indenture, dated as of June 1, 1987, between FTNC and Security Pacific National Trust Company (New York), Trustee
                 incorporated by reference to FTNC's Annual Report on Form 10-K for the fiscal year ended December 31, 1991

    4(d)         FTNC and certain of its consolidated subsidiaries have outstanding certain long-term debt.  See Note 13 on Page 34 of FTNC's 1992 Annual Report to Shareholders.  None of such debt exceeds 10% of the total assets of FTNC and its consolidated subsidiaries.  Thus, copies of constituent instruments defining the rights of holders of such debt are not required to be included as exhibits.  FTNC agrees to furnish copies of such instruments to the SEC upon request.

    5            Opinion Regarding Legality

    8            Opinion Regarding Tax Matters

Exhibit
Number                                                       Description
- ------                                                       -----------
   23(a)         Consent of Arthur Andersen & Co.

   23(b)         Consent of Baylor and Backus

   23(c)         Consent of Ernst & Young

   23(d)         Consent of Cannon & Company

   23(e)         Consent of Clyde A. Billings, Jr. included in Exhibit 5

   23(f)         Consent of Heiskell, Donelson, Bearman, Adams, Williams &
                 Caldwell included in Exhibit 8

   24            Powers of Attorney

   28            Form of Proxy for Shareholders of HCMC

(b)      Financial Statement Schedules--Not applicable

(c)      Not Applicable

Item 22.  Undertakings

         (a) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant for expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

         (b)  The undersigned Registrant hereby undertakes:

         (1) to file, during any period in which offers or sales of the securities are being made, a post-effective amendment to this Registration
Statement:

         (i) to include any Prospectus required by Section 10(a)(3) of the Securities Act of 1933;

         (ii) to reflect any facts or events arising after the effective date (or most recent post-effective amendment) which, individually, or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

         (iii) to include any material information with respect to the plan of distribution not previously disclosed or any material change to such information set forth in the Registration Statement.

         Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3, Form S-8, and the information required [or] to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

         (2) that, for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (c) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be the initial bona fide offering thereof.

         (d) The undersigned Registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this Registration Statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

         (e) The Registrant undertakes that every prospectus (i) that is filed pursuant to paragraph (d) immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the Registration Statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (f) The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the Proxy Statement-Prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request.

         (g) The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

                            SIGNATURES

Pursuant to the requirement of the Securities Act of 1933, the Registrant has duly caused its Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Memphis, State of Tennessee, on January 18, 1994.

                            FIRST TENNESSEE NATIONAL CORPORATION

                            By:/s/ Susan Schmidt Bies
                               ------------------------------------------------
                               Susan Schmidt Bies, Executive Vice President and
                                    Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

     SIGNATURE                                       TITLE                                                         DATE
     ---------                                       -----                                                         ----
              *                                      Chairman of the Board and                                January 18, 1994
- ----------------------------------                    Chief Executive Officer (principal
Ronald Terry                                          executive officer)


/s/ Susan Schmidt Bies                               Executive Vice President and                             January 18, 1994
- ----------------------------------                    Chief Financial Officer (principal
Susan Schmidt Bies                                    financial officer)


              *                                      Senior Vice President and                                January 18, 1994
- ----------------------------------                    Controller (principal
James F. Keen                                         accounting officer)


                                                     Director                                                 January __, 1994
- ----------------------------------
Jack A. Belz

                                                     Director                                                 January __, 1994
- ----------------------------------
Robert C. Blattberg

              *                                      Director                                                 January 18, 1994
- ----------------------------------
John Hull Dobbs

              *                                      Director                                                 January 18, 1994
- ----------------------------------
Ralph Horn

              *                                      Director                                                 January 18, 1994
- ----------------------------------
J. R. Hyde, III

              *                                      Director                                                 January 18, 1994
- ----------------------------------
Joseph Orgill, III

              *                                      Director                                                 January 18, 1994
- ----------------------------------
Cameron E. Perry

              *                                      Director                                                 January 18, 1994
- ----------------------------------
Richard E. Ray

                                                     Director                                                 January __, 1994
- ----------------------------------
Vicki D. Roman

              *                                      Director                                                 January 18, 1994
- ----------------------------------
Michael D. Rose

              *                                      Director                                                 January 18, 1994
- ----------------------------------
William B. Sansom

                                                     Director                                                 January __, 1994
- ----------------------------------
Gordon P. Street

              *                                      Director                                                 January 18, 1994
- ----------------------------------
Ronald Terry

              *                                      Director                                                 January 18, 1994
- ----------------------------------
Norfleet R. Turner


By:   /s/ Clyde A. Billings, Jr.                                                                              January 18, 1994
     -----------------------------------
     Clyde A. Billings, Jr.
     *As Attorney-in-Fact

           [The Power of Attorney is included herein as Exhibit 24.]